Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171331

PROSPECTUS

AMERICAN PETROLEUM TANKERS PARENT LLC

AP TANKERS CO.

$285,000,000

OFFER TO EXCHANGE

$285,000,000 in Aggregate Principal Amount of 10 1/4% First Priority Senior Secured Notes due 2015, Series B

for all outstanding

$285,000,000 in Aggregate Principal Amount of 10 1/4% First Priority Senior Secured Notes due 2015, Series A

The exchange offer will expire at 12:00 midnight, New York City time,

on May 11, 2011, which is 20 business days after the commencement of the exchange offer, unless extended.

The Offering:

Offered securities: the securities offered by this prospectus are 10 1/4% First Priority Senior Secured Notes due 2015, Series B (the “New Notes”), which are being issued in exchange for 10 1/4% First Priority Senior Secured Notes due 2015, Series A (the “Original Notes” and, together with the New Notes, the “Notes”), sold by us in our private placement that we consummated on May 17, 2010. The New Notes are substantially identical to the Original Notes and are governed by the same indenture governing the Original Notes.

Expiration of offering: the exchange offer expires at 12:00 midnight, New York City time, on May 11, 2011, which is 20 business days after the commencement of the exchange offer, unless extended.

We will exchange all Original Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

We will not receive any proceeds from the exchange.

Each broker-dealer that receives New Notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. If the broker-dealer acquired the Original Notes as a result of market making or other trading activities, such broker-dealer must use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the New Notes. A broker-dealer that acquired Original Notes directly from us cannot exchange the Original Notes in the exchange offer.

The New Notes:

Maturity: The New Notes will mature on May 1, 2015.

Interest Payment Dates: Interest payment dates for the New Notes are May 1 and November 1, beginning on May 1, 2011.

See “Risk Factors,” beginning on page 11, for a discussion of some factors that should be considered by holders in connection with a decision to tender Original Notes in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2011.

i

PROSPECTUS SUMMARY

The following summary contains basic information about us and the exchange offer. It likely does not contain all the information that is important to you. You should carefully read and review the entire prospectus. You should read the information set forth under “Risk Factors” beginning on page 11 for more information about important factors that you should carefully consider before exchanging Original Notes for New Notes. References in this prospectus to “American Petroleum Tankers,” “APT,” “we,” “our,” “us,” and the “Company” refer to American Petroleum Tankers Holding LLC and its subsidiaries collectively, unless otherwise indicated by the context.

Our Company

We are a U.S. based provider of Jones Act marine transportation services for refined petroleum products in the U.S. domestic “coastwise” trade. Our fleet consists of five new, double-hulled product tankers. Our fleet of five vessels has a total capacity of approximately 245,000 deadweight tons (“dwt”) and an average age of approximately one year. The Merchant Marine Act of 1920 (commonly referred to as the “Jones Act”) restricts marine cargo transportation between points in the United States only to vessels documented under the U.S. flag, built in the United States, at least 75% owned by U.S. citizens (or owned by other entities meeting U.S. citizenship requirements to own vessels operating in the U.S. coastwise trade) and manned by U.S. crews.

Our customers are BP West Coast Products LLC (“BP”), an affiliate of Chevron Corporation (“Chevron”), an affiliate of Marathon Oil Corporation (“Marathon”) and the Military Sealift Command department of the U.S. Navy (“MSC”). Three of our vessels are on time charters that range from up to three years under an evergreen type arrangement (which may be terminated at any time upon 90 days notice) to seven years. Our other two vessels are contracted to MSC for one year with four approximately one-year renewal options. While MSC awarded us the contract based on a five-year analysis, MSC is only permitted to commit to annual contracts due to budgetary restrictions. However, as a result of our customization of these vessels to meet MSC’s requirements, as well as economic benefits for continued renewals, we believe it is likely that MSC will exercise its renewal options, although there can be no assurance that they will do so. In addition, the four T-5 tankers that our vessels will in part replace have been in continuous MSC service since their delivery as new buildings in the mid-1980s, despite MSC’s requirement for periodic renewals of time charters and / or operating agreements, as applicable.

Operationally, we retain all strategic and commercial management of our vessels, while the technical management of the vessels is outsourced to certain affiliates of Crowley Maritime Corporation (collectively, “Crowley” or our “Manager”). Crowley’s technical management services include crewing, maintenance and repair, purchasing, insurance and claims administration, and security as well as accounting and reporting services. Founded in 1892, Crowley is one of the oldest maritime transportation companies in the U.S., employing approximately 4,800 employees across 80 office locations. We benefit from Crowley’s operational expertise, purchasing power and relationships with vendors, suppliers and major labor organizations which are key to providing skilled and experienced crews.

Our Competitive Strengths

We believe we are well-positioned in the Jones Act tanker market because of the following competitive strengths:

•	Young fleet;

•	Stable revenues and cash flows;

•	Quality technical management;

•	Strong credit position; and

•	Financial sponsor support.

Our Business Strategy

Our primary business objective is to increase our cash flow by executing the following strategies:

•	Operate our fleet safely and efficiently;

•	Maintain quality assets;

•	Contract a majority of our vessels on medium to long-term charters with credit worthy customers; and

•	Maintain relationships with charter counterparties.

Organizational Chart

The following chart shows our organizational structure as of the date of this prospectus. All entities are wholly-owned subsidiaries of the entity immediately above such entity and all of the subsidiaries of American Petroleum Tankers Parent LLC (“APT Parent”) shown below are guarantors (the “Subsidiary Guarantors”) of the New Notes as well as American Petroleum Tankers Holding LLC (“Holding”, together with the Subsidiary Guarantors, the “Guarantors”), which is the parent company of APT Parent.

Our Equity Sponsors

We are controlled by affiliates of The Blackstone Group L.P. (“Blackstone”), which own 75% of our equity interests in the aggregate. As of December 31, 2010, Blackstone, through its different investment businesses, had total assets under management of approximately $128.1 billion. In June 2007, Blackstone conducted an initial public offering of common units representing limited partner interests in Blackstone, which are listed on the New York Stock Exchange under the symbol “BX.”

Affiliates of Cerberus Capital Management, L.P. (“Cerberus”) own 25% of our equity interests in the aggregate. Established in 1992, Cerberus, along with its affiliates, is one of the world’s leading private investment firms. Cerberus currently holds controlling or significant minority investments in companies around the world. Cerberus invests in divestitures, turnarounds, recapitalizations, financial restructurings, public-to-privates and management buyouts in a variety of sectors.

Principal Executive Offices

Our principal executive offices are located at 345 Park Avenue, 29th Floor, New York, New York 10154, c/o The Blackstone Group L.P., and our telephone number is (215) 435-9569.

The Exchange Offer

Exchange and Registration Rights	In a registration rights agreement dated May 17, 2010 (the “Registration Rights Agreement”), the holders of our Original Notes were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Original Notes that you hold for our registered New Notes with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange rights with respect to your Original Notes.

Expiration Date	12:00 midnight, New York City time, on May 11, 2011, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer.

Interest on the New Notes	The New Notes will bear interest from November 1, 2010. Holders of Original Notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Original Notes accrued to the date of issuance of the New Notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions, which we may waive. All conditions to which the exchange offer is subject must be satisfied or waived on or before the expiration of this offer.

Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:

•	Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

•	Arrange for the Depository Trust Company (“DTC”) to transmit required information in accordance with DTC’s procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent. Original Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

Special Procedures for Beneficial Holders	If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw your tender of Original Notes at any time on or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.

Failure to Exchange will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your Original Notes, you will not have further exchange rights and you will continue to be restricted from transferring your Original Notes. Accordingly, the liquidity of the Original Notes will be adversely affected.

Federal Tax Considerations	We believe that the exchange of the Original Notes for New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder’s holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York Mellon Trust Company N.A., trustee under the indenture under which the New Notes will be issued, is serving as exchange agent.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Summary Terms of New Notes

The summary below describes the principal terms of the New Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the New Notes” for a more detailed description of the terms and conditions of the New Notes.

Issuers	APT Parent, a Delaware limited liability company, and AP Tankers Co., a Delaware corporation (“Co-Issuer” and together with APT Parent, the “Co-Issuers”). Co-Issuer is a wholly-owned subsidiary of APT Parent that conducts no business operations.

Securities Offered	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:

•	the New Notes will bear a different CUSIP number from the Original Notes;

•	the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the New Notes.

The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single class with Original Notes.

Maturity	The New Notes will mature on May 1, 2015.

Interest	The New Notes will bear cash interest at the rate of 10 1/4% per annum (calculated using a 360 day year consisting of 12 months of 30 days). Interest payment dates are May 1 and November 1, beginning on May 1, 2011.

Guarantees	All payments on the New Notes, including principal and interest, will be jointly and severally guaranteed on a senior secured basis by the Guarantors.

Collateral

The New Notes and the guarantees are secured by a first-priority lien on substantially all of our and the Guarantors’ assets, whether now owned or hereafter acquired (collectively, the “Collateral”), subject to certain exceptions and permitted liens. See “Description of the New

Notes—Security.” In the future, we may enter into a priority revolving credit facility, together with an intercreditor agreement whereby, in the event of a foreclosure on the Collateral or insolvency proceedings, the holders of the New Notes will receive proceeds from the Collateral only after the lenders under certain credit facilities have been repaid. In addition, the same Collateral secures our obligations under our second lien credit agreement with Blackstone Corporate Debt Administration L.L.C., as administrative agent, and The Bank of New York Mellon, as security agent (the “Sponsor Facility”) ($362.0 million outstanding as of December 31, 2010), which is subject to an intercreditor agreement. While the New Notes will initially be secured by the pledge of the Co-Issuers’ capital stock and membership interests and membership interests of the Subsidiary Guarantors, these pledges may be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required in connection with the filing of a registration statement related to the New Notes (so long as the Sponsor Facility and any other permitted additional pari passu obligations are also not secured by a pledge of such capital stock or membership interests). We expect that, as a result, a portion of the capital stock and membership interests of the Co-Issuers and the membership interests of the Subsidiary Guarantors will be released. See “Description of the New Notes—Security.”

Ranking	The New Notes and the guarantees rank:

•

equal in right of payment with all of our and the Guarantors’ existing and future senior indebtedness, but effectively senior in right of payment to all of our and the Guarantors’ existing and future obligations to the extent of the value of the Collateral securing the Notes;

•	senior in right of payment to all of our and the Guarantors’ existing and future obligations that are, by their terms, expressly subordinated in right of payment to the Notes;

•

effectively junior in right of payment to any of our and the Guarantors’ existing and future obligations that are secured by assets other than the Collateral to the extent of the value of any such assets securing such other obligations; and

•	structurally junior in right of payment to any existing and future obligations of our non-guarantor subsidiaries.

Optional Redemption	Prior to May 1, 2012, we may (i) redeem the New Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make whole premium described under “Description of the New Notes—Optional Redemption” or (ii) redeem from time to time during any twelve month period up to 10% of the original aggregate principal amount of the New Notes at a price equal to 103% of the principal amount thereof. See “Description of the New Notes—Optional Redemption.”

We may also redeem any of the New Notes at any time on or after May 1, 2012, in whole or in part, at the redemption prices described under “Description of the New Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, prior to May 1, 2012, we may redeem up to 35% of the aggregate principal amount of the New Notes with the net proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the New Notes originally issued remains outstanding immediately after such redemption. See “Description of the New Notes—Optional Redemption.”

Change of Control; Asset Sales	Upon a change of control, if we do not redeem the New Notes, each holder of New Notes is entitled to require us to purchase all or a portion of its New Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. We cannot assure you that we will have the financial resources to purchase the New Notes in such circumstances. See “Description of the New Notes—Change of Control.”

If we sell assets under certain circumstances, we are required to make an offer to purchase the New Notes at their face amount, plus accrued and unpaid interest to the purchase date. See “Description of the New Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants	The indenture governing the New Notes, among other things, limits our ability and the ability of our subsidiaries to:

•	incur certain additional indebtedness or issue certain limited liability company membership interests;

•	create certain liens;

•	pay dividends or make other equity distributions;

•	purchase or redeem limited liability company membership interests;

•	make certain investments;

•	sell assets;

•	agree to any restrictions on the ability of our restricted subsidiaries to make payments to us;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets;

•	enter into sale and leaseback transactions; and

•	engage in transactions with affiliates.

These covenants are subject to important qualifications and exceptions. See “Description of the New Notes—Certain Covenants” in this prospectus.

Exchange Offer; Registration Rights	You have the right to exchange the Original Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.

Resale Without Further Registration	We believe that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and

•	you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives the New Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Consolidated Historical and Operating Data and Other Financial Information

On May 14, 2010, we consummated a restructuring of our corporate organization, resulting in: (i) the formation of Holding as the new parent holding company; (ii) the formation of APT Parent as a new wholly-owned subsidiary of Holding and Co-Issuer as a new wholly-owned subsidiary of APT Parent. As the reorganization occurred among parties under common control, the consolidated financial statements of the predecessor company, American Petroleum Tankers LLC, have become the historical financial statements of American Petroleum Tankers Holding LLC. The following tables provide summary consolidated historical financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	For the Years Ended December 31,
	2007	2008	2009	2010
	(dollars in thousands)
Consolidated Statements of Operations Data:
Revenues	$—	$—	$28,867	$63,600

Vessel Operating expenses	—	214	11,917	24,771
General and administrative expenses	298	201	1,063	2,058
Depreciation	—	—	8,398	17,302
Management fees	343	1,434	2,740	2,489
Settlement fees and related legal expenses	—	—	17,901	—

Total expenses	641	1,849	42,019	46,620

Operating income (loss)	(641)	(1,849)	(13,152)	16,980
Interest income	6	2	15	125
Interest expense	(1)	(5)	(8,639)	(50,312)
Debt extinguishment expense	—	—	—	(7,640)
Derivative (losses) gains	26	(1,175)	1,751	(1,561)

Net loss	$(610)	$(3,027)	$(20,025)	$(42,408)

	As of December 31,
	2007	2008	2009	2010
	(dollars in thousands)
Consolidated Balance Sheets:
Assets
Cash and cash equivalents	$8	$16	$7,893	$18,241

Total current assets	187	195	13,616	37,712
Other long-term assets	11,382	7,685	15,706	15,828
Vessels and construction in progress, net	101,194	328,354	624,080	692,178

Total assets	$112,763	$336,234	$653,402	$745,718

Liabilities and Members’ Equity
Total current liabilities, including current portion of long-term debt	$15,994	$7,429	$107,143	$16,082
Long-term debt, net of current portion	41,230	176,721	414,200	639,985

Total liabilities	57,224	184,150	521,343	656,067
Members’ equity	55,539	152,084	132,059	89,651

Total liabilities and members’ equity	$112,763	$336,234	$653,402	$745,718

	For the Years Ended December 31,
	2007	2008	2009	2010
	(dollars in thousands)
Cash Flow Data:
Net cash provided / (used in) operating activities	$(580)	$(1,362)	$(1,659)	$18,438
Net cash provided / (used in) investing activities	(50,882)	(233,393)	(226,109)	(175,510)
Net cash provided / (used in) financing activities	51,470	234,763	235,645	167,420
Other Financial Data:
Senior Debt(2)	$—	$—	$96,904	$278,026
EBITDA(1)	(615)	(3,024)	(3,003)	25,081
EBITDA excluding certain charges(1)	(615)	(3,024)	15,648	32,721

(1)	EBITDA represents net income plus interest expense (net of interest income), income tax expense and depreciation and amortization. EBITDA excluding certain charges is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization, settlement fees and related legal expenses, debt extinguishment expenses and delivery fees. EBITDA and EBITDA excluding certain charges are not recognized terms under generally accepted accounting principles and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We use EBITDA and EBITDA excluding certain charges as operating performance measures. We believe EBITDA and EBITDA excluding certain charges provide useful information about our financial performance to investors, lenders and financial analysts since these groups have historically used EBITDA-related measures, along with other measures, to estimate the value of a company, to make informed decisions and to evaluate a company’s operating performance. EBITDA and EBITDA excluding certain charges should not be considered as alternatives to, or more meaningful than, income before income taxes or other traditional indicators of operating performance. Additionally, EBITDA and EBITDA excluding certain charges are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as tax payments and debt service requirements. Because companies do not use identical calculations, this presentation of EBITDA excluding certain charges may not be comparable to other similarly titled measures of other companies. A reconciliation of net loss to EBITDA and EBITDA excluding certain charges is included below. The charges excluded are one-time charges.

	For the Years Ended December 31,
	2007	2008	2009	2010
	(dollars in thousands)
Net loss	$(610)	$(3,027)	$(20,025)	$(42,408)
Interest expense, net	(5)	3	8,624	50,187
Depreciation and amortization	—	—	8,398	17,302

EBITDA	(615)	(3,024)	(3,003)	25,081
Adjustments to EBITDA(3):
Settlement fees and related legal expenses	—	—	17,901	—
Management delivery fees	—	—	750	—
Debt extinguishment expenses	—	—	—	7,640

EBITDA excluding certain charges	$(615)	$(3,024)	$15,648	$32,721

(2)	Senior Debt is defined as the total debt secured by a first lien on our assets and does not include the Sponsor Facility.
(3)	EBITDA is adjusted for one-time, non-recurring charges.

RISK FACTORS

You should carefully consider each of the risk factors set forth below, together with all of the other information contained in this prospectus, before deciding whether to tender the Original Notes in exchange for the New Notes. As a result of any of the following risks, our business, financial and other condition, results of operations, prospects and ability to service our debt could be materially adversely affected, the trading price of the New Notes could decline and you may lose all or part of your investment in the New Notes.

Risks Related To The New Notes And Our Indebtedness

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes and our other indebtedness.

We have substantial indebtedness. As of December 31, 2010, we had total indebtedness of approximately $640.0 million, including $278.0 million outstanding under the Notes and approximately $362.0 million under the Sponsor Facility.

Our substantial indebtedness could have important consequences to you, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the Notes, including any repurchase obligations that may arise thereunder;

•	the restrictions imposed on the operation of our business may hinder our ability to take advantage of strategic opportunities to grow our business;

•

our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, restructuring, acquisitions or general corporate purposes may be impaired, which could be exacerbated by further volatility in the credit markets;

•

we must use a substantial portion of our cash flow from operations to pay interest on the Notes and, to the extent incurred, our other indebtedness, which will reduce the funds available to us for operations and other purposes;

•	our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

•	our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture restrict, but do not completely prohibit, us from doing so. In addition, the indenture allows us to issue additional notes under certain circumstances, which will also be guaranteed by the Guarantors and will share in the Collateral. The indenture also allows us to incur certain other additional super-priority secured debt, which would be effectively senior to the Notes. In addition, the indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the New Notes.” This may have the effect of reducing the amount of proceeds paid to you in the event of a liquidation. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

If we enter into a priority revolving credit facility, which is permitted under the indenture (under certain circumstances), the priority of the liens and security interests on the collateral held by the holders of the Notes will change.

If we enter into a priority revolving credit facility, which is permitted under the indenture (under certain circumstances), the collateral will be subject to an intercreditor agreement pursuant to which lenders under such revolving credit facility will be entitled to repayment prior to the Notes.

If we enter into a priority revolving credit facility, our obligations under the priority revolving credit facility will be secured by a first priority lien on substantially the same collateral as the Collateral securing the Notes, in each case subject to permitted liens. As a result, our obligations under the Notes and the guarantees related thereto (which are initially secured by a first priority lien on substantially all of our assets (subject to permitted liens and excluded assets)) will be junior in priority of payment to any new revolving credit facility, in each case subject to permitted liens. The relative priority of the liens on the priority revolving credit facility collateral and the Notes collateral is governed by an intercreditor agreement. See “Description of the New Notes—Intercreditor Agreements.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. The indenture restricts our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due. See “Description of Certain Indebtedness” and “Description of the New Notes.”

Upon registering or exchanging the Notes with the U.S. Securities and Exchange Commission (the “SEC”), the capital stock securing the Notes will automatically be released from Collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC.

Rule 3-16 of Regulation S-X promulgated by the SEC requires financial statements of an entity to be provided if the capital stock or other securities of such entity constitute collateral for a class of registered securities and if the greater of par value, book value or market value of such capital stock or securities equals 20% or more of the principal amount of the secured class of securities. As a result, the indenture governing the Notes and the security documents relating to the first priority security interest in the Collateral securing the Notes provide that, to the extent that separate financial statements of any of our subsidiaries would be required by the rules of the SEC due to the fact that such subsidiary’s capital stock or other securities secure the Notes will automatically be limited such that the value of the portion of such capital stock or other securities of such subsidiary will, in the aggregate, at no time exceed 19.999% of the aggregate principal amount of the then outstanding Notes. Notwithstanding any release under the indenture, a pledge of the capital stock or other securities would remain with respect to any priority revolving credit facility.

The value of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes.

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this Collateral may not be sufficient to pay our obligations under the Notes.

To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first priority liens), encumber any of the Collateral securing the Notes and the guarantees, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the Notes collateral agent, the trustee under the indenture or the holders of the Notes to realize or foreclose on the Collateral.

In addition, the indenture governing the Notes permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the Notes. This would reduce amounts payable to holders of the Notes from the proceeds of any sale of the Collateral. There may not be sufficient Collateral to pay off any additional notes we may issue together with the Notes.

Consequently, liquidating the Collateral securing the Notes and the guarantees may not result in proceeds in an amount sufficient to pay any amounts due under the Notes after also satisfying the obligations to pay any creditors with prior or super-priority liens. If the proceeds of any sale of Collateral are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, unsubordinated claim against our and the Guarantors’ remaining assets. In addition, the Notes were initially secured by the pledge of the capital stock and membership interests of the Co-Issuers and the membership interests of the Subsidiary Guarantors, these pledges may be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required in connection with the filing of a registration statement related to the Notes. See “Description of the New Notes—Security.” We are filing a registration statement pursuant to the terms of the Registration Rights Agreement, which will result in the application of Rule 3-16 to the New Notes upon registration. We expect that, as a result, a portion of the capital stock and membership interests of the Co-Issuer and/or the membership interests of the Subsidiary Guarantors may be released.

The sale of particular assets by us could reduce the pool of assets securing the Notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the Collateral securing the Notes and the guarantees.

In addition, we may not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939. See “Description of the New Notes.”

There are circumstances other than repayment or discharge of the Notes under which the Collateral securing the Notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, all or a portion of the Collateral may be released, including:

•

to enable the sale, transfer or other disposal of such Collateral in a transaction not prohibited under the indenture, including the sale of any entity in its entirety that owns or holds such Collateral; and

•	with respect to Collateral held by a Guarantor, upon the release of such Guarantor from its guarantee.

In addition, the guarantee of a Subsidiary Guarantor will be released in connection with a sale of such Subsidiary Guarantor in a transaction not prohibited by the indenture.

The indenture also permits us to designate one or more of our restricted subsidiaries that is a Guarantor of the Notes as an unrestricted subsidiary. If we designate a Subsidiary Guarantor as an unrestricted subsidiary, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the New Notes.”

Rights of holders of the Notes in the Collateral may be adversely affected by the failure to perfect security interests in the Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral securing the Notes may not be perfected with respect to the claims of the Notes if the Notes collateral agent does not take the actions necessary to perfect any of these liens. There can be no assurance that the collateral agent will have taken all actions necessary to create properly perfected security interests, which may result in the loss of the priority of the security interest for any asset. See “—Any future pledge of Collateral might be avoidable in bankruptcy,” “—Mortgages on two of the vessels secured by mortgages or other related Collateral were not in place at the time of the issuance of the Notes, and as such, the value of the Collateral may be impacted. Delivery of such mortgages and other Collateral after the issue date of the Notes increases the risk that the liens granted by those mortgages and other Collateral could be avoided.” In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the Guarantors have limited obligations to perfect the security interest of the holders of the Notes in specified Collateral. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired Collateral. Neither the trustee nor the Notes collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the Notes against third parties.

The indenture governing the Notes and our Sponsor Facility, impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the Notes.

The indenture and our Sponsor Facility impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things: incur additional indebtedness or guarantee obligations; repay indebtedness (including the Notes) prior to stated maturities; pay dividends or make certain other restricted payments; make investments or acquisitions; create liens or other encumbrances; transfer or sell certain assets or merge or consolidate with another entity; engage in transactions with affiliates; and engage in certain business activities. In addition to the restrictions listed above, our Sponsor Facility requires us to meet a specified financial ratio test as of certain dates. Any of these provisions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. Our ability to comply with these provisions may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements could result in a default or an event of default under those agreements. Such a default or event of default could allow the lenders under our financing agreements, if the agreements so provide, to accelerate the related debt and to declare all borrowings outstanding thereunder to be due and payable.

Mortgages on two of the vessels secured by mortgages or other related Collateral were not in place at the time of the issuance of the Original Notes, and as such, the value of the Collateral may be impacted. Delivery of such mortgages and other Collateral after the issue date of the Original Notes increases the risk that the liens granted by those mortgages and other Collateral could be avoided.

The mortgages on, and other Collateral relating to, two of the vessels secured by mortgages and the associated property and contract rights were not in place at the time of the issuance of the Original Notes as those vessels were delivered after the issuance of the Original Notes. One or more of these mortgages or other items of Collateral may constitute a significant portion of the value of the Collateral. Although the mortgages on our last two vessels have since been perfected, if we are unable to provide a perfected security interest in one or more other items intended to be Collateral, the overall value of the Collateral securing the Notes will be reduced. If we were to become subject to a bankruptcy proceeding after the issue date of the Original Notes, any collateral delivered after the issue date of the Original Notes would face a greater risk of being invalidated than if we had delivered it at the issue date. If an item of Collateral is delivered after the issue date, it may be treated under bankruptcy law as if it were delivered to secure previously existing debt, which may make it more likely to be avoided as a preference by the bankruptcy court than if the item of collateral were delivered and promptly recorded on the issue date of the Original Notes. To the extent that the grant of a security interest in such Collateral is avoided as a preference, holders of the Notes would lose the benefit of the property encumbered by that item of Collateral that was intended to constitute security for the Notes.

The Collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. See “Risk Factors—Risks Relating To Our Business Strategy and Operations—Our insurance may be insufficient to cover losses that may occur to our property or result from our operations.” In the event of a total or partial loss to any of the vessels secured by mortgages, our vessels may not be easily repaired or replaced. Accordingly, even though there may be insurance coverage, the extended period needed to repair such vessels or compensate our charterers for such crude oil or refined petroleum products could cause significant delays and costs.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the Notes.

The issuance of the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the incurrence of a guarantee obligation will be a fraudulent conveyance if a Guarantor received less than reasonably equivalent value or fair consideration in exchange for issuing such guarantee, and one of the following is also true:

•	such Guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	the Guarantor was left with an unreasonably small amount of capital to carry on the business; or

•	the Guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or subordinate such guarantee to presently existing and future indebtedness of such Guarantor, or require the holders of the Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness;

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not a Guarantor was solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to our or a Guarantor’s other debt. Each guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the Guarantor’s obligations or reduce the Guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Any future pledge of Collateral might be avoidable in bankruptcy.

Any future pledge of Collateral in favor of the trustee, including pursuant to security documents delivered after the date of the indenture governing the Original Notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Original Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. Certain of the assets securing the Original Notes may not be subject to a valid and perfected security interest on the closing date, see “—The value of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes,” “—Mortgages on two of the vessels secured by mortgages or other related Collateral were not in place at the time of the issuance of the Original Notes, and as such, the value of the Collateral may be impacted. Delivery of such mortgages and other Collateral after the issue date of the Original Notes increases the risk that the liens granted by those mortgages and other Collateral could be avoided.”

In the event of our bankruptcy, the ability of the holders of the Notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the Notes to realize upon the Collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The secured creditor is entitled to “adequate protection” to protect the value of the secured creditor’s interest in the Collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the Collateral has diminished in value as a result of the imposition of the automatic stay of repossession of such Collateral or the debtor’s use, sale or lease of such Collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term

“adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the trustee under the indenture for the Notes could foreclose upon or sell the Collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Moreover, the collateral agent and the indenture trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the Notes collateral agent may decline to foreclose on such Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the Notes.

In the event of a bankruptcy of us or any of the Guarantors, holders of the Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Notes exceed the fair market value of the Collateral securing the Notes.

In any bankruptcy proceeding with respect to us or any of the Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the Collateral with respect to the Notes on the date of the bankruptcy filing was less than the then-current principal amount of the Notes. Upon a finding by the bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim in an amount equal to the value of the Collateral and an unsecured claim with respect to the remainder of its claim which would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes.

The value of the Collateral securing the Notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the Collateral is greater than their pre-bankruptcy claim. Holders of the Notes that have a security interest in Collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. The value of the noteholders’ interest in the Collateral may not equal or exceed the sum of the first lien obligation and the principal amount of the Notes.

You should not expect Holding or Co-Issuer to participate in making payments on the Notes.

Holding and Co-Issuer were each formed and incorporated to accommodate the issuance of the Original Notes. Neither Holding nor Co-Issuer have any operations or assets of any kind and will not have any revenues other than as may be incidental to their activities as Guarantor or co-issuer of the Notes, respectively. You should not expect Holding or Co-Issuer to participate in servicing any of their obligations on the Notes.

An active public market may not develop for the New Notes, which may hinder your ability to liquidate your investment.

There is no active trading market for the Notes, and we do not intend to apply for the New Notes to be listed on any securities exchange or arrange for any quotation on any automated dealer quotation system. No person is obligated to make a market in the New Notes and, if it does so, it may cease its market-making in the New Notes at any time. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the

New Notes, may be adversely affected by changes in the overall market for fixed income securities, and by changes in our financial performance or prospects, or in the prospects for companies in our industry in general. As a result, an active trading market for the New Notes may not develop. If no active trading market develops, you may not be able to resell your New Notes at their fair market value, or at all.

The Original Notes were issued with original issue discount for U.S. federal income tax purposes.

The Original Notes were issued with original issue discount (“OID”), for federal income tax purposes. The New Notes should be treated as a continuation of the Original Notes for federal income tax purposes. Consequently, holders of the Original Notes and the New Notes will be required to include amounts in respect of OID in gross income for federal income tax purposes in advance of the receipt of the cash payments to which the income is attributable. See “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the federal income tax consequences to the holders of Notes regarding the purchase, ownership or disposition thereof.

If a bankruptcy petition were filed by or against us, holders of the Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes may be limited to an amount equal to the sum of:

•	the original issue price for the Notes; and

•	that portion of the OID that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the Notes, even if sufficient funds are available.

A mortgagee that forecloses on vessels operating in the U.S. coastwise trade under the Jones Act will be subject to certain citizenship requirements under federal law.

Under U.S. law, owners of vessels operating in the U.S. coastwise trade must meet certain U.S. citizenship requirements. See “Risk Factors—Risks Relating to Our Business Strategy and Operations—Restrictions on foreign ownership of our vessels could limit our ability to sell off any portion of our business or result in the forfeiture of our vessels.” While mortgagees of these vessels are not required to be U.S. citizens, if a mortgagee takes possession or becomes an owner of vessels through a foreclosure proceeding, the mortgagee must meet the citizenship tests if it wants to either operate the vessels or enter into an arrangement with another person to operate the vessels on its behalf. If a mortgagee does not qualify as a United States citizen for the purpose of operating vessels in the U.S. coastwise trade, the mortgagee is only entitled to hold the vessels for resale and the vessels may not be used pending such sale. In addition, the exercise of certain remedies against the Collateral may require the prior approval of the U.S. Government.

The ability of the indenture trustee to exercise certain remedies against the vessels subject to charters in favor of MSC is limited by federal maritime law.

Pursuant to federal maritime law, the indenture trustee may be prohibited from arresting or seizing a vessel subject to a charter in favor of MSC.

Risks Relating To Our Business Strategy And Operations

We have high levels of fixed costs that will be incurred regardless of our level of business activity.

Our business has high fixed costs that continue even if our vessels are not in service. In addition, low utilization due to reduced demand or other causes or a significant decrease in charter rates could have a significant negative effect on our business and results of operations.

We depend on Crowley and its affiliates to manage the technical operations of our business.

Our chief executive officer, Mr. Robert K. Kurz, and our chief financial officer, Mr. Philip J. Doherty, are our only employees. Pursuant to a management and construction supervision agreement and BIMCO/Shipman agreements, we outsource substantially all of our technical operations to Crowley. Crowley provides us with technical and administrative services, crewing, purchasing, insurance, shipyard supervision, accounting and reporting functions and other support services. In the event a revised administrative fee is not agreed to within 60 days of when we become a SEC reporting company as a result of the effectiveness of the registration statement related to of this exchange offer, Crowley may terminate the Crowley Management Agreement with 30 days written notice to us. See “Management—Our Manager” for a description of all of the foregoing agreements. We are dependent on the continued availability of the service of our two employees, Mr. Kurz and Mr. Doherty, who are key to our future success. The loss of the services of either Mr. Kurz or Mr. Doherty and our failure to replace their services could be significant and may adversely affect our business and results of operations.

The management and construction supervision agreement is scheduled to expire in July 2014, while two of the BIMCO/Shipman agreements will expire in July 2014, the third will expire in November 2014, the fourth will expire in June 2015 and the fifth will expire in November 2015. If during the term of these agreements we fail to make our payment obligations to Crowley or breach the terms of these agreements, Crowley has the right to terminate the agreements prior to their expiration dates. If we fail to renew any of these agreements upon or prior to their expirations, the requirements of our business will necessitate that we enter into substitute agreements with third parties for the services contemplated under the existing agreements. There can be no assurance that we will be successful in negotiating and entering into substitute agreements with third parties and, even if we succeed in doing so, the terms and conditions of these new agreements, individually or in the aggregate, may be significantly less favorable to us than the terms and conditions of our existing agreements. Furthermore, if we do enter into substitute agreements with third parties, changes in our operations to comply with the requirements of these new agreements may cause disruptions to our business, which could be significant and may adversely affect our business and results of operations.

Our operational success and ability to execute our growth strategy, including our ability to enter into new charters and expand our customer relationships, will depend significantly upon the satisfactory performance by Crowley of the services required to be performed by it and our business will be harmed if Crowley fails to perform these services satisfactorily, cancels any of its existing agreements with us or otherwise stops providing these services. Crowley provides similar services to other customers who may also be our competitors. Accordingly, we could face conflicts of interest with Crowley and the other businesses to which they provide services. Furthermore, if Crowley suffers material damage to its reputation, relationships or business generally, it may harm our ability to:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	interact successfully with shipyards;

•	obtain financing on commercially acceptable terms;

•	maintain satisfactory relationships with suppliers and other third parties; or

•	effectively operate our vessels.

We derive our revenues from a limited number of customers and the loss of any of these customers or time charters with any of them could result in an adverse effect on our business and results of operations.

We derive our revenues through charter agreements with four customers: BP, Chevron, Marathon and MSC. For the year ended December 31, 2010, our four customers represented approximately 32%, 31%, 19% and 18% of our revenues. In addition, we could lose a charterer or the benefits of a time charter because of disagreements with a customer or if a customer exercises specific limited rights to terminate a charter. The loss of any of our customers or time charter with them, or a decline in payments under our charters, could have an adverse effect on our revenues and results of operations.

Our current charter agreements with our customers are scheduled to expire at the earliest of: with respect to BP, January 2016; with respect to Marathon, July 2012; with respect to Chevron, up to three years through an evergreen type arrangement; and with respect to MSC, October 2011 for use of one vessel and January 2012 for use of the other. Generally, the commercial charter agreements do not provide for termination by our customers prior to the expiration date unless the vessel experiences a prolonged period of off-hire or we breach the terms of the charter agreement. However, Chevron may terminate its charter agreement at any time, subject to a 90 day notice period. Furthermore, charters with MSC are subject to termination for default based upon performance or termination for the convenience of the U.S. Government. There can be no assurance that, if we fail to renew our agreements or if our agreements are terminated prior to their expiration dates, we will be successful in negotiating and entering into substitute agreements with third parties and, even if we succeed in doing so, the terms and conditions of these new agreements, individually or in the aggregate, may be significantly less favorable to us than the terms and conditions of our existing agreements. Furthermore, if we do enter into substitute charter agreements with third parties, changes in our operations to comply with the requirements of these new agreements may cause disruptions to our business, which could be significant, and may result in additional costs and expenses.

As a U.S. Department of Defense (the “DoD”) contractor, we are subject to a number of procurement rules and regulations.

We must comply with and are affected by laws and regulations relating to the award, administration, and performance the DoD contracts. Laws and regulations applicable to U.S. Government contracts, including those with DoD, affect how we do business with DoD and, in some instances, impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of our DoD contracts, or debarment from bidding on future DoD contracts.

In some instances, these laws and regulations impose terms or rights that are more favorable to the DoD than those typically available to commercial parties in negotiated transactions. For example, the U.S. Navy may terminate our MSC charters at its convenience or for default based on performance. Upon termination for convenience, we normally are entitled, subject to negotiation, to receive the purchase price for certain delivered items, reimbursement for allowable costs for work-in-process, and an allowance for profit on the contract or adjustment for loss if completion of performance would have resulted in a loss. Our ability to recover is subject to the U.S. Congress having appropriated sufficient funds to cover the termination costs. As funds are typically appropriated on a fiscal-year basis and as the costs of a termination for convenience may exceed the costs of continuing a program in a given fiscal year, many on-going programs do not have sufficient funds appropriated to cover the termination costs were the government to terminate them for convenience. The U.S. Congress is not required to appropriate additional funding under these circumstances.

A termination arising out of our default may expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders with the U.S. Government.

In addition, our MSC charters span one base year and four option years. Our vessel rates for MSC are reduced in the option years. The DoD has the right to not exercise option periods and may not exercise an option period if the agency is not satisfied with our performance under the contract.

Our business could be adversely affected by a negative audit by the U.S. Government.

U.S. Government agencies, including the Defense Contract Audit Agency and various agency Inspectors General, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations, and standards. The U.S. Government also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s management, purchasing, property, estimating, compensation, accounting, and information systems. Any costs found to be misclassified may be subject to repayment. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or prohibition from doing business with the U.S. Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

We have a limited operating history, which makes it more difficult to accurately forecast our future results and may make it difficult for investors to evaluate our business and our future prospects, both of which will increase the risk of your investment.

Because of our limited operating history, we lack extended historical financial and operational data, making it more difficult for an investor to evaluate our business, forecast our future revenues and other operating results and assess the merits and risks of an investment in our Notes. This lack of information will increase the risk of your investment. Accordingly, we have limited historical data with respect to renewal options, including the renewal of our charters, and are unable to predict the extent to which our customers will exercise their renewal options in the future after the expiration of their initial charter terms. Renewal options for our charter agreements may fluctuate as a result of a number of factors, including the level of charter satisfaction with our business and vessels and our charterers’ ability to continue their operations and spending levels. If a significant number of our charterers fail to exercise their renewal options, our revenues may be harmed and our business may suffer. You should also consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by companies with a limited operating history. These risks and difficulties include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with long operating histories. Our failure to address these risks and difficulties successfully could materially harm our business and operating results.

We may be required to make capital expenditures to maintain the operating capacity of our fleet.

In general, capital expenditures and other costs necessary for maintaining a vessel in good operating condition increase as the age of the vessel increases. Accordingly, as the age of our vessels increases it is likely that our operating costs will increase. In addition, changes in governmental regulations and compliance with classification society standards may require us to make additional expenditures for new equipment. In order to add such equipment, we may be required to take our vessels out of service. There can be no assurance that market conditions will justify such expenditures or enable us to operate our vessels profitably.

An increase in the supply of Jones Act vessels without an increase in demand for such vessels could cause charter rates to decline.

The supply of vessels generally increases with deliveries of new vessels and decreases with the scrapping of older vessels. No assurance can be given that the order book will not increase further in proportion to the existing fleet. If the number of new build vessels delivered exceeds the number of vessels being scrapped, capacity will increase. In addition, any retrofitting of existing vessels may result in additional capacity that the market will not be able to absorb at the anticipated demand levels. If supply increases and demand does not, the charter rates for our vessels could decline significantly.

A decrease in shipping volume in our markets will adversely affect our business.

Demand for our shipping services depends on levels of shipping in our markets, as well as on economic growth and logistics. Cyclical or other recessions in the continental U.S. or in our markets can negatively affect our operating results as customers may decrease the shipping volume of crude oil and refined petroleum products. We cannot predict whether or when such downturns will occur.

Our business would be adversely affected if the Jones Act provisions on coastwise trade were modified or repealed or if changes in international trade agreements were to occur or the Oil Pollution Act of 1990 (“OPA 90”) were modified.

If the restrictions contained in the Jones Act or OPA 90 were repealed, amended, modified or altered, the maritime transportation of cargo between U.S. ports could be opened to foreign flagged, foreign built or foreign owned vessels or vessels not satisfying OPA 90 standards. The Secretary of the Department of Homeland Security, or the “Secretary,” is vested with the authority and discretion to waive the coastwise laws if the Secretary deems that such action is necessary in the interest of national defense. On two occasions during 2005, the Secretary, at the direction of the President of the United States, issued limited waivers of the Jones Act for the transportation of crude oil and refined petroleum products in response to the extraordinary circumstances created by Hurricanes Katrina and Rita and their effect on Gulf Coast refineries and petroleum product pipelines. Any waiver of the coastwise laws, whether in response to natural disasters or otherwise, could result in increased competition from foreign product tanker operators.

Furthermore, interest groups have lobbied the U.S. Congress in the past to repeal or modify the Jones Act in order to facilitate foreign-flag competition for trades and cargoes currently reserved for U.S. flag vessels under the Jones Act. Foreign-flag vessels generally have lower construction costs and generally operate at significantly lower costs than we do in U.S. markets, which would likely result in reduced charter rates. We believe that continued efforts may be made to modify or repeal the Jones Act. If these efforts are successful, foreign-flag vessels could be permitted to trade in the United States coastwise trade and significantly increase competition with our fleet, which could adversely affect our business and results of operations. There can be no assurance as to the occurrence or timing of any future amendment, suspension, repeal or waivers of or to the Jones Act.

Additionally, the Jones Act restrictions on the provision of cabotage laws are subject to certain exceptions under certain international trade agreements, including the General Agreement on Trade in Services and the North American Free Trade Agreement. If cabotage laws were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, the transportation of maritime cargo between U.S. ports could be opened to foreign flagged, foreign built or foreign owned vessels.

The U.S. flag shipping industry is unpredictable, which may lead to lower charter hire rates and over time, vessel values may fluctuate substantially and, if these values are lower at a time when we are attempting to dispose of a vessel, we may incur a loss.

The nature, timing and degree of changes in U.S. flag shipping industry conditions are unpredictable and may result in significant fluctuations in the amount of charter hire we earn. Charter rates may fluctuate over time due to changes in the demand for U.S. flag product carriers. The factors that influence the demand for U.S. flag product carriers include:

•	the level of crude oil refined in the United States;

•	the demand for refined petroleum products in the United States;

•	environmental concerns and regulations;

•	new pipeline construction and expansions;

•	weather;

•	competition from alternative sources of energy; and

•	competition from other types of vessels, including tank barges.

Vessel values for our fleet can fluctuate substantially over time due to a number of additional different factors, including:

•	the prevailing and expected levels of charter rates;

•	number of new building deliveries;

•	the age of our vessels;

•	types and sizes of vessels;

•	the capacity of U.S. pipelines;

•	the capacity of U.S. refineries;

•	changes in global commodity supply and demand;

•	the number of vessels in the Jones Act fleet;

•	the efficiency of the Jones Act fleet; and

•

the cost of retrofitting or modifying existing vessels as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards or otherwise.

Our inability to dispose of a vessel at a certain value could result in a loss on its sale. In addition, U. S. Shipping Partners L.P. (“USS”) and certain of its affiliates have a right of first offer to purchase the vessels to the extent we determine to sell the vessels in the future. Declining vessel values could adversely affect our liquidity by limiting our ability to raise cash by arranging debt secured by our vessels or refinancing such debt. In such instances, if we are unable to pledge additional collateral to offset the decline in vessel values, our lenders could accelerate our debt and foreclose on our vessels pledged as collateral for the loans.

Restrictions on foreign ownership of our vessels could limit our ability to sell off any portion of our business or result in the forfeiture of our vessels.

Our business would be adversely affected if we fail to comply with the Jones Act provisions on coastwise trade. We are subject to the Jones Act, which restricts maritime cargo transportation between points in the United States only to vessels documented under the U.S. flag, built in the United States, at least 75% owned by U.S. citizens (or owned by other entities meeting U.S. citizenship requirements to own vessels operating in the U.S. coastwise trade) and manned by U.S. crews. The Jones Act, therefore, restricts, directly or indirectly, the non-U.S. ownership interests in the entities that directly or indirectly own the vessels which we operate. If we do not comply with these restrictions, we would be prohibited from operating our vessels in the U.S. coastwide trade and, under certain circumstances, we could be deemed to have undertaken an unapproved foreign transfer that could result in severe penalties, including permanent loss of U.S. coastwise trading rights for our vessels, fines or forfeiture of vessels. To preserve our compliance with the Jones Act, our limited liability company agreement includes provisions limiting the rights of non-U.S. citizens to own our equity membership interests. Our limited liability company agreement provides that if any member fails to maintain its status as a “citizen of the United States” within the meaning of Section 2 of the Shipping Act of 1916, as amended, and such failure would cause us to not be a “citizen of the United States” for purposes of the Jones Act, then such non-U.S. citizen member shall either cure such failure to our reasonable satisfaction or cause its limited liability company membership interest to be transferred to a “citizen of the United States” within the meaning of the Shipping Act of 1916, as amended. In the event that such non-U.S. citizen member fails to comply with this requirement, our limited liability company agreement provides that our managing member or, in the event the managing member is not a

“citizen of the United States,” at the time when it is the managing member, the majority of the Class A members who are “citizens of the United States” may require that such non-U.S. citizen member sell its limited liability company membership interest to a purchaser selected by our managing member or, if applicable, such Class A members. Our limited liability company agreement also provides that any transfer of limited liability company membership interests will be void if the effect of such transfer would be to cause us to have less than 80% of our Class A or Class B limited liability company membership interests held by “citizens of the United States” within the meaning of Section 2 of the Shipping Act of 1916, as amended. In addition, our limited liability company agreement provides that each director on our board of directors shall at all times be a “citizen of the United States” within the meaning of Section 2 of the Shipping Act of 1916, as amended. These provisions may not be sufficient to ensure that we are a “citizen of the United States” within the meaning of the Shipping Act of 1916, as amended, and if we cease to be a “citizen of the United States” for such purposes, we may be prohibited from operating our vessels in the U.S. coastwise trade and may be subject to severe penalties, including permanent loss of U.S. coastwise trading rights for our vessels, fines and forfeiture of vessels.

If we were to seek to sell any portion of our business that owns any of our vessels, we would have fewer potential purchasers, since some potential purchasers might be unable or unwilling to satisfy the foreign ownership restrictions described above. As a result, the sales price for that portion of our business may not attain the amount that could be obtained in an unregulated market and, as a consequence, the amount of our indebtedness, including under the Notes, that would be paid with the proceeds of such sales could be adversely affected.

Our business depends on our ability to compete successfully against other shipping companies, as well as other sources of transportation.

While longer-term time charters have the potential to provide income at pre-determined rates over the duration of the charters, the competition for such charters is intense and obtaining such charters generally requires a lengthy and time consuming screening and bidding process that may extend for months. In addition to the quality, age and suitability of the vessel, longer-term time charters tend to be awarded based upon a variety of factors relating to the vessel operator, including the operator’s:

•	environmental, health and safety record;

•	compliance with regulatory and industry standards;

•	reputation for customer service and technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience;

•	willingness to accept operational risks pursuant to the charter; and

•	competitiveness of the bid price.

We also compete with pipelines that carry refined petroleum products. Long-haul transportation of refined petroleum products is generally less costly by pipeline than by vessel. The construction of new pipelines to carry refined petroleum products into the markets we serve, including pipeline segments that connect with existing pipelines, the expansion of existing pipelines and the conversion of pipelines that do not currently carry refined products, could adversely affect our ability to compete in particular locations. The construction of any such pipeline in the future could decrease demand for our vessels and cause our charter rates to decline.

We have a limited number of vessels and any loss of use of a vessel would adversely affect our results of operations.

We own five operating vessels. Two of our operating vessels are committed to certain customers through long-term contracts, while three of our vessels are committed to other customers through short-term contracts. In the event any of our vessels under long-term contract has to be taken out of service for more than a few days, we may be unable to fulfill our obligations under our long-term contracts with our remaining vessels. If we are unable to fulfill such obligations, we would have to contract with a third party for use of a vessel, at our expense, to transport the charterer’s products, which may not be possible on acceptable terms or at all, or default under the contract, which would allow the charterer to terminate the contract. In addition, failure to satisfy our charter terms with MSC could result in MSC not exercising its renewal options for subsequent charter terms.

Due to our limited number of vessels and our lack of business diversification, an adverse development in our business or involving our fleet would have a significantly greater impact on our business and results of operations than if we maintained and operated a more diverse business.

Rising fuel prices may adversely affect our profits in the future.

Fuel is a significant vessel operating expense for our industry. Under our current charter agreements, the charterer bears the risk of fuel prices. However, if our charter agreements change or we trade under consecutive voyage charters, contracts of affreightment or in the spot market, we would bear the risk of rising fuel prices. As a result, an increase in the price of fuel may adversely affect our results of operations. For future charters, there can be no assurance that our customers will agree to bear any fuel surcharges without a reduction in their volumes of business with us nor any assurance that our future fuel hedging efforts (if any) will be successful. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns.

Decreases in U.S. refining activity, particularly in the Gulf Coast region, could adversely affect our business and financial condition.

The demand for our services is heavily influenced by the level of refinery capacity in the United States, particularly in the Gulf Coast region where two of our five vessels operate. Any decline in refining capacity on the Gulf Coast or the West Coast, even on a temporary basis, may significantly reduce the demand for waterborne movements of crude oil and refined petroleum products. For example, following Hurricanes Katrina and Rita in 2005, movements of refined petroleum products from the Gulf Coast were significantly reduced in 2005 and 2006, with repairs to hurricane-damaged Gulf Coast refineries being completed in late 2006. In 2009, we saw proposed refinery expansions being delayed or not completed. While we expect that these refinery expansions will increase demand for waterborne transportation of refined petroleum products, if refining capacity is not expanded or decreases from current levels, demand for our vessels could decrease.

A decrease in the cost of importing refined petroleum products could cause demand for U.S. flag product carrier capacity and charter rates to decline.

The demand for U.S. flag product carriers is influenced by the cost of importing refined petroleum products. Historically, charter rates for vessels qualified to participate in the U.S. coastwise trade under the Jones Act have been higher than charter rates for foreign flag vessels. This is due to the higher construction and operating costs of U.S. flag vessels under the Jones Act requirements that such vessels must be built in the United States and manned by U.S. crews. This has made it less expensive for certain areas of the United States that are underserved by pipelines or which lack local refining capacity, such as in the Northeast, to import refined petroleum products carried aboard foreign flag vessels than to obtain them from U.S. refineries. If the cost of importing refined petroleum products decreases to the extent that it becomes less expensive to import refined petroleum products to other regions of the East Coast and the West Coast than producing such products in the United States and transporting them on U.S. flag vessels, demand for our vessels, and the charter rates for them, could decrease.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business and which may affect our ability to sell, lease, charter or otherwise transfer our vessels.

Increasingly stringent federal, state and local laws and regulations governing worker health and safety, insurance requirements and the manning, operation and transfer of vessels significantly affect our operations. Many aspects of the marine transportation industry are subject to extensive governmental regulation by the U.S. Coast Guard, the International Maritime Organization (the “IMO”), the National Transportation Safety Board, the U.S. Department of Homeland Security and the U.S. Maritime Administration, as well as to regulation by private industry organizations such as the American Bureau of Shipping. The U.S. Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The U.S. Coast Guard is authorized to inspect vessels at will.

Our operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment or operational changes. Failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA 90, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Additionally, an oil spill could result in significant liability, including fines, penalties, criminal liability and costs for natural resource damages under other federal and state laws or civil actions. The potential for these releases could increase as we increase our fleet capacity. Most states bordering on a navigable waterway have enacted legislation providing for potentially unlimited liability for the discharge of pollutants within their waters.

In order to maintain compliance with existing and future laws, we incur, and expect to continue to incur, substantial costs in meeting maintenance and inspection requirements, developing and implementing emergency preparedness procedures, and obtaining insurance coverage or other required evidence of financial ability sufficient to address pollution incidents. These laws can:

•	reduce the economic value of our vessels;

•	require a reduction in cargo carrying capacity or other structural or operational changes;

•	make our vessels less desirable to potential charterers;

•	lead to decreases in available insurance coverage for affected vessels; or

•	result in the denial of access to certain ports.

We believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. Further, a serious marine incident occurring in U.S. waters that results in significant oil pollution could result in additional regulation. Future environmental and other requirements, as well as more stringent enforcement policies, may be adopted that could limit our ability to operate, require us to incur substantial additional costs or otherwise have a material adverse effect on our business, results of operations or financial condition. See “Business—Regulation—Environmental.”

Drydocking of our vessels may require substantial expenditures and may result in the vessels being off-hire for significant periods of time.

Each of our vessels must undergo scheduled and, on occasion, unscheduled shipyard maintenance. The U.S. Coast Guard requires our vessels to be drydocked for inspection and maintenance twice every five years. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage or for capital improvements. Costs for drydocking are difficult to estimate and may be higher than we currently anticipate. In addition, vessels in drydock will generally not generate any income.

In addition, the time when a vessel is out of service for maintenance is determined by a number of factors including regulatory deadlines, market conditions, shipyard availability and customer requirements. Because U.S. shipyards have limited availability for drydocking a vessel, they may not have the capacity to perform drydock maintenance on our vessels at the times required, particularly in the event of an unscheduled drydock due to accident. This may require us to have the work performed at an overseas shipyard and result in the vessel being off-hire for a longer period of time. Additionally, we do not maintain and do not intend to purchase off-hire insurance, and accordingly we will not be compensated for any off-hire periods that may arise.

Marine transportation is inherently risky and an incident involving significant loss or environmental contamination by any of our vessels could harm our reputation and business.

Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

•	marine disasters;

•	bad weather (including hurricanes in the Gulf of Mexico, particularly during the period ranging from June to November);

•	mechanical failures;

•	grounding, fire, explosions and collisions;

•	human error; and

•	war and terrorism.

An accident involving any of our vessels could result in any of the following:

•	death or injury to persons, loss of property (including vessels) or environmental damage;

•	delays in the delivery of cargo;

•	loss of revenues from or termination of charter contracts;

•	governmental fines, penalties or restrictions on conducting business;

•	higher insurance rates; and

•	damage to our reputation and customer relationships.

Our controlling unitholder may take actions that conflict with your interests.

Our managing member, an affiliate of Blackstone, directly owns in the aggregate approximately 50% of our Class A membership interests and 50% of our Class B membership interests and has the power and authority of overall management, control and administration of our business and affairs, subject to certain limited approvals by our directors, including the approving of mergers and acquisitions or sales of all or substantially all of our assets. Blackstone and its affiliates also have the power to appoint our managing member, who in turn has the right to appoint our executive officers, and elect a majority of our directors.

The interests of Blackstone and its affiliates, as our controlling membership interest holder, and other unitholders may conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling unitholder as a holder of equity might conflict with your interests as a holder of the Notes. Our controlling membership interest holder may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to you, as holders of the Notes.

We are subject to, and may in the future be subject to, legal or other proceedings that could have a material adverse effect on us.

The nature of our business exposes us to the potential for legal or other proceedings from time to time relating to labor and employment matters, personal injury and property damage, environmental matters and other matters, as discussed in the other risk factors herein.

Our insurance may be insufficient to cover losses that may occur to our property or result from our operations.

The operation of vessels that carry crude oil or refined petroleum products is inherently risky. Although we carry insurance to protect against most of the accident-related risks involved in the conduct of our business, risks may arise for which we are not adequately insured. For example, a catastrophic spill could exceed our insurance coverage. Any particular claim may not be paid by our insurance and any claims covered by insurance would be subject to deductibles, the aggregate amount of which could be material. Any uninsured or underinsured loss could harm our business and financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our ships failing to maintain certification with applicable maritime self-regulatory organizations. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to obtain a replacement ship in a timely manner in the event of a loss.

In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution and new regulations could lead to similar increases, or even make this type of insurance unavailable. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult to obtain. The insurance that may be available to us in the future may be significantly more expensive than our existing coverage.

We depend upon unionized labor for the provision of our services. Any work stoppages or labor disturbances could disrupt our business.

Crowley provides us with technical, administrative and strategic services for each of our vessels and we directly employ only our chief executive officer, Mr. Robert K. Kurz and our chief financial officer Mr. Philip J. Doherty. See “—We depend on Crowley and its affiliates to manage the technical operations of our business.” The unlicensed marine personnel and licensed officers that service our vessels are directly employed by Crowley. All unlicensed marine personnel are employed under a collective bargaining agreement with the Seafarers International Union (“SIU”). The SIU collective bargaining agreement expires (i) in July 2012 with respect to crewing for Golden State, Pelican State, and Sunshine State and (ii) in September 2015 with respect to crewing for Empire State and in December 2015 with respect to Evergreen State. All licensed officers, including our captains, are employed under a collective bargaining agreement with the American Maritime Officers Union (“AMO”). The AMO collective bargaining agreement expires (i) on April 30, 2014 with respect to crewing for Golden State, Pelican State, and Sunshine State and (ii) in September 2015 with respect to Empire State and in December 2015 with respect to Evergreen State. Any work stoppages or other labor disturbances could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, and principal of, our indebtedness.

Maritime claimants could arrest our vessels.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. A maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could adversely affect our business and results of operations and require us to pay whatever amount may be required to have the arrest lifted.

The U.S. government could requisition our vessels during a period of war or emergency without adequate compensation.

The U.S. government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although the U.S. government may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain.

Terrorist attacks have resulted in increased costs for our industry and any new attacks could disrupt our business.

Heightened awareness of security needs after the terrorist attacks of September 11, 2001 have caused the U.S. Coast Guard, the IMO and the states and local ports to adopt heightened security procedures relating to ports and vessels. Complying with these procedures, as well as security plans for our vessels required by the Maritime Transportation Security Act of 2002, imposes costs on us.

Any future terrorist attacks could disrupt harbor operations in the ports in which we operate, lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operating costs, including insurance costs, and the inability to transport crude oil and refined petroleum products to or from certain locations. Terrorist attacks, war or other events beyond our control that adversely affect the distribution, production or transportation of crude oil and refined petroleum products to be shipped by us could entitle our customers to terminate the charters for our vessels. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on the petroleum industry in general, and on us in particular, is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of petroleum supplies and markets, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could affect our ability to raise capital.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “plans,” “estimates,” “anticipates,” “believes,” “expects,” “intends” and similar expressions. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	our substantial level of indebtedness;

•	general economic and business conditions in the United States;

•	our dependence on a limited number of customers;

•	our limited operating history;

•	capital expenditures required to maintain the operating capacity of our fleet;

•	competitive pressures and trends;

•	fluctuations in shipping volume; and

•	modifications to or repeal of the Jones Act or OPA 90.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors”. In light of such risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the offering of the Original Notes. In consideration for issuing the New Notes, we will receive Original Notes with like original principal amounts. The form and terms of the Original Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for the New Notes will not result in any increase or decrease in our outstanding debt.

We used the net proceeds from the Original Notes (i) to fund the construction and acquisition of Empire State and Evergreen State, (ii) to refinance then-existing indebtedness, (iii) to pay fees and expenses associated with the financings and (iv) as cash for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents as capitalization of Holding on a consolidated basis as of December 31, 2010.

You should read this table together with the information in this prospectus under the captions “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and together with our consolidated financial statements and related notes included elsewhere in this prospectus.

As of December 31, 2010
(dollars in thousands)
Cash and cash equivalents	$18,241

Long-term first lien debt, including current portion:
Original Notes(1)	278,026
Sponsor Facility	361,959

Total long-term debt, including current portion	639,985
Equity	89,651

Total capitalization	$729,636

(1)	The Original Notes were issued at a price equal to 97.203% of their face value, resulting in approximately $277.0 million of gross proceeds. The approximately $8.0 million of discount is amortized and will be included in interest expense until the Notes mature.

SELECTED CONSOLIDATED FINANCIAL DATA

The Company was formed on August 7, 2006. On May 14, 2010, we consummated a restructuring of our corporate organization, resulting in: (i) the formation of Holding as the new parent holding company; (ii) the formation of APT Parent as a new wholly-owned subsidiary of Holding and Co-Issuer as a new wholly-owned subsidiary of APT Parent. As the reorganization occurred among parties under common control, the consolidated financial statements of the predecessor company, American Petroleum Tankers LLC, have become the historical financial statements of American Petroleum Tankers Holding LLC. The selected consolidated financial data should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	For the Years Ended December 31,
	2006	2007	2008	2009	2010
	(dollars in thousands)
Consolidated Statements of Operations Data:
Revenues(1)	$—	$—	$—	$28,867	$63,600

Vessel Operating expenses	—	—	214	11,917	24,771
General and administrative expenses	649	298	201	1,063	2,058
Depreciation	—	—	—	8,398	17,302
Management fees	53	343	1,434	2,740	2,489
Settlement fees and related legal expenses(2)	—	—	—	17,901	—

Total expenses	702	641	1,849	42,019	46,620

Operating income (loss)	(702)	(641)	(1,849)	(13,152)	16,980
Interest income	—	5	2	15	125
Interest expense	—	(1)	(5)	(8,639)	(50,312)
Debt extinguishment expense	—	—	—	—	(7,640)
Derivative (losses) gains	—	26	(1,175)	1,751	(1,561)

Net loss	$(702)	$(610)	$(3,027)	$(20,025)	$(42,408)

(1)	For 2008 and earlier we did not have any vessels in operation. We received delivery of our first three vessels in 2009.
(2)	Settlement fees and related legal expenses were incurred due to delivery and charter of our vessels as well as our settlement with USS.

	As of December 31,
	2006	2007	2008	2009	2010
	(dollars in thousands)
Consolidated Balance Sheets:
Assets
Cash and cash equivalents	$—	$8	$16	$7,893	$18,241

Total current assets	179	187	195	13,616	37,712
Other long-term assets	11,947	11,382	7,685	15,706	15,828
Vessels and construction in progress, net	35,027	101,194	328,354	624,080	692,178

Total assets	$47,153	$112,763	$336,234	$653,402	$745,718

Liabilities and Members’ Equity
Total current liabilities, including current portion of long-term debt	$1,544	$15,994	$7,429	$107,143	$16,082
Long-term debt, net of current portion	16,307	41,230	176,721	414,200	639,985

Total liabilities	17,851	57,224	184,150	521,343	656,067
Members’ equity	29,302	55,539	152,084	132,059	89,651

Total liabilities and members’ equity	$47,153	$112,763	$336,234	$653,402	$745,718

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with our consolidated financial statements and related notes, “Prospectus Summary—Summary Consolidated Historical and Operating Data and Other Financial Information”, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, equity income from fixed charges and distributed income of equity less interest capitalized and income of noncontrolling interests. Fixed charges consists of interest on indebtedness plus the amortization of deferred debt issuance costs.

	For the Year Ended December 31,
	2006	2007	2008	2009	2010

Ratio of earnings to fixed charges(1)	-.24	-.07	-.25	-.57	.16

(1)	The earnings deficiency was $47.4 million, $30.2 million, $15.3 million, $8.9 million and $3.7 million for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations of Holding and its subsidiaries should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See “Forward-Looking Statements.”

We are a U.S. based, provider of Jones Act marine transportation services for refined petroleum products in the U.S. domestic “coastwise” trade. Our fleet consists of five new, double-hulled product tankers. Our fleet of five vessels has a total capacity of approximately 245,000 dwt and an average age of approximately one year.

Our customers are BP, Chevron, Marathon and MSC. Three of our vessels are on time charters that range up to three years under an evergreen type arrangement (which may be terminated at any time upon 90 days notice) to seven years. Our other two vessels are contracted to MSC for one year with four approximately one-year renewal options. While MSC awarded us the contract based on a five-year analysis, MSC is only permitted to commit to annual contracts due to budgetary restrictions. However, as a result of our customization of these vessels to meet MSC’s requirements, as well as economic benefits for continued renewals, we believe it is likely that MSC will exercise its renewal options, although there can be no assurance that they will do so. The four T-5 tankers that our vessels will in part replace have been in continuous MSC service since their delivery as new buildings in the mid-1980s, despite MSC’s requirement for periodic renewals of time charters and / or operating agreements, as applicable. Further supporting this view, the day rates in the first-year of our charters with MSC are on average 25% higher than the day rates for our first-option years. We utilized this declining rate structure with a material premium in the first year to incentivize MSC to exercise each of their one-year renewal options.

Operationally, we retain all strategic and commercial management of our vessels, while the technical management of the vessels is outsourced to Crowley. Crowley’s technical management services include crewing, maintenance and repair, purchasing, insurance and claims administration, and security as well as accounting and reporting services. Founded in 1892, Crowley is one of the oldest maritime transportation companies in the U.S., employing approximately 4,800 employees across 80 office locations. We benefit from Crowley’s operational expertise, purchasing power and relationships with vendors, suppliers and major labor organizations which are key to providing skilled and experienced crews.

Definitions

It is important to understand the meaning of the following terms in order to understand our discussion of our results of operations:

•	Deadweight tons or dwt. dwt is the abbreviation for deadweight tons, representing principally the cargo carrying capacity of a vessel.

•

Revenue. Revenue includes revenue from time charters. Revenue is impacted by changes in charter and utilization rates. For charters which have a duration in excess of one year and include escalation provisions we recognize revenue on a straight line basis over the life of the contract.

•	Vessel operating expenses. The most significant direct vessel operating expenses are manning costs, vessel maintenance and repairs, and insurance. We pay the vessel operating expenses.

•

Depreciation and amortization. We incur fixed charges related to the depreciation of the historical cost of our fleet. The aggregate number of drydockings undertaken in a given period and the nature of the work performed determine the level of drydocking expenditures. Depreciation and amortization is determined as follows:

•	Vessels and equipment are recorded at cost, including capitalized interest and transaction fees where appropriate, and depreciated to scrap value using the straight-line method; and

•

Both domestic and international regulatory bodies require that petroleum carrying vessels be drydocked for major repair and maintenance at least every five years (this requirement increases to twice in a five year period after the first fifteen years of operation). In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage. Drydocking costs are deferred and amortized over the estimated period between dry-dockings, although we have not sustained any drydocking costs to date.

•	General and administrative expenses. General and administrative expenses consist of employment costs for shore side staff and cost of facilities as well as legal, audit and other administrative costs.

•

Drydocking days. Drydocking days are days designated for the cleaning, inspection and survey of vessels, and resulting maintenance work, as required by the U.S. Coast Guard and the American Bureau of Shipping (“ABS”). Drydocking days may also include unscheduled work in the event of an accident or other unforeseen damage.

•

Time charter equivalent. Time charter equivalent is equal to the voyage revenue earned by a vessel during a defined period, divided by the total number of actual days worked by that vessel during the period involved, net of fuel and port expenses.

Critical Accounting Policies

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements, upon which this discussion and analysis is based, requires management to make estimates and judgments which impact those consolidated financial statements. The most critical of these estimates and accounting policies relate to long-lived asset depreciation, revenue recognition, and valuation of derivative instruments. Different assumptions in the application of these policies could result in material changes in our consolidated financial condition, results of operations, or cash flows. For a more complete discussion of these and other accounting policies, see the Notes to 2010 audited Consolidated Financial Statements.

Vessels and Construction in Progress

Vessels are stated at cost. Construction costs of new vessels are capitalized and included in construction-in-progress until completed. Normal repair and maintenance expenditures are expensed as incurred. Depreciation is computed using the straight-line method over the vessels’ estimated useful lives of 30 years based on the vessels’ cost less their estimated salvage value. Interest is capitalized in conjunction with our construction of vessels.

We assess recoverability of the carrying value of a long-lived asset when indicators of impairment are present by estimating the future undiscounted net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value.

Revenue Recognition

Revenues from long-term time charters of vessels with annual escalation clauses are recognized on a straight-line basis over the term of the contract. We also assess renewal options on time charters for bargain renewal options, and account for any bargain renewal options as a constructive extension of the lease term.

Derivative Instruments

Our use of derivative instruments, principally an interest rate cap, is limited to non-trading purposes and is designed to manage exposure to interest rate risks. The fair value of our interest rate cap represents the amount that would be paid to us by the counterparty to terminate the cap at the reporting date and is estimated based on a discounted cash flow model using a quoted interest rate. Changes in the fair market value of the interest rate cap could result in significant fluctuations in earnings.

Results of Operations

The following table presents our operating results for the years ended December 31, 2010 and 2009.

	For the Year Ended December 31,
	2009	2010
	(dollars in thousands)
Consolidated Statements of Operations Data

Revenues	$28,867	$63,600
Expenses:
Vessel Operating expenses	11,917	24,771
General and administrative expenses	1,063	2,058
Depreciation	8,398	17,302
Management fees	2,740	2,489
Settlement fees and related legal expenses	17,901	—

Total expenses	42,019	46,620

Operating (loss) income	(13,152)	16,980
Other (expenses) income:
Interest income	15	125
Interest expense	(8,639)	(50,312)
Debt extinguishment expense	—	(7,640)
Derivative gains (losses)	1,751	(1,561)

Net Loss	$(20,025)	$(42,408)

Year Ended December 31, 2010 versus Year Ended December 31, 2009

Revenues

Prior to 2009, we had no ships in operation. During 2009, we received delivery of three new vessels, Golden State, Pelican State and Sunshine State, in January 2009, June 2009 and December 2009, respectively. In 2009, the Golden State , Pelican State, and Sunshine State generated revenues in the aggregate of $28.9 million through charters with BP, Marathon, and Chevron, respectively. In 2009, we had an average utilization rate of 94% based on 523 operating days and 558 ownership days. During July 2010 and December 2010, we received delivery of the Empire State and Evergreen State, respectively. In 2010, the Golden State, Pelican State, Sunshine State, Empire State, and Evergreen State generated revenues in the aggregate of $63.6 million through charters with BP, Marathon, Chevron, and MSC, respectively. Overall utilization was 98% based on 1,253 operating days and 1,276 ownership days.

Vessel Operating Expenses

In 2010, vessel operating expenses were $24.8 million compared to $11.9 million in 2009. Vessel operating expenses increased in 2010 primarily due to the deliveries of the Sunshine State in December 2009, the Empire State in July 2010, and the Evergreen State in December 2010.

General and Administrative Expenses

General and administrative expenses increased to $2.1 million in 2010 from $1.1 million in 2009 as a result of the hiring of a Chief Executive Officer in January 2010 and Chief Financial Officer in September 2010, as well as an increase in legal fees primarily due to our corporate restructuring in April 2010.

Depreciation

Depreciation expense increased to $17.3 million in 2010 from $8.4 million in 2009. The changes were primarily due to the deliveries of the Sunshine State in December 2009, the Empire State in July 2010, and the Evergreen State in December 2010. Once a vessel is delivered and commences operation, the depreciation associated with that particular vessel is recorded as an expense.

Management Fees

Management fees decreased to $2.5 million in 2010 from $2.7 million in 2009 primarily as a result of the one-time payment to USS Product Manager LLC (“Product Manager”), a wholly-owned subsidiary of USS and an affiliate of USS Product Carriers LLC (“Product Carriers”), a former Class B member of APT, of a $0.8 million delivery fee for the delivery of the Golden State and a $0.8 million oversight fee during the first half of 2009. This decrease is partially offset by an increase in management fees paid in 2010 as a result of the deliveries of the Sunshine State, Empire State, and Evergreen State and the payment of fees in connection with technical management of such vessels.

Settlement Fees and Related Legal Expenses

Until July 28, 2009, Product Manager managed the construction of and, until September 28, 2009, the operation of the tankers for the Company. On July 10, 2009, Product Carriers, Product Manager, USS and USS PC Holdings LLC (collectively the “USS Entities”), the Class A members of APT, the Sponsor Facility lenders to APT (together with the Class A members, the “Blackstone/Cerberus Entities”) and APT entered into a settlement agreement to settle litigation between the USS Entities and the Blackstone/Cerberus Entities relating to control of APT. Under the terms of the settlement, which was approved by the U.S. Bankruptcy Court Southern District of New York (the “Bankruptcy Court”), on July 17, 2009 and effective on July 28, 2009, for the bankruptcy of the USS Entities, the management agreement (except for certain provisions) was terminated and Product Manager ceased to manage our tankers and provide construction supervision services. As a result, a $14.0 million settlement fee was paid to Product Manager and recorded as Settlement Fees and Related Legal Expenses in the third quarter of 2009. Additionally, in 2009 we incurred $3.9 million in legal fees in connection with the litigation. There were no Settlement Fees and Related Legal Expenses in 2010.

Interest Expense

Interest expense increased to $50.3 million during 2010 compared to $8.6 million in 2009. The increase was primarily the result of: (a) a higher weighted-average outstanding balance of our Sponsor Facility due to additional borrowings and paid-in-kind interest; (b) a higher interest rate following the conversion of the Sponsor Facility’s interest rate in May 2010 from a variable rate to a fixed rate; (c) interest expense incurred in 2010 under the Notes, which were issued in May 2010; and (d) a decrease in interest capitalized as part of the construction cost of the vessels due to the delivery of five vessels in January, June and December 2009 and July and December 2010.

Debt Extinguishment Expense

Debt extinguishment expense of $7.6 million was recorded during 2010 in connection with the prepayment of the Senior Secured Loan Facility, which was entered into in August 2009 (the “DVB Facility”), on May 17, 2010. This amount consisted of a $2.8 million prepayment penalty and the write-off of $4.8 million of unamortized debt financing costs.

Derivative Gains (Losses)

Derivative gains (losses) decreased to losses of $(1.6) million during 2010 compared with gains of $1.8 million during 2009 due to a decrease in the fair value of our interest rate cap.

Net Loss

As a result of the foregoing factors, net loss was $42.4 million for 2010, compared to a net loss of $20.0 million for 2009.

Year Ended December 31, 2009 versus Year Ended December 31, 2008

The following table presents the operating results of APT for the years ended December 31, 2008 and 2009.

	For the Years Ended December 31,
	2008	2009
	(dollars in thousands)
Consolidated Statements of Operations Data:
Revenues	$—	$28,867
Expenses:
Vessel Operating expenses	214	11,917
General and administrative expenses	201	1,063
Depreciation	—	8,398
Management fees	1,434	2,740
Settlement fees and related legal expenses	—	17,901

Total expenses	1,849	42,019

Operating loss	(1,849)	(13,152)

Other (expenses) income:
Interest income	2	15
Interest expense	(5)	(8,639)
Derivative (losses) gains	(1,175)	1,751

Net Loss	$(3,027)	$(20,025)

Revenues

Prior to 2009, there were no ships in operation. During 2009, we received delivery of three new vessels, Golden State, Pelican State and Sunshine State, in January 2009, June 2009 and December 2009, respectively. In 2009, Golden State, Pelican State and Sunshine State generated revenues in the aggregate of $28.9 million through charters with BP, Marathon and Chevron. In 2009, we had an average utilization rate of 96.1% based on 523 operating days and 544 ownership days. In conjunction with the delivery of the first vessel of five in our series from National Steel and Shipbuilding Company (“NASSCO”), we encountered minor warranty work that required off-hire days during the vessel’s first year in service. We view these as normal course issues that arise during a vessel’s initial in-service period and expect that Golden State will incur significantly fewer off-hire days in future years. Furthermore, we have experienced a significant improvement with the delivery of Pelican State, which incurred less than one day of off-hire time in 2009.

Vessel Operating Expenses

Vessel operating expenses increased primarily due to the 2009 deliveries. In 2009, vessel operating expenses for Golden State, Pelican State and Sunshine State were $6.7 million, $4.4 million and $0.7 million, respectively.

General and Administrative Expenses

In 2009, general and administrative expenses increased primarily due to an increase in legal fees associated with the delivery / charter of the three vessels during the period.

Depreciation

Depreciation expense increased primarily due to the 2009 deliveries. Once a vessel is delivered and commences operation, the depreciation associated with that particular vessel is recorded as an expense.

Management Fees

Management fees increased primarily as a result of vessel deliveries. Crowley receives $1,425 per day per vessel to operate and manage our fleet. Management fees increased due to a $750,000 delivery fee paid to Product Manager in 2009 upon vessel deliveries.

Settlement Fees and Related Legal Expenses

Settlement and related legal fees are related to the settlement agreement, approved by the Bankruptcy Court, for the bankruptcy of the USS Entities, in August 2009, between the former vessel manager (U.S. Shipping Partners L.P.) and our sponsors relating to management of the joint venture. We incurred $3.9 million of associated legal fees and settlement fees of $14 million.

Derivative (Losses) Gains

Derivative (losses) gains increased to gains of $1.8 million during 2009 compared with losses of ($1.2) million during 2008 due to an increase in the fair value of our interest rate cap.

Interest Expense

Interest expense increased primarily due to the 2009 deliveries. Prior to delivery, interest was capitalized and recorded as part of the asset to which it relates and is amortized over the estimated useful life of the asset. Additionally, the weighted-average outstanding balance of our revolving credit facility increased during 2009 compared to 2008 due to additional borrowings to fund vessel construction and to pay interest in kind.

Net Loss

As a result of the foregoing factors, net loss was $20.0 million for 2009, compared to net loss of $3.0 million for 2008.

Liquidity and Capital Resources

We operate in a capital intensive industry. Our primary liquidity requirements relate to capital expenditures for the construction of vessels, operating expenses, semi-annual payments for interest under the Notes and payments under our management and administrative service agreements. Our long-term liquidity needs primarily relate to interest and principal debt payments under the Notes and Sponsor Facility, which mature in 2015 and 2016, respectively. Long-term liquidity needs will depend upon the timing and amount of drydocking expenditures, repairs and maintenance activity, vessel additions and dispositions and fluctuations in working capital balances and scheduled maintenance.

In connection with the issuance of the Notes, APT Parent and AP Tankers Co. entered into a registration rights agreement (“Registration Rights Agreement”) which requires the use of reasonable efforts to register notes having substantially identical terms as the Original Notes with the Securities and Exchange Commission under the Securities Act of 1933, as amended, prior to May 12, 2011.

Our time charter contracts are structured such that we are paid in advance of providing the service, typically at the start of each month with the exception of MSC who pays charter hire every 15 days in arrears. As a result, we receive cash prior to recognizing revenue or expense, thus minimizing working capital requirements.

We believe that cash flows from operations and borrowings from the Sponsor Facility and the issuance of the Notes will be sufficient to meet our existing liquidity needs for the next 12 months. We were in compliance with all of the covenants contained in our debt agreements as of December 31, 2010.

Year Ended December 31, 2010 versus Year Ended December 31, 2009

Working Capital

Working capital at December 31, 2010 was $21.6 million compared with $(93.5) million at December 31, 2009. This increase was primarily due to the issuance of the Notes on May 17, 2010. Net proceeds of $169.9 million were placed in an escrow account to fund the remaining construction costs of our vessels, delivered on July 13, 2010 and December 7, 2010. Scheduled payments of $80.9 million and $81.2 were paid to NASSCO in July 2010 and December 2010, respectively. Of the remaining escrow balance, $1.8 million is scheduled to be paid in 2011, with the remainder to be used for general corporate purposes.

Cash Flows

	For the Year Ended December 31,
	2009	2010
	(dollars in thousands)
Net cash flow provided by (used in) operating activities	$(1,659)	$18,438
Net cash flow used in investing activities	(226,109)	(175,510)
Net cash flow provided by financing activities	235,645	167,420

Operating cash flows—Net cash flow provided by (used in) operating activities was $18.4 million for the year ended December 31, 2010 and $(1.7) million for the year ended December 31, 2009. The increase in operating cash flows is from the operation of five vessels in 2010 versus two vessels in 2009. Our operating cash flows were also impacted by the August 2009 amendment to the Sponsor Facility to allow the monthly interest payments to be treated as paid-in-kind in lieu of cash payments. For the year ended December 31, 2010, we recorded $32.3 million of paid-in-kind interest.

Investing cash flows—Net cash used in investing activities was $175.5 million for the year ended December 31, 2010 and $226.1 million for the year ended December 31, 2009. Payments of $210.2 million were made to NASSCO for the construction of vessels in 2009. In total (including oversight fees, capitalized interest, etc.) the payments were $233.3 million in 2009. There was also $2.8 million placed in restricted cash in 2009. Payments of $170.4 million were made for the construction of vessels in 2010. Deposits of $170.8 million were made to restricted cash accounts, including deposits of $0.8 million made to certain deposit accounts restricted in accordance with the DVB Facility prior to the prepayment of the debt, and $169.9 million placed in an escrow account, restricted for the construction of vessels, from the net proceeds of the Notes issued on May 17, 2010. In connection with the issuance of the Notes, a portion of the proceeds was used to prepay the DVB Facility, thereby releasing the requirement to maintain the drydock and liquidity reserve deposit accounts. Therefore, the aggregate balance in these deposit accounts has been withdrawn and classified as cash and cash equivalents.

Financing cash flows—Net cash provided by financing activities was $167.4 million for the year ended December 31, 2010 and $235.6 million for the year ended December 31, 2009. The Company issued $100 million in additional debt in August 2009 under the DVB Facility, incurring $5.8 million of financing costs. Additionally, regularly scheduled principal payments of $3.1 million were made in 2009 and the Company made Sponsor Facility draws of $144.5 million in 2009. During the year ended December 31, 2010, APT received net proceeds of $277.0 million from the issuance of the Notes at a price of 97.203%. A portion of these proceeds was used to pay $93.8 million for the prepayment of the DVB Facility, $2.8 million for prepayment penalties, and $9.9 million for debt issuance costs. Additionally, regularly scheduled principal payments of $3.1 million were made prior to the prepayment of the DVB Facility.

Year Ended December 31, 2009 versus Year Ended December 31, 2008

Working Capital

Working capital at December 31, 2009 was $(93.5) million compared with $(7.2) million at December 31, 2008. This was primarily due to an increase in the amounts owed to NASSCO for the vessels under construction and an increase in the current portion of long-term debt.

Cash Flows

	For the Years Ended December 31
	2008	2009
	(dollars in thousands)
Net cash flow used in operating activities	$(1,362)	$(1,659)
Net cash flow used in investing activities	(233,393)	(226,109)
Net cash flow provided by financing activities	234,763	235,645

Operating cash flows—Net cash flow used in operating activities was $(1.7) million for the year ended December 31, 2009 and $(1.4) million for the year ended December 31, 2008. Operating cash flow increased in 2009 due to two vessels entering service. However, this was offset by an operating cash flow decrease due to the incurrence of $17.9 million for settlement fees and related legal expenses.

Investing cash flows—Net cash used in investing activities was $226.1 million for the year ended December 31, 2009 and $233.4 million for the year ended December 31, 2008. The Company paid NASSCO $210.2 million in 2009 and $222.5 million in 2008. In total (including oversight fees, capitalized interest, etc.) the payments were $223.3 million and $233.4 million in 2009 and 2008 respectively. There was also $2.8 million placed into restricted cash in 2009.

Financing cash flows—Net cash provided by financing activities was $235.6 million for the year ended December 31, 2009 and $234.8 million for the year ended December 31, 2008. The Company issued $100 million in additional debt in August 2009 under the DVB Facility, incurring $5.8 million of financing costs. Additionally, regularly scheduled principal payments of $3.1 million were made in 2009. The Company made Sponsor Facility draws of $144.5 million in 2009 and $135.5 million in 2008. Contributions from members were $99.6 million in 2008.

Long Term Debt

Long-term debt consists of the following:

	12/31/2009	12/31/2010
	(dollars in thousands)
DVB Facility	$96,904	$—
10 1/4% First Priority Senior Secured Notes, net of $6,974 unamortized original issue discount	—	278,026
Sponsor Facility	329,680	361,959

	426,584	639,985
Less current portion	(12,384)	—

	$414,200	$639,985

In 2006, we entered into the Sponsor Facility, pursuant to which the Class A members of APT or their affiliates agreed to make available $325.0 million of revolving credit loans. Of this amount, $3.8 million was available as of December 31, 2010. We incur a commitment fee on the unused portion of the Sponsor Facility of 1.0% per year. In addition, the security agent is due a fee of 0.005% of borrowings outstanding and the administrative agent is due a fee of $0.3 million per year. We made draws of approximately $144.5 million, and $135.5 million during 2009 and 2008, respectively. On August 17, 2009 we amended our Sponsor Facility to allow the monthly interest payments due and payable, beginning July 2009, to be treated as paid-in-kind in lieu of monthly cash payments. The paid-in-kind interest payments of approximately $8.4 million in 2009 are capitalized as additions to the outstanding principal balance of the Sponsor Facility in accordance with the amended Sponsor Facility. Due to these amendments, we are allowed to exceed our total commitment under the

Sponsor Facility with paid-in-kind capitalized interest. Concurrent with the issuance of the Notes, we further amended the Sponsor Facility to effect an interest rate conversion from a variable rate of LIBOR + 4.5% to a fixed rate of 12% payable in kind, the extension of the maturity of the Sponsor Facility to 2016 and a subordination of our first lien security interest on Sunshine State, Evergreen State, and Empire State to a second lien, resulting in a second lien security interest on all five of our vessels. The Sponsor Facility is subject to an intercreditor agreement with the holders of the Notes.

On May 17, 2010, we issued the Original Notes and raised $277.0 million. See “Prospectus Summary,” “Use of Proceeds,” and “Description of the New Notes.”

In August 2009, we entered into the DVB Facility with DVC Bank America N.V., with interest based on LIBOR plus 3.75%, for the partial financing of our five vessels. A portion of the net proceeds raised from the issuance of the Notes on May 17, 2010 were used to prepay $97.6 million related to the DVB Facility (including principal, interest and prepayment penalty). On May 17, 2010, the DVB Facility was fully repaid and no longer outstanding.

The maturities of long-term debt as of December 31, 2010, excluding interest accreted on the Sponsor Facility subsequent to December 31, 2010, are as follows:

2015	$278,026
2016	361,959

$639,985

Capital Expenditures. During the year ended December 31, 2010, we spent approximately $170.4 million for construction of our vessels, consisting mostly of payments totaling $162.1 million to NASSCO and interest costs capitalized. We estimate that our liability to NASSCO is $1.8 million as of December 31, 2010, payable in 2011 for completion of our last vessel in December 2010.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements.

Contractual Commitments

The following table reflects our contractual commitments associated with our debt and other obligations as of the year ended December 31, 2010.

	Payment Due by Period
	<1 Year	1-3 Years	3-5 Years	>5 Years	Total
	(dollars in thousands)
Long-term debt(1)	$29,213	$58,426	$328,818	$667,847	$1,084,304
Construction commitments(2)	1,835	—	—	—	1,835

Total	$31,048	$58,426	$328,818	$667,847	$1,086,138

(1)	The long-term debt consists of principal values of $285,000 Notes and $361,959 Sponsor Facility, which bear interest at 10.25% per annum and 12% calculated over a 360-day year, respectively. Amounts include contractual interest payments and paid-in-kind interest.
(2)	Contractual commitments are related to remaining spending under the NASSCO vessel construction contract. Contractual commitments do not include amounts to our Manager as we may cancel the contract at any time and without cause upon 90 days notice.

Quantitative And Qualitative Disclosures About Market Risk

All of our debt has fixed interest rates, and is comprised of outstanding borrowings at December 31, 2010 of $278.0 million under the Notes, maturing in 2015, and $362.0 million under the Sponsor Facility maturing in 2016. Except in limited circumstances, we do not have an obligation to prepay our fixed-rate debt prior to maturity and, as a result, interest rate risk and changes in fair value should not have a significant impact on fixed rate borrowings unless we would be required to refinance such debt.

As of December 31, 2010, we had one outstanding interest rate cap with a notional amount of $100.0 million. This interest rate cap of the three-month U.S. Dollar LIBOR of 6.0% is intended to reduce the potential negative impacts to our cash flows that could result in movements in interest rates between the date a chartering contract is entered into and sale date, if any, of such combined vessel and chartering contract. We recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings, as we did not designate the interest rate cap as a hedge. We are exposed to credit related losses in the event of non-performance by counterparties to these instruments; however, the counterparties are major financial institutions and we consider such risk of loss to be minimal. We do not hold or issue derivative financial instruments for trading purposes.

THE EXCHANGE OFFER

General

On May 17, 2010, we issued and sold the Original Notes to the initial purchasers thereof without registration under the Securities Act pursuant to the exception set forth in Section 4(2) of the Securities Act. The initial purchasers of the Original Notes subsequently sold the Original Notes to qualified institutional buyers in reliance on 144A and Regulation S under the Securities Act.

In connection with the sale of Original Notes, the holders of the Original Notes became entitled to the benefits of the Registration Rights Agreement.

Under the Registration Rights Agreement, we became obligated to file a registration statement in connection with an exchange offer and use our reasonable best efforts to cause the exchange offer to be completed within 360 days after the original issue date of the Original Notes, May 17, 2010 (the “Closing Date”). The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us. References to the “Notes” in the prospectus refer to the New Notes and Original Notes, collectively.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the exchange offer. Holders may tender some or all of their Original Notes pursuant to the exchange offer. Original Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the New Notes issued in exchange for Original Notes may offer for resale, resell and otherwise transfer the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act. Our affiliates, as that term is defined under Rule 405 of the Securities Act, may not participate in the exchange offer. This is true as long as the New Notes are acquired in the ordinary course of the holder’s business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer that acquired Original Notes directly from us cannot exchange the Original Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution” for additional information.

We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of the acceptance of those Original Notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from us and delivering the New Notes to those holders pursuant to Rule 14e-1(c) of the Exchange Act. We will issue New Notes or return Original Notes to the tendering holders promptly after the expiration date or withdrawal of tenders.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “—Conditions” without waiver by us, certificates or any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes promptly after the expiration date.

Holders of Original Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See “—Fees and Expenses.”

Holders of Original Notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Shelf Registration Statement

If (i) because of any change in law or in applicable interpretations therof by the staff of the SEC, we are not permitted to effect the exchange offer; (ii) the exchange offer has not been completed within 360 days following the Closing Date; (iii) any Initial Purchaser (as defined in the Registration Rights Agreement) so requests in writing with respect to Original Notes not eligible to be exchanged for New Notes in the exchange offer and held by it following consummation of the exchange offer; or (iv) any holder (other than an Exchanging Dealer as defined in the Registration Rights Agreement) is not eligible to participate in the exchange offer or, in the case of any holder (other than an Exchanging Dealer) that participates in the exchange offer, such holder does not receive freely tradeable New Notes on the date of the exchange, then we will, in lieu of or in addition to conducting the exchange offer, file a shelf registration statement covering resales of the Original Notes and the New Notes under the Securities Act as promptly as practicable. We agree to use our reasonable efforts (a) to cause the shelf registration statement to become or be declared effective no later than 180 days after the shelf registration statement is required or requested to be filed and (b) use our reasonably best efforts to keep the shelf registration statement effective (other than during any blackout period) until (i) the earlier of the first anniversary of the effective date of the shelf registration statement, (ii) the date all the Notes covered by the shelf registration statement have been sold pursuant thereto or (iii) the date upon which all Notes covered by the shelf registration statement are no longer restricted securities (as defined in Rule 144 under the Securities Act, or any successor rule thereof).

We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the Original Notes and the New Notes has become effective and take certain other actions as are required to permit unrestricted resales of the New Notes. We agree to supplement or make amendments to the shelf registration statement as and when required by the registration form used for the shelf registration statement or by the Securities Act or rules and regulations under the Securities Act for shelf registrations. We agree to furnish to certain holders copies of any such supplement or amendment prior to its being used or promptly following its filing. A holder that sells Original Notes and/or New Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification rights and obligations).

Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the Original Notes and the New Notes, we may suspend use of the prospectus included in any shelf registration statement in the event that and for a period of time, or blackout period, not to exceed an aggregate of 60 days in any twelve-month period if our board of directors determines that there is a valid business purpose for suspension of the shelf registration statement.

Special Interest

If we fail to meet the targets listed in the three paragraphs immediately following this paragraph, then additional interest (“Special Interest”) shall become payable in respect of the Original Notes and/or New Notes as follows (each event referred to in the numbered paragraphs below constituting a registration default, and each period during which the registration default(s) has occurred and is continuing is a registration default period):

1. if the exchange offer required to be filed with the SEC is not completed on or prior to the 360th day following the Closing Date, then commencing on the day after such required filing date, Special Interest will accrue on the principal amount of the Original Notes and/or New Notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period and at a rate of 1.0% thereafter for the remaining portion of the registration default period;

2. if a shelf registration statement is required to be filed with the commission, but does not become effective on or prior to the 180th day following any event described in the Registration Rights Agreement which requires the filing of a shelf registration statement (See “—Shelf Registration Statement” above for additional information), then commencing on the day after such required filing date, Special Interest will accrue on the principal amount of the Original Notes and/or New Notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period and at a rate of 1.0% thereafter for the remaining portion of the registration default period; or

3. if after either an exchange offer registration statement or shelf registration statement is declared (or becomes automatically) effective (A) such registration statement thereafter ceases to be effective or (B) such registration statement or the related prospectus ceases to be usable (except as permitted in paragraph 6(b) of the Registration Rights Agreement) in connection with resales of Notes during the periods specified herein because either (1) any event occurs as a result of which the related prospectus forming part of such registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made no misleading, (2) it shall be necessary to amend such registration statement or supplement the related prospectus, to comply wit the Securities Act or the Exchange Act or the respective rules thereunder, or (3) such registration statement is a shelf registration statement that has expired before a replacement shelf registration statement has become effective, then commencing on the day after either such required filing date, Special Interest will accrue on the principal amount of the Original Notes and/or New Notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period and at a rate of 1.0% per annum thereafter for the remaining portion of the registration default period.

provided, however, that the Special Interest rate on the Original Notes and the New Notes may not accrue under more than one of the foregoing clauses (1)—(3) at any one time and at no time shall the aggregate amount of Special Interest accruing exceed 1.0% per annum and (y) Special Interest shall not accrue under clause (3)(B) above during the continuation of a blackout period; provided, further, however, that (a) upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of clause (2) above) or (c) upon the exchange of the New Notes for all Original Notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3)(B) above), Special Interest on the Original Notes and the New Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

No Special Interest shall accrue with respect to Original Notes and the New Notes that are not Transfer Restricted Securities, as defined in the Registration Rights Agreement.

Any amounts of Special Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the Notes.

Expiration Date; Extensions; Amendment

The term “expiration date” means 12:00 midnight, New York City time, on May 11, 2011, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

(a) to delay accepting any Original Notes (which we will not do for general legal compliance absent an extension of the exchange offer), to extend the exchange offer or to terminate the exchange offer and not accept Original Notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

(b) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Original Notes.

We will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

Without limiting the manner in which we may choose to publicly announce any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Original Notes and any other required documentation.

To be validly tendered, the documents must reach the exchange agent by or before 12:00 midnight New York City time, on the expiration date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

The tender by a holder of Original Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to affect the tender for those holders.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 12:00 midnight, New York City time, on the expiration date. No letter of transmittal or Original Notes should be sent to us.

Only a holder of Original Notes may tender Original Notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name Original Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution,” unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Original Notes promptly following the expiration date.

In addition, we reserve the right in our sole discretion to:

(a) purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

(b) the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering Original Notes pursuant to the exchange offer, each holder will represent to us that, among other things,

(a) the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

(b) the holder is not engaged in and does not intend to engage in a distribution of New Notes;

(c) the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

(d) the holder is not our “affiliate” as defined under Rule 405 of the Securities Act.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at DTC for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account with respect to the Original Notes in accordance with DTC’s procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent’s account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date. Delivery of documents to the depository trust company does not constitute delivery to the exchange agent.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 12:00 midnight, New York City time, on the expiration date.

To withdraw a tender of Original Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

(b) identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

(d) specify the name in which any such Original Notes are being registered if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder promptly after withdrawal, rejection of tender or expiration of the exchange offer. Rejection of Original Notes will not occur after expiration of the exchange offer or withdrawal. Properly withdrawn Original Notes may be retenderd by following one of the procedures described above under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC. We will not delay accepting any Original Notes for general legal compliance absent an extension of the exchange offer.

If we determine that we may terminate this exchange offer because the foregoing condition exists, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•

extend the exchange offer and retain all Original Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

•	waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Pursuant to the Registration Rights Agreement, we are required to file with the SEC a shelf registration statement with respect to the Original Notes and New Notes which must be declared effective no later than 180 days after being so required or requested, as per Section 2(a) of the Registration Rights Agreement if:

(1)	because of any change in law or in applicable interpretations therof by the staff of the SEC, we are not permitted to effect the exchange offer;

(2)	the exchange offer has not been completed within 360 days following the Closing Date;

(3)	any Initial Purchaser (as defined in the Registration Rights Agreement) so requests in writing with respect to the Original Notes not eligible to be exchanged for New Notes in the exchange offer and held by it following consummation of the exchange offer; and

(4)	any holder (other than an Exchanging Dealer as that term is defined in the Registration Rights Agreement) is not eligible to participate in the exchange offer or, in the case of any holder (other than an Exchanging Dealer) that participates in the exchange offer, such holder does not receive freely tradeable New Notes on the date of the exchange.

Exchange Agent

The Bank of New York Mellon Trust Company N.A. has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York Mellon Trust Company N.A., addressed as follows:

By Registered or Certified Mail; Hand or Overnight Delivery:

THE BANK OF NEW YORK MELLON TRUST COMPANY N.A.

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

By Facsimile Transmission

(Eligible Institutions Only)

(212) 298-1915

Attn: William Buckley

For Information or to Confirm by Telephone Call

(212) 815-5788

Fees and Expenses

We have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of The Bank of New York Mellon Trust Company N.A., as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

Holders of Original Notes who are eligible to participate in the exchange offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

(a)	to us, upon redemption of the Original Notes or otherwise;

(b)	so long as the Original Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

(c)	in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon and opinion of counsel reasonably acceptable to us;

(d)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(e)	under and effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Federal Income Tax Consequences

We believe that the exchange of the Original Notes for New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder’s holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See “Material U.S. Federal Income Tax Consequences.”

Other

Participation in the exchange offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and conditions of this exchange offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

We are a U.S. based, provider of Jones Act marine transportation services for refined petroleum products in the U.S. domestic “coastwise” trade. Our fleet consists of five new, double-hulled product tankers. Our fleet of five vessels has a total capacity of approximately 245,000 dwt and an average age of approximately one year.

Our customers are BP, Chevron, Marathon and MSC. Three of our vessels are on time charters that range from up to three years under an evergreen type arrangement (which may be terminated at any time upon 90 days notice) to seven years. Our other two vessels are contracted to MSC for one year with four approximately one-year renewal options. While MSC awarded us the contract based on a five-year analysis, MSC is only permitted to commit to annual contracts due to budgetary restrictions. However, as a result of our customization of these vessels to meet MSC’s requirements, as well as economic benefits for continued renewals, we believe it is likely that MSC will exercise its renewal options, although there can be no assurance that they will do so. In addition, the four T-5 tankers that our vessels will in part replace have been in continuous MSC service since their delivery as new buildings in the mid-1980s, despite MSC’s requirement for periodic renewals of time charters and / or operating agreements, as applicable. Further supporting this view, the day rates in the first-year of our charters with MSC are on average 25% higher than the day rates for our first-option years. We utilized this declining rate structure with a material premium in the first year to incentivize MSC to exercise each of their one-year renewal options.

We believe our market is experiencing favorable supply and demand dynamics due to the regulatory requirements and industry vetting standards under which we operate. The Jones Act restricts U.S. point-to-point maritime shipping to vessels that are built in the U.S., documented under the U.S. flag, at least 75% owned by U.S. citizens and manned by U.S. crews, and largely insulates our market from direct foreign competition. OPA 90 requires that all existing single-hull, double-sided and double-bottomed tank vessels must be phased out of service for transporting petroleum-based products at specified dates through 2015 based on their tonnage and age. We believe that restrictions under the Jones Act and OPA 90 have led to higher construction costs and will lead to a significant reduction in the carrying capacity in our market.

Furthermore, based on current practice we believe that the major oil companies will continue to implement more stringent vetting standards that may ultimately prohibit older vessels from entering their proprietary terminals. For example, one major oil company has already put into effect a 20 year age restriction on chartered in vessels. This may further reduce the available carrying capacity in our market.

In addition to supply constraints, we believe that Jones Act tankers will also benefit from the improving U.S. economy as a return to growth will drive demand for both petroleum products and the transportation of those products. We believe that this increased demand will have an upward impact on charter rates and vessel valuations.

Each of Golden State, Pelican State and Sunshine State were operating on time charters during 2009 and, accordingly, were not exposed to the weaker spot market. Two of those vessels are operating under long-term time charters and one is operating under a short-term time charter. Our two newest vessels are currently chartered to MSC for one year each. Therefore, assuming Chevron does not exercise its right to terminate the time charter for Sunshine State we believe that we are not likely to have exposure to the spot market in 2011. With an expected improving economy and expected U.S. Gulf refining capacity increases of over 600,000 bpd over the next five years, we expect that demand for Jones Act product tankers will rise.

Operationally, we retain all strategic and commercial management of our vessels, while the technical management of the vessels is outsourced to Crowley. Crowley’s technical management services include crewing, maintenance and repair, purchasing, insurance and claims administration, and security as well as accounting and reporting services. In addition to providing technical management services for all our vessel operations, Crowley also provided construction oversight on the final two new build vessels. Founded in 1892, Crowley is one of the oldest maritime transportation companies in the U.S., employing approximately 4,800 employees across 80 office locations. We benefit from Crowley’s operational expertise, purchasing power and relationships with vendors, suppliers and major labor organizations which are key to providing skilled and experienced crews.

Our History

In 2006, prior to the termination of the management arrangement with Product Manager, our predecessor formed the joint venture among Product Carriers, an affiliate of USS and certain affiliates of Blackstone and Cerberus (the “Joint Venture”). Product Carriers committed to provide $70 million of junior equity financing to the Joint Venture while the certain affiliates of Blackstone and Cerberus committed an aggregate of $105 million of senior equity financing and $325 million of debt financing.

The Joint Venture contracted with NASSCO for the construction of five 49,000 dwt double-hulled tankers, under which General Dynamics agreed to provide a performance guarantee to the Joint Venture with respect to the obligations of NASSCO under the construction contract. NASSCO delivered the first product tanker in January 2009 and delivered four subsequent product tankers in June 2009, December 2009, July 2010 and December 2010, respectively.

In April 2009, the USS Entities announced that they were voluntarily seeking relief to reduce and restructure their corporate debts, unrelated to the Joint Venture, under Chapter 11 of the U.S. Bankruptcy Code. In July 2009, in return for cash consideration, the USS Entities agreed to transfer Product Carriers’ equity ownership interest in the Joint Venture to certain affiliates of Blackstone and Cerberus (collectively, our “Sponsors”) and terminated Product Manager’s management role in the Joint Venture through a settlement agreement between USS and the Sponsors. The settlement agreement was then approved by the Bankruptcy Court.

In July 2009, the Joint Venture, then renamed American Petroleum Tankers LLC, engaged Crowley to provide technical management services, construction supervision services and financial reporting services for its vessels.

Concurrent with offering of the Original Notes, we effected a restructuring of our corporate organization that resulted in (i) the formation of Holding, a new parent holding company, (ii) the formation of APT Parent, a new wholly-owned subsidiary of Holding, and (iii) the distribution down of the interests of our former parent holding company, American Petroleum Tankers LLC, such that American Petroleum Tankers LLC became a wholly owned subsidiary of APT Parent.

We currently have two employees. Since January 2010, Robert K. Kurz has been our Chief Executive Officer. Mr. Kurz has over 27 years of experience in the marine transportation industry. In September 2010, Philip J. Doherty joined us as Chief Financial Officer. Mr. Doherty was previously the interim chief executive officer and chief financial officer of Coordinate Home Health Care, Inc., a healthcare company. Prior to that, Mr. Doherty served as chief executive officer of Maritrans Inc., a marine petroleum transportation services company.

Our Equity Sponsors

We are controlled by affiliates of Blackstone, which own 75% of our equity interests in the aggregate. As of December 31, 2010, Blackstone, through its different investment businesses, had total assets under management of approximately $128.1 billion. In June, 2007, Blackstone conducted an initial public offering of common units representing limited partner interests in Blackstone, which are listed on the New York Stock Exchange under the symbol “BX.”

Affiliates of Cerberus own 25% of our equity interests in the aggregate. Established in 1992, Cerberus, along with its affiliates, is one of the world’s leading private investment firms. Cerberus currently holds controlling or significant minority investments in companies around the world. Cerberus invests in divestitures, turnarounds, recapitalizations, financial restructurings, public-to-privates and management buyouts in a variety of sectors.

Our Business Strategy

Our primary business objective is to increase our cash flow by executing the following strategies:

•	Operate safely: Operate our fleet safely and efficiently to meet customer vetting and industry standards, and to remain a carrier to major oil companies and MSC.

•	Maintain quality assets: Operate and maintain quality, long-lived assets that will enable us to capture favorable commercial terms in all market conditions.

•

Contract with credit worthy customers: Contract a majority of our vessels with credit worthy customers on medium to long-term time charters, while maintaining some flexibility to capitalize on an expected favorable supply and demand environment of improving charter rates.

•	Maintain quality relationships: Partner with credit-worthy charter counterparties, U.S. shipyards and our technical manager in order to generate increased profit margins.

Our Fleet and Charterers

Our fleet consists of five 49,000 dwt product tankers, three of which are currently operating in the U.S. Jones Act coastwise trades and two of which will operate worldwide, depending on the needs of MSC. NASSCO shipyard in San Diego, CA delivered all five of our vessels below budget and ahead of schedule. While our vessels currently only carry refined petroleum products they are capable of transporting crude oil and various chemicals as well.

Golden State, delivered in January 2009, is on time charter with BP, trading on the U.S. West Coast; Pelican State, delivered in June 2009, is on time charter with Marathon, trading on the U.S. Gulf Coast; and Sunshine State, delivered in December 2009, is on time charter with Chevron, trading on the U.S. Gulf Coast. Our final two vessels, Empire State and Evergreen State, delivered in July 2010 and December 2010, respectively, are in service with MSC.

While the MSC charters are contracted on a fixed basis of one year and four approximately one-year renewal options, we expect these vessels to remain on charter for the approximate five-year period. Our expectation is based on both historical chartering precedent for the four T-5 vessels previously chartered to or operated for MSC and MSC’s methodology for evaluating competitive RFPs, and although there can be no assurances, these options are likely to be exercised. As MSC stated in its RFP, the bids were evaluated using “the net present value of charter hire rates offered for the entire charter period (base period plus options).” Further supporting this view, the day rates in the first-year of our charters with MSC are on average 25% higher than the day rates for our first-option years. We utilized this declining rate structure with a material premium in the first year to incentivize MSC to exercise each of their one-year renewal options. In addition, to better meet MSC’s unique requirements, our two vessels have been enhanced with the following features: the addition of four fueling-at-sea stations, an enlarged and isolated radio room, a decontamination station, a small arms locker, machine gun mounting pads for Evergreen State and additional crew accommodations.

Vessel Name	Deadweight Tonnage	Date Delivered	Charterer	Initial Charter Term(1)	Charter Options	Revenue Generated During Fiscal Year Ended December 31, 2010 (in thousands)	Approximate Percentage Revenue During Fiscal Year Ended December 31, 2010
Golden State	49,000	Jan-09	BP	7 years	3 one-year options	$20,349	32%

Pelican State	49,000	Jun-09	Marathon	3 years	2 two-year options	$19,731	31%

Sunshine State	49,000	Dec-09	Chevron	9 months	1 three month option 4 six-month options	$12,383	19%

Empire State	49,000	Jul-10	MSC	1 year	3 one-year options; 1 eleven-month option	$10,289	16%

Evergreen State	49,000	Dec-10	MSC	1 year	3 one-year options; 1 eleven-month option	$ 848	1%

(1)	Measured from the date of delivery, except for Empire State and Evergreen State, which begin in October 2010 and January 2011, respectively.

Our Safety and Maintenance

General

We are committed to operating our vessels in a manner that protects the safety and health of our employees, the general public and the environment. Our primary goal is to minimize the number of safety-and health-related accidents on our vessels and our property. Our primary concerns are to avoid personal injuries and to reduce occupational health hazards. We want to prevent accidents that may cause damage to our personnel, equipment or the environment, such as lost time incidents, fire, collisions, petroleum spills and groundings of our vessels. In addition, we are committed to reducing overall emissions and waste generation from each of our vessels and to the safe management of associated cargo residues and cleaning wastes.

Our policy is to follow all laws and regulations as required, and we are actively participating with government, trade organizations and the public in creating responsible laws, regulations and standards to safeguard the workplace, the community and the environment. Crowley is responsible for coordinating all facets of our health and safety program and identifying areas that may require special emphasis, including new initiatives that evolve within the industry. Crowley is also responsible for all training, whether conducted in-house or at a training facility. Supervisors are responsible for carrying out and monitoring compliance with all of the safety and health policies on their vessels.

To protect the environment, today’s tanker vessels are required not only to be leak-proof but also to be vapor-tight to prevent the release of any fumes or vapors into the atmosphere. Our tanker vessels carry light products, such as gasoline or naphtha, and have alarms that indicate when the tank is full (95% of capacity) and when it is overfull (98% of capacity). Each tanker vessel also has a vapor recovery system that connects the cargo tanks to the shore terminal via pipe and hose to return to the plant the vapors generated while loading.

Safety Management Systems

The United States is a member of the IMO and is a signatory to a number of the IMO’s treaties including Safety of Life at Sea, International Ship Management Code (“ISM”) and International Ship Security Protocol (“ISSP”). As such, each vessel owned by APT must pass inspections to comply with the IMO’s treaties. The United States Coast Guard enforces those treaties for US flagged vessels. APT vessels are credentialed as having passed the protocols for ISM and ISSP.

Preventative Maintenance

Crowley has a computerized preventative maintenance program that tracks U.S. Coast Guard and American Bureau of Shipping inspection schedules and establishes a system for the reporting and handling of routine maintenance and repair.

ABS and the U.S. Coast Guard establish drydocking schedules. We expect to drydock our vessels once every five years through year 14 and once every two and a half years thereafter, following a review of comprehensive work lists to ensure all required maintenance is completed during each drydock period. The planned maintenance period is considered complete when all work has been tested to the satisfaction of the ABS or U.S. Coast Guard inspectors, or both.

Crewing and Employees

Through Crowley, we have access to an experienced and qualified work force of shore-based and seagoing personnel. As of November 30, 2010, Crowley employed approximately 4,800 persons, comprised of shore staff and fleet personnel. The collective bargaining agreement provides for wage increases, and requires Crowley to make contributions to certain pension and other welfare programs. Our vessel employees are paid on a daily or hourly basis and typically work 100 days on and 100 days off. Crowley’s shore-based personnel are generally salaried and are located in Jacksonville, Florida and Seattle, Washington. We believe that Crowley’s relations with its employees are strong as we are not aware of any labor disruptions in recent years.

Maritime worker injuries are covered by the Jones Act. The Jones Act permits seamen to sue their employers for job-related injuries. Seamen may sue for work-related injuries under the maritime law doctrine of unseaworthiness. Because our vessel crews are not generally protected by the limits imposed by state workers’ compensation statutes, there is potentially greater exposure for claims made by these employees as compared to employers whose employees are covered by state workers’ compensation laws.

Our Competitive Strengths

We believe we are well-positioned in the Jones Act tanker market because of the following competitive strengths:

•

Young fleet. Based on management’s knowledge that no other company has a Jones Act tanker fleet consisting entirely of vessels built in the last two years, we believe that we have the youngest Jones Act tanker fleet, with an average age of approximately one year. Newer vessels are more fuel-efficient, cost-effective and more environmentally sound than older vessels, while requiring less annual capital expenditures to maintain. As a result, we believe our vessels will be more attractive to charterers with increasingly stringent vetting and inspection standards, and will therefore have better utilization versus older vessels. In addition, as the supply of Jones Act tankers decreases due to OPA 90 phase-out requirements, we believe our customers will continue to seek long-term charters to secure shipping capacity.

•

Stable revenues and cash flows. We believe that our significant time charter coverage will provide stable revenues and cash flows pursuant to our charter agreements. Two of our product tankers are currently operating under long-term time charters and two additional product tankers are chartered to MSC for one year with four approximately one-year renewal options. We expect these options to be exercised and to result in a charter for approximately five years, although there can be no assurances that this will be the case.

•

Quality technical management. Our technical manager, Crowley, has a reputation for high standards of safety, operating performance and customer service and has received numerous awards for such standards. We further believe that Crowley’s reputation will help us maintain long-term customer relationships with major oil companies and key government entities because we believe these customers desire to do business with companies that have proven internal or outsourced technical management expertise. In addition, we believe Crowley’s expertise and safety standards will benefit us in an increasingly stringent U.S. regulatory environment.

•

Strong credit position. Adjusted for the full year 2009 taking into effect the delivery of our two new build vessels and a full year operation of all our vessels, we believe that we would have a first lien senior secured loan-to-value ratio of less than 50%. Additionally,with the exception of payments to NASSCO for new build vessels, most of which have already occurred, we do not expect to incur any capital expenditures given the age of our young fleet through December 2011. Furthermore, we believe that our financial position will benefit from our positive contract revenue and cash flows.

•

Financial sponsor support. We are owned and supported by Blackstone and Cerberus and certain of their respective affiliates who have collectively invested $500 million of capital in us, including secured financing in a principal amount of up to $325 million through the Sponsor Facility, of which $3.8 million was available as of December 31, 2010. As of December 31, 2010, Blackstone, through its different investment businesses, had total assets under management of approximately $128.1 billion, while Cerberus, along with its affiliates, is one of the world’s leading private investment firms. See “—Our Equity Sponsors.”

Industry

In the U.S., refined petroleum products are transported by pipelines, marine transportation, trucks and railroads. Pipelines are the most efficient mode of transportation for long-haul movement of refined petroleum products, followed by tank vessels. Marine transportation provides a vital link between a number of major refined petroleum product producing and consuming regions of the United States. According to the Association of Oil Pipe Lines, approximately 25% of all domestic refined petroleum product transportation was by water in 2009, making waterborne transportation the second-most used mode of transportation for refined petroleum products after pipelines. A number of areas along the U.S. coast have access to refined petroleum products only by marine transportation. For example, there are no pipelines connecting the major refining areas in the Pacific Northwest or the Texas / Louisiana region with consumption markets in California, or connecting the major refining areas in the Texas / Louisiana region with consumption markets in Florida. The Northeastern United States, a significant consuming region, is also served by capacity-constrained pipelines connecting to the refining areas in Texas and Louisiana.

The seaborne transportation of refined petroleum products is a mature industry that is tied to economic activity. In general, shipping is characterized as being a commodity service for which competition, particularly in the global markets, is very high and based primarily on charter rates; though charterers also take into account vessel age, specification and the reputation of the operator. Tanker charter rates are very sensitive to the changes in demand for and supply of tankers and, consequently, are volatile. The demand for product tankers is not only based on the supply and demand for refined petroleum products, but also on the proximity of that demand to the supply of those products. In the U.S., the strongest areas of demand are the coastal regions, while the largest source of supply is on the Gulf coast.

The supply of ships is determined by the size of the existing fleet, the rate of deliveries of new buildings, scrapping, casualties, and the amount of tonnage in lay-up. The carrying capacity, or tanker supply, of the Jones Act tanker fleet is primarily influenced by the influx of new build vessels and the scrapping of older vessels. Thus, changes in capacity have a significant impact on the charter rates.

Key trade routes

Our vessels transport refined petroleum products in the U.S. “coastwise” trade over two major trade routes:

•	from refineries located on the Gulf Coast to Florida; and

•	from refineries located on the Washington Coast to Northern California.

The Gulf Coast to Florida trade route is the most important of these trade routes due to the absence of pipelines that service Florida. Our two vessels on time charter service with MSC trade worldwide, depending on requirements of the U.S. Navy.

Our Competition

The domestic tank vessel industry is highly competitive. The Jones Act restricts U.S. point-to-point maritime shipping to vessels built in the United States, documented under U.S. flag, 75% owned by U.S. citizens and manned by U.S. crews. Our competitors can be divided into the following categories:

•

Jones Act Product Tankers and Barges. In our market sectors, our primary direct competitors are the operators of U.S.-flag ocean-going tank barges and U.S.-flag refined petroleum product tankers, including the captive fleets of major oil companies. Because of the restrictions imposed by the Jones Act, we estimate there are less than 80 vessels currently eligible to engage in U.S. coastwise petroleum transport. We believe that more Jones Act tonnage will be retired due to OPA 90, as well as for other reasons stated elsewhere herein, than will be added in the period after 2010 through 2015. With this expected decrease in supply of Jones Act tonnage, we believe the remaining Jones Act vessels will be in higher demand in the private sector. Additionally, our two vessels operating on time charter with MSC will in part replace the four T-5 tankers that have been in continuous service with MSC since their delivery as new-builds in the mid-1980’s, despite MSC’s requirement for periodic renewals of time charters and / or operating agreements, as applicable. We believe that we have only two competitors in the MSC Market, who are capable of chartering vettable vessels with MSC after substantial conversion of their vessels.

•

Refined Product Pipelines. There are no pipelines carrying refined petroleum products to the major storage and distribution facilities we currently serve, other than the Colonial Pipeline system, which originates in Texas and terminates at New York Harbor, and the Plantation Pipeline, which originates in Louisiana and terminates in Washington, D.C. However, existing refined product pipelines are the lowest cost provider of long-haul transportation of refined petroleum products. We believe that high capital costs, tariff regulation and environmental opposition make it unlikely that a new refined product pipeline system will be built in the markets in which we operate in the foreseeable future. Furthermore, it would take in excess of five years to obtain the necessary permits and complete construction of any new pipeline system.

Major Oil Company Vetting Process

Shipping, especially the carriage of crude oil and refined petroleum products by tankers and barges operating in the Jones Act trade, has been, and is expected to remain heavily regulated by the federal government, state governments, the IMO and classification societies such as ABS. Furthermore, concerns for the environment and their public image have led the major oil companies to develop and implement a strict due diligence process when selecting their commercial shipping partners to ensure that risk exposure is carefully managed. The vetting process has therefore evolved into a sophisticated and comprehensive assessment of both the vessel and the vessel operator.

While numerous factors are considered and evaluated prior to a commercial decision, major oil companies through their association, Oil Companies International Marine Forum (“OCIMF”), have developed and implemented two basic tools: a Ship Inspection Report Program (“SIRE”) and the Tanker Management & Self Assessment Program (“TMSA”).

The SIRE ship inspection process is based upon a thorough vessel inspection performed by accredited OCIMF inspectors, resulting in a report being generated and available for review by all OCIMF members. The report is an important element of the ship evaluation undertaken by any major oil company when a commercial need exists. We are in compliance with SIRE.

TMSA, a recent addition to the risk assessment process used by major oil companies, is composed of a set of key performance indicators against which a tanker company must self assess their compliance and submit the results to the major oil companies for their evaluation. The tanker company is expected to develop a comprehensive plan for full compliance with both the key performance indicators and the best practices identified in TMSA. We are in compliance with TMSA. Major oil companies will then use the submitted results as a baseline when performing management audits to determine if the tanker company is in fact operating in accordance with internal guidelines and expectations.

Based upon commercial needs, there are three levels of assessment used by the major oil companies: (i) terminal use, which will clear a vessel to call at one of the major oil company’s terminals; (ii) voyage charter, which will clear the vessel for a single voyage; and (iii) term charter, which will clear the vessel for use for an extended period of time. The depth, complexity and difficulty of each of these levels of assessment vary.

While a ship inspection and the operator’s TMSA will be sufficient for a major oil company’s assessment of terminal usage or a voyage charter relationship, a term charter relationship will usually require a comprehensive office audit. The office audit involves multiple days in which key company personnel are interviewed and internal operating procedures/processes are reviewed. Crowley has undergone and successfully completed numerous audits by major oil companies in the past, including but not limited to BP plc and Marathon Oil Corporation; thus we believe we have positioned our assets to be the vessels of choice in the Jones Act trade.

Classification, Inspection and Certification

In accordance with standard industry practice, all of our vessels are ABS class. ABS is one of several internationally recognized classification societies that inspect vessels at regularly scheduled intervals to ensure compliance with structural standards and certain applicable safety regulations. Insurance underwriters require an “in-class” certification by a classification society before they will extend coverage to a coastwise vessel. The classification society certifies that the pertinent vessel has been built and maintained in accordance with the rules of the society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. Inspections are conducted on our vessels by a surveyor of the classification society in three types of surveys of varying frequency and thoroughness: (i) annual surveys, (ii) an intermediate survey every two to three years, and (iii) a special survey every four to five years. As part of the intermediate survey, a vessel may be required to be drydocked for inspection of its underwater sections and for any necessary repair work related to such inspection.

Our vessels are also inspected at periodic intervals by the U.S. Coast Guard to ensure compliance with federal safety and security regulations. All of our vessels carry Certificates of Inspection issued by the U.S. Coast Guard.

Our vessels and Crowley’s shoreside operations are also inspected and audited regularly by our customers, in some cases as a precondition to chartering our vessels. We maintain all necessary approvals required for our vessels to operate in the U.S. coastwise trade. We believe that the high quality of our vessels, their crews and shoreside staff are advantages when competing against other vessel operators.

Insurance and Risk Management

We believe that we have adequate insurance coverage to protect against the accident-related risks associated with the conduct of our business and the risks of liability for environmental damage and pollution, consistent with industry practice. We cannot assure you, however, that all risks are adequately insured against, that any particular claims will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

Our hull and machinery insurance covers risks of actual or constructive loss from collision, fire, grounding, engine breakdown and other casualties up to an agreed value per vessel. Our war-risks insurance covers risks of confiscation, seizure, capture, vandalism, sabotage and other war-related risks.

Our protection and indemnity insurance covers third-party liabilities and other related expenses from, among other things, injury or death of crew, passengers and other third parties, claims arising from collisions, damage to cargo, damage to third-party property, asbestos exposure and pollution arising from oil or other substances. Our current protection and indemnity insurance coverage for pollution is $1 billion per incident, the maximum amount of available coverage, and is provided by the Steamship Mutual P & I Club, which is a member of the International Group of P&I Clubs. The protection and indemnity mutual assurance associations that comprise the International Group of P&I Clubs insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Each protection and indemnity association has capped its exposure to this pooling agreement at approximately $5.45 billion per non-pollution incident. As a member of Steamship Mutual, we are subject to periodic assessments payable to the Club based on our claims record as well as the claims record of all other members of the Club. We also have insurance coverage of $150 million per vessel for Hull & Machinery and War Risks, with total coverage of $750 million for our entire fleet. In addition, under our MSC charters, our vessels are covered by additional war risk insurance paid by the U.S. Government in the event our vessels are sent into war zone waters.

Regulation

Our operations are subject to increasingly stringent international, federal, state and local regulation and oversight, the principal provisions of which are described below.

Coastwise Laws

Our operations are conducted in the U.S. domestic trade and governed by the coastwise laws of the United States, which we refer to in this prospectus as the Jones Act. The Jones Act restricts marine transportation between points in the United States to vessels built in and documented under the laws of the United States (U.S. flag) and owned and manned by U.S. citizens. Generally, an entity is deemed a U.S. citizen for these purposes so long as:

•	it is organized under the laws of the United States or of a state;

•	its chief executive officer, by whatever title, and its chairman of its board of directors and all persons authorized to act in the absence or disability of such persons are U.S. citizens;

•	no more than a minority of the number of its directors (or equivalent persons) necessary to constitute a quorum are non-U.S. citizens;

•

at least 75% of the stock or equity interest and voting power in the entity is beneficially owned by U.S. citizens free of any trust, fiduciary arrangement or other agreement, arrangement or understanding whereby voting power may be exercised directly or indirectly by non-U.S. citizens;

•	in the case of a partnership, each general partner meets U.S. citizenship requirements for U.S. coastwise trade; and

•

in the case of a limited liability company, like APT Parent and American Petroleum Tankers LLC, similar requirements will apply depending on the form of management contained in the limited liability company’s organizational documents.

There have been repeated efforts to repeal or significantly change the Jones Act. In addition, the U.S. government recently granted limited short-term waivers of the Jones Act following Hurricanes Katrina and Rita, which allowed foreign vessels to operate in the Jones Act trade. Although we believe it is unlikely that the Jones Act will be substantially modified or repealed, there can be no assurance that Congress will not substantially modify or repeal such laws.

U.S. Federal Government Contract Laws

We must comply with and are affected by laws and regulations relating to the award, administration, and performance of DoD contracts. Laws and regulations applicable to U.S. Government contracts, including those with DoD, affect how we do business with DoD and, in some instances, impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of our DoD contracts, or debarment from bidding on future DoD contracts.

In some instances, these laws and regulations impose terms or rights that are more favorable to the DoD than those typically available to commercial parties in negotiated transactions. For example, the U.S. Navy may terminate our MSC charters at its convenience or for default based on performance. Upon termination for convenience, we normally are entitled, subject to negotiation, to receive the purchase price for certain delivered items, reimbursement for allowable costs for work-in-process, and an allowance for profit on the contract or adjustment for loss if completion of performance would have resulted in a loss. Our ability to recover is subject to the U.S. Congress having appropriated sufficient funds to cover the termination costs. As funds are typically appropriated on a fiscal-year basis and as the costs of a termination for convenience may exceed the costs of continuing a program in a given fiscal year, many on-going programs do not have sufficient funds appropriated to cover the termination costs were the government to terminate them for convenience. The U.S. Congress is not required to appropriate additional funding under these circumstances.

A termination arising out of our default may expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders with the Government.

In addition, our MSC charters span one base year and multiple option years. The U.S. Government has the right to not exercise option periods and may not exercise an option period if the agency is not satisfied with our performance on the contract.

U.S. Government agencies, including the Defense Contract Audit Agency and various agency Inspectors General, routinely audit and investigate government contractors, and we are similarly subject to such audits. These agencies review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations, and standards. The U.S. Government also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s management, purchasing, property, estimating, compensation, accounting, and information systems. Any costs found to be misclassified may be subject to repayment. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or prohibition from doing business with the U.S. Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

Environmental

Government environmental regulation significantly affects the ownership and operation of our vessels. Our vessels are subject to international conventions, federal, state and local laws and regulations relating to safety and health and environmental protection, including the generation, storage, handling, emission, transportation, discharge and remediation of releases of regulated materials. We have incurred, and will continue to incur, substantial costs to meet environmental requirements. Although we believe that we are in substantial compliance with applicable safety and health and environmental laws and regulations, we cannot predict the ultimate cost of complying with these requirements or the impact of these requirements on the resale value or useful lives of our vessels. The recent trend in environmental legislation is toward more stringent requirements and we believe this trend will continue. In addition, a future serious marine incident occurring in U.S. or international waters that results in significant oil pollution or otherwise causes significant environmental impact could result in additional legislation or regulation.

Various governmental and quasi-governmental agencies require us to obtain permits, licenses and certificates for the operation of our vessels. While we believe that we have all permits, licenses and certificates currently necessary for the conduct of our operations, frequently changing and increasingly stringent requirements, future non-compliance or failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels.

We maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our crews and officers, care for the environment and compliance with U.S. regulations. Our vessels are subject to both scheduled and unscheduled inspections by a variety of governmental and private entities, each of which may have unique requirements. These entities include the local port authorities (U.S. Coast Guard or other port authorities), classification societies and charterers, particularly the major oil companies.

We manage our exposure to losses from potential discharges of pollutants through the use of well maintained, managed and equipped vessels, a comprehensive safety and environmental program, including a maritime compliance program, and Crowley’s insurance program. However, the risks of substantial costs, liabilities and penalties are inherent in marine operations, including potential criminal prosecution and civil penalties for discharge of pollutants. As a result, there can be no assurance that any new regulations or requirements, more stringent enforcement policies or any discharge of pollutants by our vessels will not have a material adverse effect on us.

The Oil Pollution Act of 1990

OPA 90 established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA 90 affects all vessels trading in U.S. waters, including the exclusive economic zone extending 200 miles seaward. OPA 90 sets forth various technical and operating requirements for vessels operating in U.S. waters. In general, all newly-built or converted vessels carrying crude oil or petroleum-based products as cargo in U.S. waters must be built with double hulls. Existing single-hulled, double-sided or double-bottomed vessels must be phased out of service by specific dates through 2015 based on their tonnage and age. Our entire fleet is comprised of double-hulled product tankers which comply with OPA 90 standards.

Under OPA 90, owners or operators of vessels operating in U.S. waters must file vessel spill response plans with the U.S. Coast Guard and operate in compliance with these plans. These vessel response plans must, among other things:

•	address a “worst case” scenario and identify and ensure, through contract or other approved means, the availability of necessary private response resources;

•	describe crew training and drills; and

•	identify a qualified individual with specific authority and responsibility to implement removal actions in the event of an oil spill.

Our vessel response plans have been accepted by the U.S. Coast Guard and all of our vessel crew members and spill management team personnel have been trained to comply with these guidelines. In addition, we conduct regular oil-spill response drills in accordance with the guidelines set out in OPA 90. We believe that all of our vessels are in compliance with OPA 90.

Environmental Spill and Release Liability

OPA 90 and various state laws have substantially increased the statutory liability of owners and operators of vessels for the discharge or substantial threat of a discharge of petroleum and the resulting damages, both as to the limits of liability and the scope of damages. OPA 90 imposes joint and several strict liability on responsible parties, including owners, operators and bareboat charterers, for all containment and clean-up costs and other damages arising from spills attributable to their vessels. A complete defense is available only when the responsible party establishes that it exercised due care and took precautions against foreseeable acts or omissions of third parties and when the spill is caused solely by an act of God, act of war (including civil war and insurrection) or a third party other than an employee or agent or party in a contractual relationship with the responsible party. These limited defenses may be lost if the responsible party fails to report the incident or reasonably cooperate with the appropriate authorities or refuses to comply with an order concerning clean-up activities. Even if the spill is caused solely by a third party, the owner or operator must pay removal costs and damage claims and then seek reimbursement from the third party or the trust fund established under OPA 90. Finally, in certain circumstances involving oil spills from vessels, OPA 90 and other environmental laws may impose criminal liability on personnel and the vessel owner and/or operator.

OPA 90 limits the liability of each responsible party for oil pollution from vessels. The limits of liability are subject to periodic increases to account for inflation, and the U.S. Coast Guard completed an adjustment for inflation by interim rule effective July 21, 2009. The limits for a tank vessel without a qualifying double hull are the greater of (i) $3,200 per gross ton or (ii) $23,496,000 for a tank vessel of greater than 3,000 tons or $6,408,000 for a tank vessel of 3,000 gross tons or less. The limits for a tank vessel with a qualifying double hull are the greater of (i) $2,000 per gross ton or (ii) $17,088,000 for a tank vessel of greater than 3,000 gross tons or $4,272,000 for a tank vessel of 3,000 gross tons or less. The limits for any vessel other than a tank vessel are the greater of $1,000 per gross ton or $854,000. These limits do not apply where, among other things, the spill is caused by gross negligence or willful misconduct of, or a violation of an applicable federal safety, construction or operating regulation by, a responsible party or its agent or employee or any person acting in a contractual relationship with a responsible party.

In addition to removal costs, OPA 90 provides for recovery of damages, including:

•	natural resource damages and related assessment costs;

•	real and personal property damages;

•	net loss of taxes, royalties, rents, fees and other lost revenues;

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards;

•	loss of profits or impairment of earning capacity due to the injury, destruction or loss of real property, personal property and natural resources; and

•	loss of subsistence use of natural resources.

OPA 90 imposes financial responsibility requirements for petroleum product carriers and barges operating in U.S. waters and requires owners and operators of such vessels to establish and maintain with the U.S. Coast Guard evidence of their financial responsibility sufficient to meet their potential liabilities, as discussed below. Under the regulations, we may satisfy these requirements through evidence of insurance, a surety bond, a guarantee, letter of credit, qualification as a self-insurer or other evidence of financial responsibility. We satisfied these requirements and accordingly we have received certificates of financial responsibility from the U.S. Coast Guard for all of our vessels subject to this requirement.

OPA 90 expressly provides that individual states are entitled to enforce their own oil pollution liability laws, even if such laws are inconsistent with or impose greater liability than OPA 90. There is no uniform liability scheme among the states. Some states have schemes similar to OPA 90 that limit liability to various amounts, some rely on common law fault-based remedies and others impose strict and/or unlimited liability on an owner or operator. Virtually all coastal states have enacted their own pollution prevention, liability and response laws, whether statutory or through court decisions, with many providing for some form of unlimited liability. Some states have also established their own requirements for financial responsibility.

Parties affected by oil pollution that do not fully recover from a responsible party under OPA 90 may pursue relief from the Oil Spill Liability Trust Fund (the “Fund”). Responsible parties may seek reimbursement from the Fund for costs incurred that exceed the liability limits of OPA 90. In order to obtain reimbursement of excess costs, the responsible party must establish that it is entitled to a statutory limitation of liability as discussed above. If we are deemed a responsible party for an oil pollution incident, are ineligible for reimbursement of excess costs, or if we have insufficient insurance coverage, the costs of responding to an oil pollution incident could have a material adverse effect on our results of operations, financial condition and cash flows. We presently maintain oil pollution liability coverage in an amount in excess of that required by OPA 90. Through the Steamship Mutual P & I Club, our current coverage for oil pollution is $1 billion per incident. It is possible, however, that our liability for an oil pollution incident may be in excess of the coverage we maintain.

We are also subject to potential strict, and in certain cases joint and several , liability arising under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) which applies to the discharge of hazardous substances (excluding crude oil and petroleum products), whether on land or at sea. Specifically, CERCLA provides for liability of owners and operators of vessels for cleanup and removal of specified hazardous substances. Liability under CERCLA for releases of hazardous substances from vessels is limited to the greater of $300 per gross ton or $5 million per incident unless attributable to willful misconduct or neglect, a violation of applicable standards or rules, or upon failure to provide reasonable cooperation and assistance. CERCLA liability for releases from facilities other than vessels is generally unlimited.

We are required to show proof of insurance, surety bond, self insurance or other evidence of financial responsibility to pay potential liabilities up to specified limits under both OPA 90 and CERCLA. We have satisfied these requirements and obtained a U.S. Coast Guard Certificate of Financial Responsibility for each of our tank vessels. OPA 90 and CERCLA each preserve the right of injured parties to recover damages under other existing laws, including maritime tort law.

Water

The federal Clean Water Act (“CWA”) imposes restrictions and strict controls on the discharge of pollutants into navigable waters, and such discharges generally require permits. The CWA provides for civil, criminal and administrative penalties for any unauthorized discharges and imposes substantial liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum, its derivatives, hazardous substances, wastes and pollutants into state waters.

Other federal water quality statutes also potentially affect our operations. The Coastal Zone Management Act authorizes state implementation and development of programs of management measures for non-point source pollution to restore and protect coastal waters. The Nonindigenous Aquatic Nuisance Prevention and Control Act of 1990 and the National Invasive Species Act of 1996 authorize the U.S. Coast Guard to regulate the ballast water management practices of vessels operating in U.S. waters.

On July 23, 2008, the U.S. Ninth Circuit Court of Appeals affirmed the district court decision in Northwest Environmental Advocates v. EPA that vacated an Environmental Protection Agency (the “EPA”) regulation that exempted certain discharges of effluent from vessels, including discharges of ballast water, from permitting requirements under the National Pollutant Discharge Elimination System program. In response to the court decision, the EPA issued a General Permit for Discharges Incidental to the Normal Operation of a Vessel on December 18, 2008. The General Permit imposes effluent limitations on discharges from vessels and includes best management practice, inspection, reporting, and record-keeping requirements. We believe that any financial impacts resulting from the repeal of the permitting exemption for ballast water discharge and the resulting general permit for such discharges will not be material.

On August 17, 2009, the U.S. Coast Guard proposed to amend its regulations on ballast water management by establishing standards for the allowable concentration of living organisms in ballast water discharged in U.S. waters and requiring the phase-in of Coast Guard-approved ballast water management systems (“BWMS”). Under the Coast Guard’s August 17, 2009 proposal, crude oil tankers engaged in coastwise trade would be exempt from requirements to install approved BWMS.

Solid Waste

Our operations occasionally generate and require the transportation, treatment and disposal of both hazardous and non-hazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state and local requirements. In addition, in the course of our product tanker vessel operations, we engage contractors to remove and dispose of waste material, including tank residue. In the event that such waste is found to be “hazardous” under either RCRA or the CWA, and is disposed of in violation of applicable law, we may be subject to strict, and in some cases joint and several, liability for the cleanup costs and any resulting damages. Finally, the EPA does not currently classify “used oil” as “hazardous waste,” provided certain recycling standards are met. However, some states in which we operate have classified “used oil” as “hazardous” under state laws patterned after RCRA. The cost of managing wastes generated by tank vessel operations has increased in recent years under stricter state and federal standards. Additionally, from time to time we arrange for the disposal of hazardous waste or hazardous substances at offsite disposal facilities. If such materials are improperly disposed of by third parties, we could be liable for cleanup costs under CERCLA or similar state laws.

Air Emissions

The federal Clean Air Act (“CAA”) authorizes the EPA to promulgate standards applicable to emissions of certain air contaminants that are emitted by our vessels, including volatile organic compounds, oxides of nitrogen, particulate matter, and sulfur dioxide. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. In addition, the EPA has, in recent years, issued a series of rules imposing increasingly stringent emissions standards applicable to manufacturers of various classes of marine diesel engines. While the EPA’s marine diesel rules do not impose immediate requirements on existing vessels, the new standards are potentially applicable to our engines in the future and may therefore impose added compliance costs on our operations.

The CAA also requires states to draft State Implementation Plans (“SIPs”) designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Where states fail to present approvable SIPs or SIP revisions by certain statutory deadlines, the federal government is required to draft a Federal Implementation Plan. Several SIPs regulate emissions resulting from barge loading and degassing operations by requiring the installation of vapor control equipment. Although a risk exists that new regulations could require significant capital expenditures and otherwise increase our costs, we believe, based upon the regulations that have been proposed to date, that no material capital expenditures beyond those currently contemplated and no material increase in costs are likely to be required. Certain states are considering, or have already implemented, regulations to control emissions from marine diesel engines on vessels when operating in state waters. In the absence of regulatory relief, the most stringent of these regulations will require replacement of engines on existing vessels, which may require significant capital investment or modification of operations in certain geographic areas to remain in compliance.

Occupational Safety and Health Regulations

Our vessel operations are subject to occupational safety and health regulations issued by the U.S. Coast Guard. These regulations currently require us to perform monitoring, medical testing and recordkeeping with respect to personnel engaged in the handling of the various cargoes transported by our vessels. We believe we are currently in compliance in all material respects with such occupational safety and health requirements.

Security

In 2002, Congress passed the Maritime Transportation Security Act of 2002 (“MTS Act”) which, together with the IMO’s recent security proposals, requires specific security plans for our vessels and more rigorous crew identification requirements. Crowley has implemented vessel security plans and procedures for each of our vessels pursuant to rules implementing the MTS Act issued by the U.S. Coast Guard. We believe our vessels are in material compliance with these requirements.

Vessel Condition

Our vessels are subject to periodic inspection and survey by the U.S. Coast Guard and ABS. We believe we are currently in compliance in all material respects with the environmental and other laws and regulations, including health and safety requirements, to which our operations are subject. We are unaware of any pending or threatened litigation or other judicial, administrative or arbitration proceedings against us occasioned by any alleged non-compliance with such laws or regulations. The risks of substantial costs, liabilities and penalties are, however, inherent in marine operations, and there can be no assurance that significant costs, liabilities or penalties will not be incurred by or imposed on us in the future.

Employees

We currently have only two employees. Since January 2010, Robert K. Kurz has been our Chief Executive Officer. Mr. Kurz has over 27 years of experience in the marine transportation industry. In September 2010, Philip J. Doherty joined us as Chief Financial Officer. Mr. Doherty was previously the interim chief executive officer and chief financial officer of Coordinate Home Health Care, Inc., a healthcare company.

Properties

Other than our five vessels, we do not have any material property.

Legal Proceedings

Currently there are no pending legal proceedings. From time to time, we are subject to routine legal proceedings incidental to the operation of our business.

MANAGEMENT

Approximately 75% of our Class A membership interests and approximately 75% of our Class B membership interests are owned by affiliates of Blackstone. Blackstone Capital Partners V USS L.P., which owns and controls in the aggregate approximately 50% of our Class A membership interests and 50% of our Class B membership interests, is our managing member. In that capacity, it oversees our operations and activities. Our board of directors serve in a limited role of approving certain actions of our managing member. Our chief executive officer oversees our operations, while our day to day technical operations are supervised and managed by our Manager pursuant to various agreements with our Manager, which are described below under “Management—Our Manager.”

Management and Board of Directors

The following table provides information about our directors and executive officers as of September 2010. Our directors are appointed and may be removed and/or replaced from time to time by our membership interest holders. The business experience of these individuals is included below.

Name	Age	Position
Robert K. Kurz	54	Chief Executive Officer
Philip J. Doherty	51	Chief Financial Officer
David I. Foley	43	Director
Sean T. Klimczak	33	Director

Robert K. Kurz is our Chief Executive Officer. Prior to joining APT in January 2010, Mr. Kurz was the President and CEO of American Shipping Company in 2007 and 2008. Mr. Kurz also served in 2006 and 2007 as a partner for the Leland Group, a management consulting firm focused on helping business owners grow their companies. Mr. Kurz began his professional career at Keystone Shipping Co., a wholly-owned subsidiary of Chas. Kurz & Co., Inc. in 1981 rising to the office of President in 1999 through 2006. Mr. Kurz received a BA from Lafayette College and received a M.S. and U.S. Coast Guard Third Mate License from the State University of New York Maritime College.

Philip J. Doherty is our Chief Financial Officer. Prior to joining APT in September 2010, Mr. Doherty was the interim chief executive officer and chief financial officer of Coordinate Home Health Care, Inc., a healthcare company, from 2009 to August 2010. Prior to that Mr. Doherty served as the chief financial officer and senior vice president of Clean Earth, Inc., an environmental services company, from 2005 to 2007, specializing in the treatment and recycling of contaminated soil, dredge spoils and construction materials. Previously, Mr. Doherty served as chief executive officer of Maritrans Inc., a marine petroleum transportation services company, for approximately seven years.

David I. Foley is a Senior Managing Director in the Corporate Private Equity Group of Blackstone. Since joining Blackstone in 1995, Mr. Foley has been involved in the execution of several of Blackstone’s investments including: Axtel, Crestwood Midstream Partners, Foundation Coal Holdings, Kosmos Energy, OSUM Oil Sands Corp., PBF Investments, Premcor, Sithe Global Power, Texas Genco, Mr. Foley focuses on investments in the energy and transportation sectors. Before joining Blackstone, Mr. Foley worked with AEA Investors, where he worked on several of the firm’s private equity investments. Mr. Foley also worked as a consultant for the Monitor Company. Mr. Foley received a BA and MA in Economics from Northwestern University and received an MBA with distinction from Harvard Business School. Mr. Foley currently serves as a Director of Republic Services Inc., Crestwood Midstream Partners, Kosmos Energy, OSUM Oil Sands Corp., PBF Investments, Meerwind, Transmission Developers Inc., and Sithe Global Power. Mr. Foley brings to our board his extensive experience at Blackstone with numerous portfolio companies and has broad knowledge of the myriad financial, operational, acquisition-related and other issues faced by similarly situated companies. In addition, at Blackstone, he focuses on investments in the energy and transportation sectors, giving him further deep industry experience relevant to our company.

Sean T. Klimczak is a Principal in the Private Equity Group of Blackstone based in New York. Since joining Blackstone in 2005, Mr. Klimczak has been involved in analyzing investments in various industries. Before joining Blackstone, Mr. Klimczak was an Associate at Madison Dearborn Partners, where he was involved with the analysis and execution of domestic and international private equity investments in a wide range of industries. Prior to that, Mr. Klimczak worked in the Mergers & Acquisitions department of Morgan Stanley & Company’s Investment Banking Division. Mr. Klimczak received a BBA in Finance and Business Economics from the University of Notre Dame, where he graduated summa cum laude and was elected to Beta Gamma Sigma. Mr. Klimczak also earned an MBA with High Distinction from the Harvard Business School, where he graduated as a Baker Scholar, a John L. Loeb Fellow, a Henry Ford II Scholar, and a William J. Carey Scholar. Mr. Klimczak serves on the Board of Directors of Universal Orlando, The Weather Channel, Sithe Global Power, Meerwind, Transmission Developers Inc. and The Blackstone Charitable Foundation. Mr. Klimczak brings to our board his significant investment experience with Blackstone and oversees Blackstone’s investment in the Company. In his role at Blackstone, he has overseen numerous portfolio companies and has significant knowledge regarding the numerous financial, operational, acquisition-related and other issues faced by similarly situated companies.

Compensation Discussion and Analysis

Overview

This section discusses the principles underlying our executive compensation policies and decisions. It provides qualitative information regarding the manner in which compensation is earned by our executive officers and places in context the data presented in the tables that follow. In addition, in this section, we address the compensation paid or awarded during fiscal year 2010 to our two employees: Robert K. Kurz, our Chief Executive Officer (principal executive officer), and Philip J. Doherty, our Chief Financial Officer (principal financial officer and principal accounting officer).

Our executive compensation program is overseen and administered by the board of directors. The board of directors oversees the duties and compensation of our executive officers. Our Chief Executive Officer presents cash and benefits compensation recommendations to the board of directors for its consideration and approval. The board of directors reviews these proposals and makes all final compensation decisions for executive officers by exercising its discretion in accepting, modifying or rejecting any such recommendations.

Philosophy of Executive Compensation Program

In fiscal year 2010 the board of directors’ philosophy was to offer competitive compensation to our executive officers, tied to the duties they performed. Going forward the board of directors seeks to align executive officer compensation with the achievement of financial performance objectives and the creation of equity value. The following are the principal objectives in the design of our executive compensation program:

•	Retain, and motivate our executive officers with compensation that is competitive within the marketplace;

•	Maintain a reasonable balance among base salary, annual bonus, and other benefits; and

•	Ensure that compensation levels reflect the internal value and future potential of each executive and the achievement of outstanding individual results.

To meet these objectives, our executive compensation program balances fixed and bonus compensation.

Elements of Our Executive Compensation Program

In fiscal year 2010, the principal elements of our compensation for our executive officers were:

•	Base salaries;

•	Annual bonus; and

•	Benefits.

Each of these elements is discussed in further detail below. In 2010, we did not offer any equity-based compensation or any other incentive compensation.

Base Salaries

Annual base salaries reflect the fixed component of the compensation for an executive’s ongoing contribution to the operating performance of his or her functional area of responsibility. The board of directors believes that base salaries must be competitive based upon the scope of responsibilities and market compensation of similar executives. Base salaries of the executive officers are reviewed annually. The board of directors may, in its discretion, also adjust base salaries at other times during the year in connection with increased responsibilities or to maintain competitiveness in the market.

Mr. Kurz and Mr. Doherty were hired in January 2010 and September 2010, respectively. Mr. Kurz had a base salary of $350,000. Mr. Doherty had a base salary of $215,000. Both executives are eligible for increases in base salary in 2011.

Annual Bonus

Annual cash bonuses are awarded to our executive officers on a discretionary basis by the board of directors and are meant to compensate for achievement of outstanding individual results. These cash incentive awards are also aligned with the operational goals of our members and are used to motivate our executives’ performance. In setting the amount of these discretionary annual bonuses, the board of directors considers the recommendations of our Chief Executive Officer and the respective individual’s performance.

For fiscal 2010, the annual bonus target for Mr. Kurz was 50% of his annual base salary and for Mr. Doherty the annual bonus target was 35% of his pro rata annual base salary. The board of directors, may, in its discretion, award annual cash bonuses in excess of such targets.

For fiscal 2010, at the discretion of the board of directors, Mr. Kurz was awarded a bonus of $250,000, payable in 2011. This bonus was awarded to Mr. Kurz for overseeing the successful delivery and charter of our final vessels, and his efforts related to the Original Notes offering.

For fiscal 2010, at the discretion of the board of directors, Mr. Doherty was awarded a bonus of $25,000 payable in 2011, consisting of 35% of his pro rata base salary.

Benefits

The board of directors believes that retaining our executive officers requires benefits that are comparable with the retirement and welfare benefits provided at similar companies.

Our executive officers participate in a 401(k) savings plan. The executive officers are permitted to defer a portion of their income under the 401(k) plan. We make a matching contribution equal to 50%, subject to annual limits established under the Internal Revenue Code, of the officer’s contributions to the 401(k) plan. Our matching contributions to the 401(k) plan are fully vested to the officer’s account when made. Participants may receive distribution from their 401(k) accounts any time after they cease service with us. The executive officers are also eligible for other benefits including medical and dental insurance, and paid vacation and holidays.

Summary Compensation Table

The following table summarizes the compensation recorded by us in 2010 with respect to executive compensation earned by the named executive officers in 2010. We did not have any employees prior to 2010. We do not have any employees other than those listed below.

Name and Principal Position	Year	Salary (1)	Bonus	Membership Interest Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation (2)	Total
Robert K. Kurz Chief Executive Officer	2010	$341,346	$250,000	—	—	—	—	$10,968	$602,314
Philip J. Doherty Chief Financial Officer	2010	$71,589	$25,000	—	—	—	—	$5,317	$101,905

(1)	Mr. Kurz started with the Company in early January 2010, and the table shows the pro rata portion of his $350,000 annual salary that he actually earned. Mr. Doherty was hired in September 2010, and the table shows the pro rata portion of his $215,000 annual salary that he actually earned.
(2)	The amounts shown represent contributions by the Company to both of our executive officers’ 401(k) plans in 2010.

Compensation of our Directors

Our directors do not receive compensation for their services as directors. Our directors also do not receive reimbursement for out-of-pocket expenses in connection with attending meetings of the board of directors.

Summary of Employment Agreements

Mr. Robert K. Kurz entered into an employment agreement with us on December 30, 2009. The initial term of Mr. Kurz’s agreement is effective for one year, unless earlier terminated as described below, and will automatically extend for successive one-year terms unless either party provides notice of non-extension at least 60 days prior to the expiration of the term. Mr. Kurz receives a base salary of $350,000, subject to review and increase or decrease, from time to time, by the managing member, and an annual bonus of up to 50% of his base salary. Mr. Kurz is entitled to employee benefits (including health insurance) and reimbursement for all appropriate business expenses in connection with his duties and in accordance with our policies.

Upon a termination for “cause,” as defined in his employment agreement, or due to Mr. Kurz’s death or disability, as defined in his employment agreement, Mr. Kurz or his legal representatives (as appropriate) would be entitled to the following:

•	accrued but unpaid base salary to the date of termination;

•	the unpaid portion of his annual bonus, if any, relating to any fiscal year prior to the fiscal year of such termination; and

•	accrued expenses not yet reimbursed to the date of termination.

In addition to accrued amounts owed to Mr. Kurz at the date of termination, upon a termination without “cause,” as defined in his employment agreement, termination by reason of non-extension of the employment term by us or if Mr. Kurz terminated his employment for any reason, upon a valid release acceptable to us, Mr. Kurz would be entitled to receive continued payment of his base salary for a period of six months.

During the term of Mr. Kurz’s employment and for period of six months following termination of his employment for any reason, Mr. Kurz is subject to customary confidentiality, non-competition and non-solicitation restrictions.

Mr. Philip J. Doherty entered into an employment agreement with us on August 9, 2010. The initial term of Mr. Doherty’s agreement is effective for one year, unless earlier terminated as described below, and will automatically extend for successive one-year terms unless either party provides notice of non-extension at least 60 days prior to the expiration of the term. Mr. Doherty receives a base salary of $215,000, subject to annual review and increase or decrease from time to time, by APT Parent, and an annual bonus of up to 35% of his base salary. Mr. Doherty is entitled to employee benefits (including health insurance) and expense reimbursement for all appropriate business expenses in connection with his duties and in accordance with our policies.

Upon a termination for “cause,” as defined in his employment agreement, or due to Mr. Doherty’s death or disability, as defined in his employment agreement, Mr. Doherty or his legal representatives (as appropriate) would be entitled to the following:

•	accrued but unpaid base salary to the date of termination;

•	the unpaid portion of his annual bonus, if any, relating to any fiscal year prior to the fiscal year of such termination; and

•	accrued expenses not yet reimbursed to the date of termination.

In addition to accrued amounts owed to Mr. Doherty at the date of termination, upon a termination without “cause,” as defined in his employment agreement, termination by reason of non-extension of the employment term by us or if Mr. Doherty terminated his employment for any reason, upon a valid release acceptable to us, Mr. Doherty would be entitled to receive continued payment of his base salary for a period of six months.

During the term of Mr. Doherty’s employment and for period of six months following termination of his employment for any reason, Mr. Doherty is subject to customary confidentiality, non-competition and non-solicitation restrictions.

Our Manager

Crowley is a diverse worldwide marine transportation and logistics services company. Our Manager provides diversified transportation services in domestic and international markets by means of six operating lines of business. Our Manager supports all six of its business units by providing corporate services (such as purchasing, human resources, information technology, public relations and advertising) and maintaining ownership of vessels that are chartered for use in our Manager’s operating lines of business. Our Manager employs approximately 4,800 people and provides its services using a fleet of more than 275 vessels, consisting of RO/RO (roll on roll off) vessels, LO/LO (lift on lift off) vessels, tankers, tugs, barges and managed vessels. Our Manager’s land-based facilities and equipment include terminals, warehouses, tank farms, office buildings, trucks, trailers, containers, chassis, cranes and other specialized vehicles.

Our Manager provides us with substantially all of our technical, administrative and strategic services necessary to support our business. These services are provided under the following agreements:

•

the Amended and Restated Management and Construction Supervision Agreement, among Crowley Technical Management, Inc., Crowley Holdings, Inc., American Petroleum Tankers LLC, APT Parent and Holding (the “Crowley Management Agreement”);

•	the BIMCO / Shipman Agreement, dated July 28, 2009, between JV Tanker Charterer LLC and Intrepid Ship Management, Inc., an affiliate of Crowley (“Intrepid”) (the “JV Tanker Agreement”);

•	the BIMCO / Shipman Agreement, dated July 28, 2009, between PI 2 Pelican State LLC and Intrepid (the “PI 2 Agreement”);

•	the BIMCO / Shipman Agreement, dated November 3, 2009, between APT Sunshine State LLC and Intrepid (the “Sunshine Agreement”);

•	the BIMCO / Shipman Agreement, dated June 13, 2010, between American Petroleum Tankers LLC and Intrepid (the “Empire Agreement”); and

•

the BIMCO / Shipman Agreement, dated November 7, 2010, between American Petroleum Tankers LLC and Intrepid (the “Evergreen Agreement,” together with the JV Tanker Agreement, the PI 2 Agreement, the Sunshine Agreement and the Empire Agreement, the “BIMCO Agreements,” and together with the Crowley Management Agreement, the “Management Agreements”).

Summaries of the Management Agreements are included below.

Services

Under the Management Agreements, our Manager is responsible for providing us with certain management services, including the following:

•	technical services, which include:

•	construction oversight;

•	vessel maintenance;

•	ensuring regulatory and classification society compliance;

•	crewing;

•	insurance;

•	purchasing; and

•	shipyard supervision.

•	administrative services, which include:

•	financial compliance services;

•	bookkeeping and accounting services; and

•	banking and financial services.

•	strategic services, which include:

•	acquisitions of assets and businesses, subject to managing member approval; and

•	general management of our business.

Our Manager is required to use its best efforts to provide these services upon our request in a commercially reasonable manner and may provide these services directly to us or subcontract for certain of these services with other entities. However, our Manager will remain responsible for any subcontracted services. We are required to indemnify our Manager for losses it incurs in connection with providing these services, excluding losses caused by (i) the failure of our Manager to prepare our financial statements in accordance with Generally Accepted Accounting Principles and the failure of our Manager to exercise due professional care in its provision of administrative services, or (ii) the gross negligence or willful misconduct of our Manager or its employees or agents.

Term and Termination Rights

Subject to the termination rights described below, the initial term of the Crowley Management Agreement, the JV Tanker Agreement, and the PI 2 Agreement will each expire on July 28, 2014, the Sunshine Agreement will expire on November 3, 2014, the Empire Agreement will expire on June 13, 2015 and the Evergreen Agreement will expire on November 7, 2015. If not terminated, the Crowley Management Agreement automatically extends for additional one year terms unless either we or our Manager gives notice of termination at least 90 days preceding the end of the applicable term. Notwithstanding any notice of termination, upon written request by us, the Crowley Management Agreement will survive for up to an additional 90 days to allow us to arrange for alternate management and construction supervision.

We or our Manager, as applicable, may terminate the Crowley Management Agreement under any of the following circumstances:

•	the other fails to observe any of its obligations, covenants and undertakings under the Management Agreements, subject to certain cure exceptions;

•	if we determine, in our sole discretion, that an adverse change has occurred in the financial condition, business or operations of our Manager resulting from, but not limited to, any of the following:

•	a default by our Manager under any agreement or instrument relating to its debt for borrowed money which default exists beyond any applicable grace period therefor; or

•	our Manager experiences certain bankruptcy or insolvency events;

•

automatically in the event we enter into an agreement to sell any new build vessel under construction to a party that is not our subsidiary, but the Crowley Management Agreement only terminates with respect to such new build vessel; or

•

in the event we become a public company, or are merged into or acquired by a public company, or, as a result of completion of this exchange offer become a SEC reporting Company, and a revised administrative fee is not agreed to within 60 days of such event, our Manager may terminate the Crowley Management Agreement with 30 days written notice to us.

We may terminate a BIMCO Agreement under any of the following circumstances:

•	if our Manager experiences certain bankruptcy or insolvency events;

•	if any of the following defaults occur and either cannot be or are not remedied within 30 days of our delivery of notice:

•	our Manager fails to meet its material obligations that are within our Manager’s control;

•	any action is commenced against all or a substantial part of our Manager’s assets that results in the entry of an order for relief and such order is not vacated within 60 days;

•	our Manager becomes insolvent;

•	any potential charterer refuses to charter a vessel on the basis that the vessel is managed by our Manager or otherwise requires a bareboat charter;

•	a default by our Manager under the Crowley Management Agreement;

•	our Manager defaults under a debt or finance agreement or any indebtedness is not paid when due or, in the case of sums payable on demand, when first demanded; or

•	our Manager breaches any warranty or covenant in any of the BIMCO Agreements.

Our Manager may terminate a BIMCO Agreement under any of the following circumstances:

•	if we fail to fulfill any payment obligations to our Manager within ten days of receiving written notice by our Manager of such non-payment or if the applicable vessel is repossessed; or

•	upon our Manager giving written notice to us of our default under either of the following and we fail to cure such default in a reasonable amount of time:

•

we fail to procure that all officers and ratings supplied by us satisfy certain specified technical requirements and fail to instruct such officers and ratings to obey all reasonable orders of our Manager; or

•	we fail to procure that the relevant vessel is in compliance with the law of the vessel’s flag.

The applicable BIMCO Agreement automatically terminates in the event of (i) the sale of the vessel covered by that agreement, (ii) the vessel becomes a total loss, (iii) the vessel is declared as a constructive or compromised or arranged total loss, or (iv) the vessel is requisitioned.

Compensation of our Manager

In return for providing us services under the Crowley Management Agreement, we pay our Manager a management fee based on the following components:

Administrative Fee. We pay a fee to our Manager for administrative services it provides to us of $500,000 per annum, payable on a monthly basis, in arrears until the expiration of the Crowley Management Agreement. As we become a SEC reporting company, this fee will be revised as mutually acceptable to take into account reasonable additional accounting and reporting requirements.

Construction Oversight Fee. We paid a construction oversight fee of $250,000 per annum, payable on a monthly basis, in arrears. We ceased paying our Manager a construction oversight fee as of December 7, 2010 when our last new build vessel was delivered.

Reimbursable Expenses. We are obligated to advance funds to our Manager on a monthly basis for reimbursable expenses which are known and budgeted based on our periodic budget. We are also obligated to reimburse our Manager for non-budgeted expenses provided our Manager provides written documentation in its written request for payment. Reimbursable expenses are out-of-pocket expenses incurred by our Manager and include, but are not limited to:

•	reasonable out-of-pocket travel, subsistence, and accommodation expenses of our Manager’s employees and/or agents incurred in performing our Manager’s services;

•	reasonable fees and expenses of third party experts, engaged by our Manager to attend any vessel while under construction, subject to our prior written consent;

•	emergency non-budgeted expenses in relation to construction of the vessels;

•	reasonable fees and expenses of external counsel engaged by our Manager on our behalf;

•	fees, costs and expenses of an external auditor or accounting firm to audit our financials and external tax firms required to prepare and advise on our tax returns; and

•	costs for insurance premiums.

BIMCO Agreements Fees. In return for the provision of services under the BIMCO Agreements, we pay our Manager a management fee under each agreement of $1,425 per day, with a 3% escalation per year upon each annual anniversary, payable on a monthly basis in advance.

BIMCO Agreements Expenses. We are obligated to reimburse our Manager for postage and communication expenses, traveling expenses and other out-of-pocket expenses incurred by our Manager in providing services.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

APT Parent is a wholly-owned subsidiary of Holding.

The following table sets forth information with respect to the beneficial ownership of Holding as of April 8, 2011 by: each person who is known by us to beneficially own 5% or more of Holding’s membership interests. None of our directors or executive officers are beneficial owners of any of the membership interests of Holding or its subsidiaries. Holding is a member-managed LLC and has two classes of membership interests: Class A membership interests and Class B membership interests. Both the Class A membership interests and Class B membership interests have the right to appoint our directors, who in turn, have the right to approve certain actions by our managing member. Blackstone Capital Partners V USS L.P. is the managing member of Holding.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each of the holders listed below has sole voting and investment power as to the Holding membership interests owned unless otherwise noted.

Name of Beneficial Owner	Ownership Percentage
Blackstone Funds(1)	75.0%
Stephen Feinberg(2)	25.0%

(1)	Includes membership interests directly owned by each of Blackstone Capital Partners V USS L.P. (“BCP V”), Blackstone Family Investment Partnership V-A USS SMD L.P. (“BCP Family SMD”), Blackstone Participation Partnership V USS L.P. (“Participation”), Blackstone Family Investment Partnership V USS L.P. (“BCP Family”, and together with Participation, “BCP Family Funds”), Blackstone Mezzanine Partners II USS L.P. (“Mezzanine II”), Blackstone Mezzanine Holdings II USS L.P. (“Mezzanine Holdings”) and Blackstone Family Mezzanine Partnership II USS SMD L.P. (“Mezzanine Family SMD”, and collectively with BCP V, BCP Family SMD, BCP Family Funds, Mezzanine II and Mezzanine Holdings, the “Blackstone Funds”). Blackstone Management Associates V APT L.L.C. (“BMA V”) is the general partner of BCP V. BCP V USS Side-by-Side GP L.L.C. (“BCP SBS GP”) is the general partner of the BCP Family Funds. Blackstone Mezzanine Management Associates II APT L.L.C. (“BMMA II”) is the general partner of Mezzanine II. BMP II USS Side-by-Side GP L.L.C. (“BMP SBS GP”) is the general partner of Mezzanine Holdings. Blackstone Family GP L.L.C. is the sole member of BMA V and BMMA II and the general partner of BCP Family SMD and Mezzanine Family SMD. Blackstone Holdings III L.P. is the sole member of BCP SBS GP and BMP SBS GP. Blackstone Holdings III L.P. is indirectly controlled by The Blackstone Group L.P. and is owned, directly or indirectly, by Blackstone professionals and The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is controlled by its founding member, Stephen A. Schwarzman. Mr. Stephen A. Schwarzman is the founding member of Blackstone Family GP L.L.C. and Blackstone Group Management L.L.C. and as such may be deemed to beneficial own the membership interests held or controlled by the Blackstone Funds. Each of the Blackstone Funds and Mr. Schwarzman disclaims beneficial ownership of such membership interests. The address of the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York, 10154.
(2)	One or more affiliates of Cerberus own 25% of the membership interests in Holding. Stephen Feinberg exercises sole voting and investment authority over all of the Holding membership interests owned by the affiliates of Cerberus. The address for Mr. Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Secured Notes Facility Agreement

On August 7, 2006, APT and certain of its subsidiaries entered into the Sponsor Facility. The lenders under the Sponsor Facility, our Sponsors and affiliates of our Sponsors, are our equity owners. See “Prospectus Summary—Our Equity Sponsors” and “Business.” The Sponsor Facility provides secured financing in a principal amount of up to $325 million, subject to certain borrowing limitations. As of December 31, 2010, the principal amount outstanding was approximately $362.0 million. This indebtedness bears interest at a fixed rate of 12% payable in kind. In 2009, we amended this facility and therefore are allowed to exceed our total commitment under the Sponsor Facility with paid-in-kind capitalized interest. See “Description of Certain Indebtedness.”

In 2010, 2009 and 2008, APT paid an annual administration fee of $0.3 million for the Sponsor Facility to Blackstone Corporate Debt Administration L.L.C., an affiliate of Blackstone. APT paid interest of approximately $6.3 million and $9.3 million in 2009 and 2008, respectively, on the Sponsor Facility directly to affiliates of Blackstone and affiliates of Cerberus. In 2009, the Company recorded $8.4 million for interest-in-kind payments that were capitalized in the Sponsor Facility balance, including an accrual of $0.6 million at December 31, 2009. For the year ended 2010 the Company recorded $32.3 million for interest-in-kind payments that were capitalized in the Sponsor Facility balance.

As of the date of this registration statement, we have not adopted any formal policies or procedures for review, approval or ratification of transactions with related persons.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Sponsor Facility

On August 7, 2006, American Petroleum Tankers LLC and certain of its affiliates entered into the Sponsor Facility (as amended). The Sponsor Facility provides secured financing (in the form of term loans) in a principal amount of up to $325 million, subject to certain borrowing limitations.

Interest Rate and Fees

Borrowings under the Sponsor Facility bear interest at a rate equal to 12.0% per annum. All interest payments due in respect of the Sponsor Facility must be paid-in-kind on each interest payment date.

In addition to paying interest on outstanding principal under the Sponsor Facility, we are required to pay an unused line fee equal to 1.0% per annum in respect of the unutilized commitments thereunder. As of December 31, 2010, the unutilized commitment was $3.8 million. We must also pay customary agency fees.

Amortization and Final Maturity

There is no scheduled amortization under the Sponsor Facility. The principal amount of the loans outstanding under the Sponsor Facility are due and payable in full on the date that is five years and 364 days following the date on which the Original Notes were issued, subject to earlier termination in accordance with the terms of the credit agreement. The Sponsor Facility balance is expected to be $667.8 million at maturity, including interest paid-in-kind of $346.6 million.

Guarantees and Security

All obligations under the Sponsor Facility are guaranteed by APT Parent and certain of its existing and future subsidiaries.

All obligations under the Sponsor Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of APT Parent and its subsidiaries on a second priority basis.

To the extent a pledge of capital stock, membership interests or other securities securing the Notes is released, such pledge will also be released from the Sponsor Facility. The relative priority of the Sponsor Facility and the Notes are governed by an intercreditor agreement, which provides, among other things, that the Sponsor Facility has a lien that is junior in priority to the lien securing the Notes with respect to the collateral and will be contractually subordinated in right of payment to the Notes. See “Description of the New Notes—Intercreditor Agreements.”

Certain Covenants and Events of Default

The Sponsor Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict the ability of APT Parent and its subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on their limited liability company membership interests or redeem, repurchase or retire limited liability company membership interests or indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to APT Parent and its subsidiaries;

•	engage in transactions with its affiliates;

•	sell assets, including limited liability company membership interests of their subsidiaries;

•	consolidate or merge;

•	create liens; and

•	enter into sale and lease back transactions.

The credit agreement governing the Sponsor Facility also contains certain affirmative covenants that, among other things and subject to certain exceptions, require each of APT Parent and its subsidiaries to:

•	provide periodic reporting and notices of certain events;

•	comply with laws and certain contracts;

•	maintain their existence, properties, insurance, Jones Act status and status as a partnership for tax purposes;

•	maintain books and records and permit inspections;

•	comply with certain environmental and security requirements;

•	maintain the security interests in favor of the collateral agent; and

•	modify the nature of its business or its organizational documents.

The credit agreement governing the Sponsor Facility also contains certain events of default, including, without limitation:

•	failure to make payments when due;

•	noncompliance with covenants;

•	breaches of representations and warranties;

•	judgments in excess of specified amounts;

•	certain events relating to the termination of the manager and the occurrence of certain events of default under the vessel construction contracts;

•	certain bankruptcy related events;

•	impairment of security interests in collateral; and

•	change of control.

For information regarding our other indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long Term Debt” and “Description of the New Notes—Certain Covenants—Limitation on Incurrence of Debt.”

DESCRIPTION OF THE NEW NOTES

American Petroleum Tankers Parent LLC (“APT LLC”) and AP Tankers Co. (“APT Co.“) issued the Original Notes and will issue the New Notes under an indenture dated May 17, 2010 (the “Indenture”) among APT LLC, APT Co., the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). For purposes of this section of this prospectus, references to the “Company” shall mean APT LLC, together with its successors and assigns but without its Subsidiaries. References to “Issuers,” “we,” “us,” “our” and similar terms shall mean APT LLC and APT Co. References to the “Notes” in this section of the prospectus refer to both the “Original Notes” and the “New Notes.”

The terms of the New Notes are identical in all material respects to the terms of the Original Notes, except for the transfer restrictions and registration rights relating to the Original Notes. The statements under this caption relating to the Indenture, the New Notes, the Intercreditor Agreements, the Security Documents and the Registration Rights Agreement are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the New Notes, the Intercreditor Agreements, the Security Documents and the Registration Rights Agreement. The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” Copies of the Indenture, the Intercreditor Agreements, the Security Documents and the Registration Rights Agreement are available upon request from the Issuers. We urge you to read these documents carefully because they, and not the following description, govern your rights as a holder of the Notes.

General

The Original Notes were issued for $285,000,000 in aggregate principal amount of 10  1/4% first priority senior secured notes due 2015 and we will issue the New Notes on substantially the same terms, except as otherwise described herein, pursuant to the Indenture. The Issuers may issue additional notes under the Indenture (the “Additional Notes”), subject to the limitations described below under the covenants “—Limitation on Incurrence of Debt” and “—Limitation on Liens” (including the “Permitted Additional Pari Passu Obligations” definition). The New Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and, except as otherwise specified herein, all references to the “Notes” include the Original Notes, New Notes and any Additional Notes. The Additional Notes will be secured, equally and ratably with the New Notes, by the Liens on the Collateral described below under the caption “—Security.”

Interest on the New Notes will be payable at a rate of 10  1/4% per annum. Interest on the New Notes will be payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing on May 1, 2011. The Issuers will make each interest payment to the Holders of record of the New Notes on the immediately preceding April 15 and October 15, respectively. Interest will be calculated based on a 360 day year consisting of twelve 30-day months.

Principal of and premium, if any, and interest on the New Notes will be payable, and the New Notes will be transferable, at the office or agency of the Issuers maintained for such purposes, which, initially, will be the corporate trust office of the Trustee or an agent thereof; provided, however, that payment of interest may be made at the option of the Issuers by check mailed to the Person entitled thereto as shown on the security register with contemporaneous evidence thereof transmitted to the Trustee. The New Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of the New Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. As described under “—Registration Rights; Additional Interest,” Additional Interest may accrue and be payable under the circumstances set forth therein. References herein to “interest” shall be deemed to include any such Additional Interest.

Guarantees

The Notes are guaranteed (the “Note Guarantees”), on a joint and several basis, by the Guarantors. On the Issue Date, our parent company, American Petroleum Tankers Holding LLC (“Parent”) and each of our wholly owned subsidiaries, American Petroleum Tankers LLC, APT Intermediate HoldCo LLC, JV Tanker Charterer LLC, PI 2 Pelican State LLC and APT Sunshine State LLC, became Guarantors. The Note Guarantees are senior secured obligations of each Guarantor and rank equal with all existing and future senior Debt of such Guarantor and senior to all subordinated Debt of such Guarantor as described below under “—Ranking of the Note Guarantees.” The obligations of a Guarantor that is a Subsidiary of the Company under its Note Guarantee is limited to the maximum amount as will result in the obligations of such Guarantor under the Note Guarantee not being deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. The Note Guarantees are secured by Liens on the Collateral described below under “—Security;” provided that the Note Guarantee of the Parent shall be secured by, and shall be limited in terms of recourse solely to, the Capital Interests of the Company.

As of the date of the Indenture, all of the Company’s Subsidiaries became “Restricted Subsidiaries.” Under the circumstances described below under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries,” any of the Company’s Subsidiaries may be designated in the future as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the Indenture and will not guarantee the Notes. Claims of creditors of non-guarantor Subsidiaries, including trade creditors, and claims of minority stockholders (other than the Company and the Guarantors) of those Subsidiaries will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Company and the Guarantors, including holders of the Notes.

The Indenture provides that the Note Guarantee of a Guarantor will be automatically and unconditionally released:

(a) in the event of a sale or other transfer of Capital Interests in such Guarantor in compliance with the terms of the Indenture following which such Guarantor ceases to be a Subsidiary;

(b) upon the designation of such Guarantor as an Unrestricted Subsidiary in compliance with the provisions described under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries;” or

(c) in connection with a legal defeasance or covenant defeasance or discharge of the Indenture.

Upon any release of a Guarantor from its Note Guarantee, such Guarantor shall also be automatically and unconditionally released from its obligations under the Security Documents.

On the Issue Date, all of our Subsidiaries guaranteed the Notes. The Notes are structurally subordinated in right of payment to all Debt and other liabilities (including trade payables and lease obligations) of Subsidiaries that do not provide Note Guarantees in the future.

Ranking

Ranking of the Notes

The Notes are senior secured obligations of the Issuers and rank:

•

equal in right of payment with all the Issuers’ existing and future senior Debt but effectively senior in right of payment to all of the Company’s existing and future unsecured obligations (other than Permitted Additional Pari Passu Obligations and certain other Debt secured by Permitted Collateral Liens) to the extent of the value of the Collateral securing the Notes;

•	senior in right of payment to all of the Issuers’ existing and future obligations that are, by their terms, expressly subordinated in right of payment to the Notes;

•

effectively junior in right of payment to any of the Issuers’ existing and future obligations with respect to any Credit Agreement, certain maritime liens or that are secured by assets other than the Collateral to the extent of the value of any such assets securing such other obligations; and

•	structurally junior in right of payment to any existing and future obligations of the Issuers’ Subsidiaries that do not guarantee the Notes.

The Notes are secured by first-priority security interests in the Collateral (subject as to priority and otherwise, in each case, to certain exceptions and Permitted Liens). As a result, the Notes are effectively (a) junior to any Debt of the Issuer and the Guarantors which either is (i) secured by assets under any Credit Agreement or (ii) secured by assets which are not part of the Collateral securing the Notes, in each case, to the extent of the value of such assets and (b) equal in rank with any Permitted Additional Pari Passu Obligations. The Debt Incurred under any Credit Agreement in the future may be secured by a super-priority security interest in the Collateral. Accordingly, while the Notes rank equally in right of payment with the Debt Incurred under such Credit Agreement and all other liabilities not expressly subordinated by their terms to the Notes, the Notes are effectively subordinated to the Debt outstanding under such Credit Agreement, to the extent of the value of the Collateral. On the Issue Date, we do not have any Credit Agreement in place.

As of December 31, 2010, the Company and its Subsidiaries had approximately $640.0 million of senior Debt outstanding on a consolidated basis (including the Notes). As of the Issue Date, APT LLC had a secured (on a second priority basis) revolving credit facility (the “Second Lien Facility”) in place with an outstanding principal amount of approximately $362.0 million which is included in such amount. Lenders under the Second Lien Facility are affiliated with the Sponsors. See “Description of Certain Indebtedness.”

Ranking of the Note Guarantees

Each Note Guarantee is a senior secured obligation of the Guarantors. As such each Note Guarantee ranks:

•

equal in right of payment with all the Guarantors’ existing and future senior Debt but effectively senior in right of payment to all of the Guarantors’ existing and future unsecured obligations (other than Permitted Additional Pari Passu Obligations and certain other Debt secured by Permitted Collateral Liens) to the extent of the value of the Collateral securing the Notes;

•	senior in right of payment to all of the Guarantors’ existing and future obligations that are, by their terms, expressly subordinated in right of payment to the Notes;

•

effectively junior in right of payment to any of the Guarantors’ existing and future obligations with respect to any Credit Agreement, certain maritime liens or that are secured by assets other than the Collateral to the extent of the value of any such assets securing such other obligations; and

•	structurally junior in right of payment to any existing and future obligations of the Company’s Subsidiaries that do not guarantee the Notes.

Escrow of Proceeds; Escrow Proceeds Offer

Concurrently with the closing of the offering of the Original Notes, the Issuers entered into an escrow agreement (the “Escrow Agreement”) with The Bank of New York Mellon Trust Company, N.A., as escrow agent (the “Escrow Agent”), pursuant to which the Issuers deposited with the Escrow Agent an amount, in cash or Eligible Cash Equivalents, representing $169.9 million of the proceeds from the issuance of the Original Notes (such cash or Cash Equivalents, together with any interest, dividends and distributions in respect thereof, the “Escrow Proceeds”). $80.9 million of the Escrow Proceeds were used to make the final payment on Empire State which was delivered in July 2010 and approximately $81.2 million of the Escrow Proceeds were used to pay a portion of the final payment on Evergreen State, which was delivered in December 2010.

Pursuant to the Escrow Agreement, the remainder of the Escrow Proceeds will be released by the Escrow Agent as follows:

(i) upon receipt, not later than the Escrow Proceeds Use Date, of an Officers’ Certificate to the effect that the Escrow Proceeds are being used by the Issuers, a Mortgaged Vessel Guarantor or one of the wholly owned Restricted Subsidiaries that will become a Mortgaged Vessel Guarantor upon receipt of such Escrow Proceeds (in any such case, a “Permitted Recipient”) to make inflation adjustment payments in accordance with the terms of the Identified Vessel Purchase Agreements, and that such payments are to be made not later than the date specified in such Officers’ Certificate (the “Inflation Adjustment Payment Date”), the Escrow Agent will, not less than three (3) Business Days prior to the Inflation Adjustment Payment Date, release and transfer Escrow Proceeds in the amount specified in the Officers’ Certificate required to make such payment, to a bank account designated by a Permitted Recipient in such Officers’ Certificate, from which the Permitted Recipient will then remit such released Escrow Proceeds pursuant to the applicable Identified Vessel Purchase Agreements; and

(ii) if, prior to the 365th day following the Issue Date, both of the Identified Vessels have been delivered and the purchase price and all inflation adjustment payments in respect of the Identified Vessels have been paid in accordance with the Identified Vessel Purchase Agreements, then with respect to any remaining Escrow Proceeds, upon receipt of an Officers’ Certificate to the effect that, among other things, (y) the Identified Vessels have been delivered and (z) no payments remain outstanding under the Identified Vessel Purchase Agreements, the Escrow Agent will, not later than three (3) Business Days after receipt of such Officers’ Certificate, release and transfer all remaining Escrow Proceeds to the Issuers to a bank account designated by the Issuers in such Officers’ Certificate.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Security

The obligations of the Issuers with respect to the Notes, the obligations of the Guarantors under the Note Guarantees, and the performance of all other obligations of the Issuers and the Guarantors under or relating to the Senior Secured Note Documents are (together with any other Permitted Additional Pari Passu Obligations), secured equally and ratably, by first-priority security interests in substantially all assets of the Issuers and the Guarantors, whether now owned or hereafter acquired, including, without limitation, the following assets, in each case to the extent not constituting Excluded Assets (the “Collateral”):

(i) all right, title and interest of the Issuers and the Guarantors in and to any and all equipment, machinery, furniture, furnishings, inventory, deposit accounts, accounts receivable, investment property, intercompany notes, general intangibles, instruments, contract rights, chattel paper, promissory notes, leases of personal property and fixtures, together with all additions, accessions, improvements, alterations, replacements and repairs thereto;

(ii) all right, title and interest of the Issuers and the Guarantors in and to any and all Vessels and Related Assets, together with all additions, accessions, improvements, alterations, replacements and repairs thereto;

(iii) all right, title and interest of the Issuers and the Guarantors in substantially all parcels of owned real property, together with all fixtures, easements, and appurtenances relating thereto and all other improvements, accessions, alterations, replacements and repairs thereto and all leases, rents and other income, issues or profits derived therefrom or relating thereto and fixtures located thereon;

(iv) intellectual property;

(v) the Collateral Account and all Trust Monies;

(vi) the Capital Interests held by the Issuers and the Guarantors;

(vii) all supporting obligations and proceeds and products of any and all of the foregoing; and

(viii) books and records pertaining to the Collateral.

In addition, with respect to clause (vi) above, to the extent necessary and for so long as required for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Interests of any Subsidiary of the Company shall not be included in the Collateral with respect to the Notes so affected and shall not be subject to the Liens securing such Notes so long as at such time, the Second Lien Facility and any other Permitted Additional Pari Passu Obligations are not secured by a pledge of such Capital Interests.

The Collateral does not include any Excluded Assets and the security interests in Collateral will be subject to additional exceptions and limitations set forth in the Security Documents.

“Excluded Assets” will include, among other things:

(i) assets of the Issuers and the Guarantors located outside the United States to the extent a lien on such assets cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Issuers and the Guarantors;

(ii) assets of the Issuers and the Guarantors and any proceeds thereof that are subject to a Lien securing Purchase Money Debt, Capital Lease Obligations or other Debt permitted to be incurred pursuant to clause (m) or (o) of the definition of “Permitted Liens” if the contract or other agreement in which such Lien is granted (or the documentation providing for such indebtedness in respect of purchase money financing) prohibits the creation of any other Lien on such assets and proceeds;

(iii) the stock of controlled foreign corporations (as defined in the Code) (except for 100% of the non-voting and 65% of the voting stock of any first-tier controlled foreign corporation);

(iv) any leasehold interest of the Company or any of its Restricted Subsidiaries, as tenant, in real property;

(v) any contract, lease, license or other agreement to the extent that the grant of a security interest therein would result in the invalidation thereof, cause a breach or default thereof, require the consent of any person that has not been obtained or provide any party thereto with a right of termination or an obligation to pay fines, damages or penalties with respect thereto (in each case, after giving effect to applicable provisions of the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity);

(vi) work-in-progress and associated property of the Issuers or their Guarantors that is subject to any contract for the manufacture and sale of a Vessel to a customer, to the extent such customer contract prohibits or would be violated by the grant of a lien securing other indebtedness of such Issuer or such Guarantor;

(vii) any permit or license issued by a Governmental Authority to either Issuer or any Guarantor or any agreement to which either Issuer or any Guarantor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Requirement of Law applicable thereto, prohibit the creation by such Issuer or such Guarantor, as applicable, of a security interest in such permit, license or agreement in favor of the Collateral Agent (after giving effect to applicable provisions of the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity) or any coastwise endorsement;

(viii) any intent-to-use trademark application to the extent and for so long as creation by an Issuer or a Guarantor of a security interest therein would result in the loss by such Issuer or such Guarantor of any material rights therein;

(ix) any property of a person existing at the time such person is acquired or merged with or into or consolidated with either Issuer or any Guarantor that is subject to a Lien permitted by clause (g) of the definition of “Permitted Liens” (and any refinancing thereof permitted by clause (j) of the definition of “Permitted Liens”) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property; and

(x) proceeds and products of any and all of the foregoing excluded assets described in clause (i) through (ix) above only to the extent such proceeds and products would constitute property or assets of the type described in clause (i) through (ix) above or would be subject to the same restrictions on the granting of a Lien that applied to the excluded assets.

The Collateral is pledged pursuant to the Security Agreement, the Escrow Agreement, the Ship Mortgages, and one or more fee mortgages, deeds of trust or deeds to secure debt (the “Mortgages”) or other grants or transfers for security executed and delivered by the Issuers or the applicable Guarantor to the Collateral Agent for the benefit of the Collateral Agent, the Trustee, the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations. For the avoidance of doubt, no assets of any Subsidiary that is not a Guarantor (including any Capital Interests owned by any such Subsidiary) shall constitute Collateral.

So long as no Event of Default and no event of default under any Permitted Additional Pari Passu Obligations shall have occurred and be continuing, and subject to certain terms and conditions, the Issuers and the Guarantors are entitled to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, to the extent permitted by law and, subject to the provisions of the Security Documents and the Intercreditor Agreements, the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents and applicable laws.

In the case of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, the Collateral Agent will only be permitted, subject to applicable law and the terms of the Intercreditor Agreements described below under “— Intercreditor Agreements,” to exercise remedies and sell the Collateral under the Security Documents at the direction of the holders of a majority of the aggregate principal amount of the Notes and any Permitted Additional Pari Passu Obligations.

The Indenture and the Security Documents require that the Issuers and the Guarantors grant to the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes, a first-priority lien on all property acquired after the Issue Date of the kinds described above as Collateral.

Certain Limitations on the Collateral

There can be no assurance that the proceeds of any sale of Collateral following an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations would be sufficient to satisfy, or would not be substantially less than, amounts due on the Notes and the other obligations secured by the Collateral. The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. There also can be no assurance that the Collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. If the proceeds of any sale of the Collateral were not sufficient to repay all amounts due on the Notes and the other indebtedness secured by the Collateral, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and the Guarantors.

In addition, under U.S. law, owners of vessels operating in the coastwise trade of the United States must meet certain U.S. citizenship requirements, which include having 75% of their equity interests owned and controlled by U.S. citizens. While mortgagees of these vessels are not required to be U.S. citizens, if a mortgagee takes possession or becomes an owner of coastwise vessels through a foreclosure proceeding, the mortgagee must meet the citizenship tests if it wants to either operate the vessels or enter into an arrangement with another person to operate the vessels on its behalf. If a mortgagee does not qualify as a United States citizen for the purpose of operating vessels in the coastwise trade, the mortgagee is only entitled to hold the vessels for resale and the vessels may not be used pending such sale. In addition, the exercise of certain remedies against Collateral may require the prior approval of the U.S. government. These requirements may limit the number of potential bidders for the Vessels constituting Collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the proceeds realized in respect of the Collateral.

Intercreditor Agreements

First Lien Intercreditor

The Collateral Agent, on behalf of its itself and the Holders and any holder of Permitted Additional Pari Passu Obligations, may enter into an intercreditor agreement (the “First Lien Intercreditor Agreement”) between the Collateral Agent and the trustee or agent for the holders of any obligations secured by Priority Liens (the “Priority Collateral Agent”) on terms determined by the Issuers to be customary; provided that such First Lien Intercreditor Agreement may provide, among other things:

•

Lien Priority. Notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing the notes and such Priority Liens, the Liens securing the notes shall rank junior to any Priority Liens on the Collateral.

•	Prohibition on Contesting Liens and Obligations. No holder of any obligation secured by any Liens securing the notes shall contest the validity or enforceability of the Priority Liens.

•

Exercise of Remedies and Release of Liens. Until the payment and discharge in full of all obligations under the Obligations secured by the Priority Liens, the Priority Collateral Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the Collateral Agent for the noteholders (including any Permitted Additional Pari Passu Obligations) to take protective measures with respect to the Liens securing such Obligations that the Issuer determines are customarily provided to such creditors) and to foreclose upon and dispose of the Collateral.

•

Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding involving the Issuers or any Guarantor, all proceeds of Collateral will first be applied to the repayment of all obligations under the Obligations secured by the Priority Liens prior to being applied to the obligations secured by the Liens securing the notes and any Permitted Additional Pari Passu Obligations. Until the payment and discharge in full of all obligations under the Obligations secured by the Priority Liens, if any holder of an obligation secured by Liens receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Priority Lien Collateral Agent.

•	Certain Matters in Connection with Liquidation and Insolvency Proceedings.

•

Debtor-in-Possession Financings. In connection with any insolvency or liquidation proceeding of the Issuers or any Subsidiary Guarantor, the Priority Collateral Agent on behalf of itself and the lenders under any such Obligations may consent to debtor-in-possession financings secured by a Lien on the Collateral ranking prior to or pari passu with the Lien on such Collateral securing the Notes or to the use of cash collateral constituting proceeds of the Collateral without the consent of any holder of obligations under the Notes or the Permitted Additional Pari Passu Obligations secured by such Liens, and no holder of obligations under the Notes or the Permitted Additional Pari Passu Obligations secured by such Liens shall be entitled to object to such use of cash collateral or debtor-in-possession financing or to seek “adequate protection” in connection therewith (other than in the form of a junior lien on any additional items of collateral for the Notes which are granted in connection with such debtor-in-possession financing or use of cash collateral).

•

Relief from Automatic Stay; Bankruptcy Sales and Post-Petition Interest. No noteholder or any holder of any Permitted Additional Pari Passu Obligations may, without the consent of the Priority Collateral Agent (x) seek relief from the automatic stay with respect to any Collateral, (y) object to any sale of any Collateral in any insolvency or liquidation proceeding which has been consented to by the Priority Collateral Agent (provided that the Liens securing the Notes and any Permitted Additional Pari Passu Obligations attach to the proceeds of such sale with the priority set forth in the First Lien Intercreditor Agreement) or (z) object to any claim of any Priority Collateral Agent to post-petition interest, fees or expenses on account of the Priority Liens securing such Obligations.

•

Plans of Reorganization. No noteholder or other holder of Permitted Pari Passu Obligations secured by Liens shall support any plan or reorganization in connection with any insolvency or liquidation proceeding that is in contravention of the First Lien Intercreditor Agreement without the consent of the Priority Collateral Agent.

Second Lien Intercreditor

The Trustee, on behalf of the Holders of the Notes, entered into an intercreditor agreement (the “Second Lien Intercreditor Agreement”) with the collateral agent and the administrative agent on behalf of the lenders under the Second Lien Facility. The Second Lien Intercreditor Agreement provides that:

(1)	the Obligations of the Issuers and each Subsidiary under the Second Lien Facility will be expressly subordinated and junior in right of payment to all Obligations of the Issuers and such Subsidiary under the Indenture and the Notes;

(2)	the Holders of Notes will be entitled to receive payment in full in cash of all amounts due on or in respect of all Obligations of the Issuers of any such Subsidiary under the Indenture and the Notes before the lenders of the Second Lien Facility are entitled to receive or retain any payment of any kind on the Second Lien Facility in the event of any distribution to creditors of the Issuers or any Subsidiary in any (a) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuers or any Subsidiary or to their respective assets; (b) liquidation or dissolution or other winding-up of the Issuers or any Subsidiary; (c) assignment for the benefit of creditors of the Issuers or any Subsidiary; or (d) marshaling of assets or liabilities of the Issuers or any Subsidiary; and

(3)	for so long as the Notes remain outstanding, and provided that no Default or Event of Default shall have occurred and be continuing, the Issuers or such Subsidiary may make (a) regular scheduled non-cash payments of interest in kind in respect of the Second Lien Facility, and (b) solely to the extent that the making of such payment would not be prohibited by the terms of the Indenture, payments in respect of principal of the Second Lien Facility; provided that no such payment may be made if:

(a)	a payment Default on the Notes occurs and is continuing; or

(b)	any non-payment Default occurs and is continuing on the Notes and the agent under the Second Lien Facility receives a notice of such non-payment Default (a “Payment Blockage Notice”) from the Trustee or any Holder of Notes.

Payments on the Second Lien Facility may be resumed:

(i)	in the case of a payment Default, upon the date on which such payment Default is cured, waived in writing or otherwise ceases to exist; and

(ii)	in case of a non-payment Default, the earlier of the date on which such non-payment Default is cured, waived in writing or otherwise ceases to exist or 180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of the Notes has been accelerated.

Notwithstanding clause (ii) above, (A) the Company and its Subsidiaries will not be prohibited from making payments on the Second Lien Facility for more than an aggregate of 180 days within any period of 365 consecutive days, and (B) no payment blockage may be imposed as a result of (x) any non-payment Default which served as the basis for a previous Payment Blockage Notice, or (y) any non-payment Default existing on the date any Payment Blockage Notice is given, unless, in either case, such non-payment Default reoccurs after having first been cured for at least 45 consecutive days in accordance with the applicable provisions of the Indenture.

The Second Lien Intercreditor Agreement will further provide that for so long as any of the Notes are outstanding, no agent or lender under the Second Lien Facility may take any enforcement action with respect to the Obligations of the Issuers or any Subsidiary under such Second Lien Facility until the earlier of the acceleration of the Notes or the passage of 180 days from the delivery of notice to the Trustee by such agent or lender under the Second Lien Facility of the occurrence of any event that entitles such holder to accelerate the Issuers’ or such Subsidiary’s Obligations under the Second Lien Facility held by such lender.

In addition, so long as the Notes remain outstanding, the Holders of the Notes will have the exclusive right to determine the circumstances and manner in which any Collateral shall be disposed of, including but not limited to, the determination of whether to release all or any portion of the Collateral from the Lien created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default.

The Second Lien Intercreditor Agreement will also provide, among other things, that so long as the Notes remain outstanding (i) the Trustee has a security interest in the Collateral senior and prior to the security interest of the lenders under the Second Lien Facility therein, (ii) all decisions with respect to the Collateral, including the time and method of any disposition thereof, will be made by the Trustee, (iii) as between the Obligations under the Indenture and the Obligations under the Second Lien Facility, proceeds of the Collateral will be applied first, to the outstanding Obligations under the Notes, with any remaining proceeds to be paid to the lenders under the Second Lien Facility for application in accordance with the provisions of such Second Lien Facility, (iv) the Trustee and the agent and lenders under the Second Lien Facility will not contest each other’s security interest in and Liens on their respective collateral or contest the validity of the documents governing the Notes or the Second Lien Facility, respectively, (v) the Trustee and the lenders under the Second Lien Facility each agree not to take any action or vote (in their capacities as creditors) in a manner inconsistent with the Second Lien Intercreditor Agreement, (vi) the agent and lenders under the Second Lien Facility agree that the Trustee will have the sole and exclusive right to adjust settlement for insurance coverage on collateral securing the Notes and that the proceeds of insurance or condemnation proceedings with respect to such collateral will be paid to the Trustee for application in accordance with clause (iii) above, (vii) if any lender under the Second Lien Facility receives proceeds of Collateral other than as expressly permitted by the Second Lien Intercreditor Agreement, such proceeds will be received by such Person in trust and turned over to the Trustee, (viii) subject to certain exceptions, if the Trustee releases or agrees to release its Lien on any Collateral, and sends the agent under the Second Lien Facility notice thereof in writing, which notice states that the Collateral will be sold free and clear of the Liens of the Trustee and the lenders under the Second Lien Facility, the lenders under the Second Lien Facility will be deemed to have consented to such sale and the Lien of the lenders under the Second Lien Facility on such Collateral shall be automatically released and terminated in conjunction with the release of the Trustee’s Lien thereon, (ix) the lenders under the Second Lien Facility waive any right to marshaling of the Collateral securing the Notes, (x) the lenders under the Second Lien Facility will not amend or modify the Second Lien Facility in a manner adverse to the holder of the notes (including, without limitation, any amendment or modification that shortens the maturity thereof or provides for any cash interest or amortization payments thereon or otherwise augments or improves the rights, remedies or recourse of the lenders thereunder vis-a-vis any credit party) and (xi) the lenders under the Second Lien Facility will not (in their capacities as creditors) directly or indirectly seek to foreclose or realize upon, judicially or non-judicially, any Collateral or take any other enforcement action against or in respect of the Collateral unless and until the Obligations under the Notes have been indefeasibly paid in full in cash.

Use and Release of Collateral

Unless an Event of Default shall have occurred and be continuing, the Company will have the right to remain in possession and retain exclusive control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

The Indenture and the Security Documents provide that the Liens securing the Notes will automatically and without the need for any further action by any Person be released:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon:

(a) satisfaction and discharge of the Indenture as set forth below under “—Satisfaction and Discharge of the Indenture; Defeasance;” or

(b) a legal defeasance or covenant defeasance of the Indenture as set forth below under “—Satisfaction and Discharge of the Indenture; Defeasance;”

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by either Issuer or any Guarantor (other than to another Issuer or another Guarantor) in a transaction not prohibited by the Indenture at the time of such transfer or disposition, (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee or (c) at any time becomes an Excluded Asset pursuant to a transaction not prohibited by the Indenture;

(4) as described under “—Amendment, Supplement and Waiver” below; and

(5) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement.

A release of the Collateral pursuant to the provisions of the Indenture and the Security Documents shall not be deemed to impair the security under the lien of the Collateral.

Notwithstanding anything to the contrary herein, the Issuers and the Guarantors are not required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of Section 314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the Company’s business without requiring the Company to provide certificates and other documents under Section 314(d) of the Trust Indenture Act.

If any Collateral is released in accordance with the Indenture or any of the Security Documents, and if the Company or the applicable Guarantor has delivered the certificates and documents required by the Security Documents, the Trustee will determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act (to the extent applicable) in connection with such release. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of the Company except in cases where Section 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.

Notwithstanding the provisions of “Use and Release of Collateral” above, so long as no Event of Default shall have occurred and be continuing, an Issuer or the applicable Guarantor may, without any release or consent by the Collateral Agent or the Holders of the Notes, do any number of ordinary course activities in respect of the

Collateral, upon satisfaction of certain conditions. For example, among other things, an Issuer or the applicable Guarantor would be permitted to apply insurance proceeds received under circumstances other than an Event of Loss to repair the Mortgaged Vessel to which such insurance proceeds related; grant rights-of-way and easements over or in respect of real property; abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way subject to the Lien of any of the Security Documents; surrender or modify any franchise, license or permit subject to the Lien of any of the Security Documents which it may own or under which it may be operating; alter, repair, replace, change the location or position of and add to its plants, structures, machinery, systems, equipment, fixtures and appurtenances; demolish, dismantle, tear down or scrap any Collateral or abandon any thereof other than any of the Mortgaged Vessels.

Optional Redemption

The Notes may be redeemed, in whole or in part, at any time prior to May 1, 2012, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, the Notes are subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after May 1, 2012, upon not less than 30 nor more than 60 days’ notice mailed by first-class mail to each Holder’s registered address at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on May 1 of the years indicated:

Year	Redemption Price
2012	105.125%
2013	102.563%
2014 and thereafter	100.000%

In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to May 1, 2012, the Issuers may:

•

with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a redemption price equal to 110.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Issuers or its Subsidiaries) and that any such notice of redemption occurs within 90 days following the closing of any such Qualified Equity Offering; and/or

•

redeem a portion of the Notes upon not less than 30 not more than 60 days’ notice, at a redemption price of 103% of principal amount thereof, plus accrued and unpaid interest to the applicable redemption date, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date; provided that in no event may the Issuers redeem more than 10% of the original aggregate principal amount of the Notes issued pursuant to the provisions of this paragraph during any twelve month period.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to the Depository Trust Company’s procedures as applicable).

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail (and, to the extent permitted by applicable procedures or regulations, electronically) at least 30 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

The Company, its Subsidiaries and Affiliates may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Change of Control

Upon the occurrence of a Change of Control, the Issuers will make an Offer to Purchase all of the outstanding Notes at a purchase price (the “Purchase Price”) in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Issuers commence an Offer to Purchase all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Issuers elect to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an Offer to Purchase the Notes as described above.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See “—Amendment, Supplement and Waiver.”

The Issuers will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any Offer to Purchase as described above and no Default or Event of Default shall be deemed to have occurred as a result of such compliance.

The Issuers will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption.”

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

The agreements governing the Company’s other Debt contain, and future agreements may contain, restrictions on certain actions, including actions that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuers to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing Notes. In that case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other debt. Finally, the Issuers’ ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors—The indenture governing the Notes and our Sponsor Facility impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the Notes.”

Certain Covenants

Set forth below are certain covenants contained in the Indenture:

Limitation on Incurrence of Debt

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided, that (i) the Issuers and any of their Restricted Subsidiaries that are Guarantors may Incur Debt (including Acquired Debt) and (ii) Restricted Subsidiaries that are not Guarantors may incur Acquired Debt, if immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0.

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining compliance with this “Limitation on Incurrence of Debt” covenant, (x) Guarantees, or obligations with respect to letters of credit, supporting Debt otherwise included in determining compliance shall not be included and (y) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and the first paragraph of this “Limitation on Incurrence of Debt” covenant, the Company, in its sole discretion, shall classify and/or divide, and from time to time may reclassify and/or re-divide, all or any portion of such item of Debt.

The accrual of interest, the accretion or amortization of original issue discount, if any, and the payment of interest on Debt in the form of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms in each case will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this covenant.

The Issuers and the Guarantors will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is either equal in right of payment to the Notes and the Note Guarantees or subordinated in right of payment to the Notes and the Note Guarantees; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of the fact that the holders of secured indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of lenders within a credit facility agreeing to be paid in a specified (non-pro rata) order of priority within such credit facility. For the avoidance of doubt, nothing contained in this provision shall prevent the incurrence, creation, issuance, assumption or guarantee of any senior subordinated Debt otherwise permitted to be incurred under the Indenture. No such Debt will be considered to be senior by virtue of being secured on a first or junior priority basis.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) on a pro forma basis, the Issuers would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant; and

(c) on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi) (vii), (viii), (ix), (x), (xi), (xiv) and (xv) of the next succeeding paragraph), shall not exceed the sum (without duplication) of

(1) 50% of the Adjusted Consolidated Net Income (or, if Adjusted Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from and including April 1, 2010 and ending on the last day of the fiscal quarter for which consolidated financial statements are available on the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Retired Capital Stock and including Qualified Capital Interests issued upon the conversion of Debt (other than the Second Lien Facility) or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt (x) sold to a Subsidiary of the Company, (y) relied upon for purposes of incurring Contribution Indebtedness) and (z) constituting Excluded Contributions), plus

(3) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the Issue Date, in any Person, resulting from (x) payments of interest on Debt, dividends, distributions or repayments of Investments or other transfers of assets or repayments of loans or advances and releases of guarantees (but only to the extent such interest, dividends or repayments were made in cash and are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, an Unrestricted Subsidiary) or (y) from the net proceeds from the sale or other disposition of any such investment made by the Company or any of its Restricted Subsidiaries, repurchases and redemptions of Investments from the Company or its Restricted Subsidiaries, or the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case, not to exceed in the case of any Person the amount of Investments (other than Permitted Investments) previously made by the Company or any Restricted Subsidiary in such Person;

provided , however, that no Restricted Payments pursuant to the foregoing provisions of this subclause (c) shall be permitted prior to the one (1) year anniversary of the Issue Date.

Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that, in the case of clauses (iv) or (x) immediately after giving effect to such action, no Event of Default has occurred and is continuing:

(i) the payment of any dividend or other distribution on Capital Interests in the Company or a Restricted Subsidiary or the consummation of any irrevocable redemption within 60 days after declaration or giving notice thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

(ii)(A) the redemption, repurchase or acquisition or retirement of any Qualified Capital Interests of the Issuers, the Guarantors or any direct or indirect parent corporation of the Issuers (“Retired Capital Stock”) or any Debt of the Issuers or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee, as the case may be, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of Qualified Capital Interests of the Issuers or any direct or indirect parent of the Issuers or contributions to the equity capital of the Issuers (in each case, other than Redeemable Capital Interests) (“Refunding Capital Stock”), (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary or the Issuers) of Refunding Capital Stock, and (C) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Issuers or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee in exchange for or out of the proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Issuers) of (x) new subordinated Debt of the Issuers or Guarantor, as the case may be, Incurred in accordance with the Indenture or (y) of Qualified Capital Interests of the Issuers;

(iv) the declaration and payment of dividends or distributions to the Company that are used by the Company for the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by employees or former employees of the Company or any of its Restricted Subsidiaries (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $5.0 million in any calendar year;

(v) repurchase of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Capital Interests represent a portion of the exercise price and applicable withholding taxes of those stock options, warrants or other convertible or exchangeable securities;

(vi) the prepayment of intercompany Debt, the Incurrence of which was permitted pursuant to the covenant described under “—Limitation on Incurrence of Debt;”

(vii) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(viii) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with the covenant described above under “—Limitation on Incurrence of Debt” to the extent such dividends are included in the definition of Consolidated Fixed Charges;

(ix) upon the occurrence of a Change of Control, an Asset Sale or an Event of Loss, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under “—Change of Control,” “—Limitation on Asset Sales” and “—Events of Loss” plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Issuers have made an Offer to Purchase with respect to the Notes and have repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(x) commencing on the one year anniversary of the Issue Date, other Restricted Payments not in excess of $6.25 million in the aggregate in any 12 month period, up to an aggregate amount of Restricted Payments made pursuant to this clause (x) not to exceed $25.0 million;

(xi) any payment, dividend or distribution with respect to its equity interests made pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Restricted Subsidiaries, including, without limitation, pursuant to any severance packages for management or employees of the Company and Guarantors and their respective Restricted Subsidiaries and approved by the Board of Directors (or other governing body) of the Company and its Restricted Subsidiaries making such distribution;

(xii) to the extent constituting a Restricted Payment, any distribution or dividend payable solely in membership interests or shares of common stock of the Company or any of its Restricted Subsidiaries;

(xiii) Permitted Tax Distributions and Permitted Payments to Parent;

(xiv) payments made on the Issue Date in connection with the Transactions (including fees and expenses related thereto or owed to Affiliates) to the extent in compliance with the covenant described above under “—Transactions with Affiliates” or described in this prospectus;

(xv) Restricted Payments that are made with Excluded Contributions; and

(xvi) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may classify and divide such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify and re-divide any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant or clause (x) above, in each case to the extent such Investments would otherwise be so counted.

If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the “—Limitation on Asset Sales” covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant or clause (x) above, the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant.

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitation on Liens

The Company will not, and will not permit any of its Guarantors, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Collateral Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind with respect to any property, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom with respect to property other than Collateral without securing the Notes and all other amounts due under the Indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien. Any Lien created pursuant to the foregoing sentence shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Lien giving rise thereto.

Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, cause or suffer to exist or become effective or enter into any consensual encumbrance or consensual restriction (other than pursuant to the Indenture, law, rules or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings thereof, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings, in the good faith judgment of the Board of Directors of the Company, are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property or a Person, so long as the encumbrances or restrictions in any such agreement relate solely to the Person and its Subsidiaries, and their respective assets, or the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person and its Subsidiaries or the property or assets of such Person and its Subsidiaries becoming a Restricted Subsidiary;

(d) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Board of Directors of the Company;

(e) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f) Permitted Liens, and any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(g) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(h) any encumbrance or restriction under the Indenture, the Notes and the Note Guarantees;

(i) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(j) provisions with respect to the disposition or distribution of assets or property and other customary provisions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into the ordinary course of business or otherwise permitted by the Indenture;

(k) any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(l) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(m) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Interests or assets of such Subsidiary;

(n) agreement for the sale or disposition of a Restricted Subsidiary that restricts distributions prior to the sale.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or Restricted Subsidiary, as the case may be, from further liability; and

(b) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary, as the case may be, into cash within 365 days of their receipt to the extent of the cash received in that conversion; and

(3) if such Asset Sale involves the disposition of Collateral, the Company or Subsidiary has complied with the provisions of the Indenture and the Security Documents; and

(4) if such Asset Sale involves the disposition of Collateral, the Net Cash Proceeds thereof shall be paid directly by the purchaser of the Collateral to the Collateral Agent for deposit into the Collateral Account, and, if any property other than cash or Eligible Cash Equivalents is included in such Net Cash Proceeds, such property shall be made subject to the Lien of the Indenture and the applicable Security Documents.

Within 390 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company or Restricted Subsidiary, as the case may be, may apply such Net Cash Proceeds at its option:

(i) to permanently repay Obligations under the Credit Agreement and permanently reduce any related loan commitment thereunder;

(ii) to acquire assets constituting, or any Capital Interests of, a Permitted Business, if, after giving effect to any such acquisition, such assets are owned by the Company or a Restricted Subsidiary or the Person owning such Permitted Business is or becomes a Restricted Subsidiary of the Company (or in the case of an Asset Sale of Collateral, to acquire additional Collateral);

(iii) to make a capital expenditure in or that is used or useful in or an Investment in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of the Indenture;

(iv) to acquire other assets that are used or useful in a Permitted Business;

(v) to permanently repay Obligations under other Debt ranking pari passu with the Notes if the Asset Sale involves assets that are not Collateral; or

(vi) any combination of the foregoing; provided, that, to the extent such Asset Sale involves the sale of Collateral, the consideration received therefor, together with any asset or property in which such consideration is invested pursuant to clause (ii), (iii) or (iv) above shall constitute Collateral subject to the Lien of the Security Documents;

provided that if during such 390-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clause (ii), (iii) or (iv), or any combination thereof, of this paragraph, such 390-day period will be extended with respect to the amount of Net Cash Proceeds so committed until such Net Cash Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

Pending the final application of any Net Cash Proceeds, the Company or Restricted Subsidiary, as the case may be, may temporarily reduce borrowings under the Credit Agreement.

Subject to the next succeeding paragraph, any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million (it being understood that the Company may, in its sole discretion, make an Offer to Purchase pursuant to this covenant (i) prior to the time that the aggregate amount of Excess Proceeds exceeds $25.0 million, and/or (ii) without waiting for the 390-day period described above to expire), within thirty days thereof, the Company will make an Offer to Purchase to all Holders of Notes and other Permitted Additional Pari Passu Obligations and to all holders of other pari passu Debt with liens ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to asset sales, in each case, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to

100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under the Indenture. If the aggregate principal amount of Notes and other Permitted Additional Pari Passu Obligations and other Debt ranking pari passu with the Notes with Liens ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to asset sales tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and other Permitted Additional Pari Passu Obligations and other Debt (to the extent the Debt permits such a selection) to be purchased on a pro rata basis. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

The Company and its Restricted Subsidiaries will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company and its Restricted Subsidiaries will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Events of Loss

In the event of an Event of Loss resulting in Net Loss Proceeds in excess of $25 million, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may (and to the extent required pursuant to the terms of any lease encumbered by a mortgage shall) apply the Net Loss Proceeds from such Event of Loss to either (i) the rebuilding, repair, replacement, construction or improvement to the property affected by such Event of Loss or other property constituting Collateral (the “Subject Property”) or (ii) to permanently repay Obligations under the Credit Agreement and permanently reduce any related loan commitment thereunder, with no concurrent obligation to offer to purchase any of the Notes; provided, however, that in the case of clause (i) above the Company delivers to the Trustee within 180 days of such Event of Loss, an Officer’s Certificate certifying that the Company has applied (or will apply after receipt of any anticipated insurance or similar proceeds) the Net Loss Proceeds or other sources in accordance with clause (i) above.

Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested or used to permanently repay obligations under the Credit Agreement as provided in the first sentence of this covenant will be deemed “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $25.0 million, the Company will make an offer (an “Event of Loss Offer”) to all Holders and to the holders of any other Permitted Additional Pari Passu Obligations and to all holders of other pari passu Debt with liens ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to events of loss to purchase or repurchase the Notes and such other Permitted Additional Pari Passu Obligations and to such other pari passu Debt with liens ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to events of loss with the proceeds from the Event of Loss in an amount equal to the maximum principal amount of Notes, such other Permitted Additional Pari Passu Obligations and such other pari passu Debt with liens ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to events of loss that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the Indenture and the Security Documents and such remaining amount shall not be added to any subsequent Excess Loss Proceeds for any purpose under the Indenture; provided that any remaining Excess Loss Proceeds shall remain subject to the Lien of the Security Documents. If the aggregate principal amount of Notes and other Permitted Additional Pari Passu Obligations and other Debt ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to events of loss tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the Trustee will select the Notes and such other Permitted Additional Pari Passu Obligations and other Debt (to the extent such other Debt permits such a selection) to be purchased on a pro rata basis based on the principal amount tendered.

The Company and its Restricted Subsidiaries will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Event of Loss provisions of the Indenture, the Company and its Restricted Subsidiaries will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Event of Loss provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7.5 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

The foregoing limitation does not limit, and shall not apply to:

(1) Restricted Payments that are permitted by the provisions of the Indenture described above under “—Limitation on Restricted Payments” and the definition of “Permitted Investments;”

(2) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Company or a Restricted Subsidiary;

(3) any employment agreement, arrangement or plan or similar arrangement entered into by the Company or a Restricted Subsidiary in the ordinary course of business, and the payment of reasonable and customary compensation, fees and other benefits (including retirement, health, option, deferred compensation and other benefit plans), payments, loans, and indemnities to officers, directors, employees or consultants of the Company, and of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(4) transactions between or among the Company and/or its Restricted Subsidiaries;

(5) the issuance of Capital Interests (other than Redeemable Capital Interests) of the Company to the Sponsor, or to any director, officer, employee or consultant, or as otherwise permitted hereunder;

(6) any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not (when taken as a whole) more disadvantageous to the holders of the Notes in any material respect;

(7) transactions in which the Company delivers to the Trustee a written opinion from an Independent Financial Advisor to the effect that the transaction is fair, from a financial point of view, to the Company and any relevant Restricted Subsidiaries or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(8) any contribution of capital to the Company;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are fair to the Company or such Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or the senior management thereof, or are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Board of Directors of the Company or the senior management thereof, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company;

(10) the Transactions and the payment of all fees and expenses related to the Transactions;

(11) following January 1, 2011, the payment to Sponsors of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not in excess of $1.0 million, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods (but after the Issue Date), and the execution of any management or monitoring agreement subject to the same limitations;

(12) payments by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company in good faith, plus reasonable out-of-pocket costs and expenses in connection therewith;

(13) Investments by any of the Sponsors in securities of the Issuers or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the terms of such securities held by other investors are the same or more favorable than the terms of the securities held by the Sponsors and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(14) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Company or any of its Subsidiaries other than the Company or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(15) issuances of Debt by the Company or any Restricted Subsidiary permitted to be incurred under the Indenture to any Affiliate on then-current market terms;

(16) the payment of reasonable out-of-pocket costs and expenses relating to registration rights; and

(17) any commercial agency agreement to be entered into between the Company, a Restricted Subsidiary and/or Parent.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction (other than a Sale and Leaseback Transaction between the Company and one or more Restricted Subsidiaries or among Restricted Subsidiaries) unless:

(i) the gross cash proceeds received in such Sale and Leaseback Transaction is at least equal to the lesser of fair market value or net tax basis value of the property sold, as determined by a board resolution of the Board of Directors of the Company or by an Officers’ Certificate,

(ii) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and such Restricted Subsidiary comply with the “Limitation on Incurrence of Debt” covenant contained herein, and

(iii) at or after the consummation of the Sale and Leaseback Transaction, the Company and such Restricted Subsidiary also comply with the “Limitation on Asset Sales” covenant contained herein.

Provision of Financial Information

Whether or not required by the rules and regulations of the Securities and Exchange Commission (the “Commission”), so long as any Notes are outstanding, the Company will, furnish to the holders of notes or cause the trustee to furnish to the holders of notes, or file electronically with the Commission through the Commission’s IDEA System (or any successor system) within the time periods specified in the Commission’s rules and regulations (together with extensions granted by the Commission) for a filer that is a “non-accelerated filer” plus five business days:

(1) substantially the same quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company was required to file such reports; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports.

Notwithstanding the foregoing, the requirement to furnish current, quarterly and annual reports to holders of notes will be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement or the effectiveness of a shelf registration statement if the information that would have been contained in such reports is included in the registration statement relating to the exchange offer and/or the shelf registration statement, or any amendments thereto, and filed with the Commission within the time periods contemplated above, or if such information is otherwise filed with the Commission within the time periods contemplated above.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports provided, however that the quarterly and annual reports furnished to holders of notes shall not be required to comply with Sections 302, 906 and 404 of the Sarbanes Oxley Act of 2002 and related items 307 and 308 of Regulation S-K. Each annual report on Form 10-K will include a report on the consolidated financial statements of the Company by the certified independent accountants of the Company.

If, at any time after the consummation of the exchange offer contemplated by the Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such filings. The Company will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the filings of the Company for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company was required to file those reports with the Commission.

In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the Commission the reports required by the preceding paragraphs, they will furnish to the Holders of Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Additional Note Guarantees

On the Issue Date, each of the Guarantors guaranteed the Notes in the manner and on the terms set forth in the Indenture.

The Company will cause each of its newly-formed or acquired Restricted Subsidiaries (other than (x) any Foreign Subsidiary and (y) any Restricted Subsidiary that is prohibited by law from guaranteeing the Notes or that would experience adverse regulatory consequences as a result providing a guarantee of the Notes (so long as, in the case of this clause (y), such Restricted Subsidiary has not provided a guarantee of any other Debt of the Issuers or any Guarantor)) to guarantee the Notes on a senior secured basis.

Each Note Guarantee by a Guarantor is limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Obligations of any Person that is or becomes a Guarantor after the Issue Date will be secured equally and ratably by a first-priority security interest in the Collateral granted to the Collateral Agent for the benefit of the Holders of the Notes and the holders of Permitted Additional Pari Passu Obligations. Such Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the Notes and take all actions advisable in the opinion of the Company, as set forth in an Officers’ Certificate accompanied by an opinion of counsel to the Company to cause the Note Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Company and the Guarantors.

Further Assurances

The Company will, and will cause each of its existing and future Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

(1) carry out more effectively the purposes of the Security Documents;

(2) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and

(3) ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee under any other instrument executed in connection therewith.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means:

(1) any Subsidiary designated as such by the Board of Directors of the Company as set forth below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that (i) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph under the “—Limitation on Incurrence of Debt” covenant or (ii) the Consolidated Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction, and provided further that the Company could make a Restricted Payment or a Permitted

Investment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to the “—Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment or a Permitted Investment for the purpose of calculating the amount available in connection with such covenant.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “—Limitation on Incurrence of Debt” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “—Limitation on Liens” covenant.

The Company may not designate APT Co. as an Unrestricted Subsidiary.

Consolidation, Merger, Conveyance, Transfer or Lease

Neither Issuer will, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into such Issuer in which such Issuer is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of such Issuer and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) such Issuer shall be the continuing Person or (b) the Person (if other than such Issuer) formed by such consolidation or into which such Issuer is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of such Issuer (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of such Issuer under the Indenture and (3) shall expressly assume, by documentation specified by, and executed and delivered to, the Trustee (and otherwise reasonably acceptable to the Collateral Agent), the due and punctual performance of the covenants and obligations of such Issuer under the Security Documents; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, such Issuer (or the Surviving Entity if such Issuer is not continuing), either (x) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the “—Limitation on Incurrence of Debt” covenant or (y) the Consolidated Fixed Charge Coverage Ratio for the Company (or the Surviving Entity if the Company is not continuing) and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(iv) such Issuer delivers, or causes to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture;

(v) the Surviving Entity causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Surviving Entity;

(vi) the Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Collateral Liens, in each case except as otherwise permitted by the Indenture; and

(vii) the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture.

The preceding clause (iii) will not prohibit a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof so long as, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby, except for Debt incurred in the ordinary course of business to pay fees, expenses and other costs associated with such transaction.

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either (a) the Person acquiring the property in any such sale or disposition of the Person formed by or surviving any such consolidation or merger assumes all the obligations of such Guarantor under the Indenture, pursuant to a supplemental indenture satisfactory to the Trustee or (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions involving either Issuer that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs in which such Issuer is not the Surviving Entity, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under the Indenture with the same effect as if such Surviving Entity had been named as such Issuer therein; and when a Surviving Person duly assumes all of the obligations and covenants of such Issuer pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Limitation on Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as whole.

Existence of Corporate Co-Issuer

The Company will always maintain a wholly owned subsidiary that is a Restricted Subsidiary of the Company organized as a corporation under the laws of the United States of America, any state thereof or the District of Columbia that will serve as a co-issuer of the Notes unless the Company is itself a corporation under the laws of the Untied States of America, any state thereof or the District of Columbia.

Limitations on Activities of APT Co.

APT Co. may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Capital Interests to the Company or any wholly owned Restricted Subsidiary of the Company, (2) the Incurrence of Debt as a co-obligor or guarantor, as the case may be, of the Notes, the Credit Agreement and any other Debt that is permitted to be Incurred by the Company under the covenant described under “—Limitation on Incurrence of Debt;” provided that the net proceeds of such Debt are not retained by APT Co., and (3) activities incidental thereto. Neither the Company nor any Restricted Subsidiary shall engage in any transactions with APT Co. in violation of the immediately preceding sentence.

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with the Indenture provisions described under “—Consolidation, Merger, Conveyance, Transfer or Lease;”

(4) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any Guarantor or the Issuers not to be, in full force and effect and enforceable in accordance with its terms (except as specifically provided in the Indenture);

(5) default in the performance, or breach, of (i) any covenant or agreement of either Issuer or any Guarantor in the Indenture (other than (x) a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above or (y) a covenant or agreement described under “—Provision of Financial Information” above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes or (ii) any covenant or agreement described under “—Provision of Financial Information” above and continuance of such default or breach for a period of 120 days after written notice thereof has been given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary of the Company (other than Indebtedness owed to the Company or a Restricted Subsidiary) having, individually or in the aggregate, a principal or similar amount outstanding of at least $10 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $10 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against either Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant

Subsidiary) of a final non-appealable judgment or final non-appealable judgments for the payment of money in an aggregate amount in excess of $10 million (other than any judgments covered by indemnities or insurance policies as to which liability coverage has not been denied by the insurance company or indemnifying party), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(8) certain events in bankruptcy, insolvency or reorganization affecting either Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(9) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, default by either Issuer or any of its Restricted Subsidiaries or Guarantors in the performance of the Security Documents which adversely affects in any material respect the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral (but excluding Excluded Assets), the repudiation or disaffirmation by either Issuer or any of its Restricted Subsidiaries or Guarantors of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against either Issuer or any Guarantor (or group of Guarantors) that is a Significant Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after the Issuers receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 66 2/3% of the outstanding principal amount of the Note Obligations and demanding that such default be remedied.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to either Issuer) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Issuers (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 30 days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to either Issuer, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

The Issuers will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Issuers also are required to notify the Trustee if they become aware of the occurrence of any Default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Issuers, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, the Guarantees and the Security Documents for any of the following purposes:

(1) to evidence the succession of another Person to either Issuer or any Guarantor and the assumption by any such successor of the covenants of such Issuer or such Guarantor in the Indenture, the Guarantees and the Security Documents and in the Notes;

(2) to add to the covenants of the Issuers or the Guarantors for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuers or the Guarantors;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture and the Security Documents by a successor Trustee or Collateral Agent;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7) to add to the Collateral securing the Notes, to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(10) to conform the text of the Indenture, the Security Documents or the Notes to any provision of this “Description of the Notes” to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of the Notes;”

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Note Obligations under the Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(12) to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents, the Intercreditor Agreements or the Indenture; or

(13) to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreements.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Issuers, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture or amend the Security Documents and the Intercreditor Agreements (together with the other consents required thereby) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture or amendment shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor,

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture or amendment, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Issuers to make Offers to Purchase (a) from the Excess Proceeds of Asset Sales or Excess Loss Proceeds from an Event of Loss if such modification was done after the occurrence of such Asset Sale or Event of Loss, as applicable, or (b) upon a Change of Control if such modification was done after the occurrence of such Change of Control,

(4) subordinate, in right of payment, the Notes to any other Debt of the Issuers,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6) release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or otherwise modify the Intercreditor Agreements in any manner adverse in any material respect to the Holders of the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding. In addition, any changes to the provisions of the Escrow Agreement relating to the release of Escrow Proceeds or to making an Escrow Proceeds Offer and that are materially adverse to the Holders will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

The Issuers and the Guarantors may terminate the obligations under the Indenture and the Security Documents (a “Discharge”) when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2) either Issuer or any Guarantor has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument (other than the Indenture) to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound;

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Issuers have delivered to the Trustee an Officers’ Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Issuers may elect, at their option, to have their obligations discharged with respect to the outstanding Notes (“legal defeasance”). Such defeasance means that the Issuers will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2) the Issuers’ obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Issuers’ right of optional redemption, and

(5) the defeasance provisions of the Indenture.

In addition, the Issuers may elect, at their option, to have their obligations released with respect to certain covenants, including, without limitation, its obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

(1) the Issuers must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuers have made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuers) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2) in the case of legal defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel stating that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of such Act);

(6) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which either Issuer is a party or by which either Issuer is bound; and

(7) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

In the event of a legal defeasance or a Discharge, under current law a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would generally be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event either Issuer becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of such Issuer, disbursement of such monies may be subject to the automatic stay of the Bankruptcy Code and monies disbursed to Holders may be subject to disgorgement in favor of such Issuer’s estate. Similar results may apply upon the insolvency of such Issuer during the applicable preference period following the deposit of monies in connection with legal defeasance.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a legal defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

The Trustee

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is the paying agent and registrar for the Notes and the Collateral Agent under the Security Documents. The Trustee from time to time may extend credit to the Issuers in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise.

The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The Indenture provides that neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and the accounting for Trust Monies actually received), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Note Lien.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Issuers, the Guarantors or any of their Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuers’ or the Guarantor’s under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Governing Law

The Indenture, the Notes, the Intercreditor Agreements and the Security Agreement are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Adjusted Consolidated Net Income” means, with respect to any Person, for any period, the sum of (i) Consolidated Net Income plus (ii) 50% of Depreciation and Amortization plus (iii) 100% of any non-cash interest payable to the Sponsors pursuant to the Second Lien Facility as in effect on the Issue Date.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. Any Person directly or indirectly owning 10% or more of the outstanding Capital Interests of Company will be deemed an Affiliate.

“ Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at May 1, 2012 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through May 1, 2012 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Appraised Value” means the appraised value of the Vessels owned and pledged as Collateral for the Notes as set forth in the most recent appraisal by an independent third party appraiser of national standing delivered to the Trustee and accompanied by an officers’ certificate.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i) Capital Interests in another Person (other than Capital Interests in the Company or directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(ii) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment and any sale of inventory in the ordinary course of business);

provided , however, that the term “Asset Sale” shall exclude:

(a) an issuance of Capital Interests by a Restricted Subsidiary of the Company to the Company or another Restricted Subsidiary;

(b) the sale or lease of products, services or accounts receivable in the ordinary course of business or consistent with past practice (including sales and chartering of Vessels);

(c) any transaction permitted by the provisions described under “—Consolidation, Merger, Conveyance, Lease or Transfer” that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(d) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $10.0 million;

(e) sales or other dispositions of cash or Eligible Cash Equivalents;

(f) sales of interests in Unrestricted Subsidiaries;

(g) the disposition of assets (other than Obsolete Equipment) that, in the good faith judgment of the Board of Directors of the Company, are no longer used or useful in the business of the Company;

(h) a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(i) any trade-in of equipment in exchange for other equipment in the ordinary course;

(j) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(k) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of the Indenture;

(l) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided, however, if the disposition is by a Restricted Subsidiary that is a Guarantor, then the disposition must be to a Guarantor;

(m) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(n) licensing of intellectual property in accordance with industry practice in the ordinary course of business;

(o) any exchange of like property pursuant to Section 1031 of the Code for use or useful in a Permitted Business;

(p) the surrender of contract rights or settlement or release of claims in the ordinary course of business;

(q) any sales or other dispositions of Obsolete Equipment in the ordinary course of business, including scrapping of Obsolete Equipment; or

(r) any Sale and Leaseback Transaction permitted in accordance with the terms of the Indenture.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” under the Indenture in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligations.”

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Change of Control” means, with respect to any Person, the occurrence of any of the following events:

(a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, that is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Interests in the Company; provided that if such person is a group of investors which group includes one or more Permitted Holders, the shares of Voting Interests of the Company beneficially owned by the Permitted Holders that are part of such group shall not be counted for purposes of determining whether this clause (a) is triggered; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of such Person was approved by the Sponsor or a vote of a majority of the directors of such Person then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Person’s Board of Directors then in office; provided that any directors elected or appointed to the Board of Directors to satisfy the requirements of any national securities exchange and the seats to which they were elected or appointed shall not be included for purposes of the foregoing determination; or

(c) the Company or any Restricted Subsidiary sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of the Company’s and its Restricted Subsidiaries’ assets (determined on a consolidated basis) to any Person, or the Company merges or consolidates with, a Person other than a Restricted Subsidiary of the Company (unless the shareholders or members holding Voting Interests of the Company immediately prior to such merger or consolidation control in excess of 50% of the Voting Interests in the surviving Person immediately following such merger or consolidation).

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as Collateral Agent or Collateral Trustee under the Security Documents together with its successors.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); and

(e) to the extent actually incurred, all one-time cash severance costs; less

(ii) the sum of the following:

(a) non-cash items increasing Consolidated Net Income for such period, other than (x) the accrual of revenue consistent with past practice, and (y) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a) the Incurrence of any Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(b) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Acquired Debt and also including any Consolidated Cash Flow Available for Fixed Charges (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition or Asset Sale) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Debt or Acquired Debt) occurred on the first day of the Four-Quarter Period.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(a) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) shall be computed based upon the average daily interest on such Debt during the applicable period;

(b) if interest on any Debt (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate will be computed based upon the average daily interest on such Debt during the applicable period; and

(c) notwithstanding clause (a) or (b) above, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i) Consolidated Interest Expense, excluding, for this purpose only, any non-cash interest payable to the Sponsors pursuant to the Second Lien Facility as in effect on the Issue Date; and

(ii) the product of (a) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, (x) if such Person is not a corporation, the Permitted Tax Payments of such Person for such period or (y) if such Person is a corporation, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, but without duplication:

(a) any amortization of debt discount, original issue discount, non-cash interest payments or accruals;

(b) the net cost under non-speculative Hedging Obligations (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e) all accrued interest; plus

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP;

(iii) the interest expense on any Debt guaranteed by such Person and its Restricted Subsidiaries; plus

(iv) all capitalized interest of such Person and its Restricted Subsidiaries for such period; less

(v) interest income of such Person and its Restricted Subsidiaries for such period;

provided , however, that Consolidated Interest Expense will exclude the amortization or write off of debt issuance costs and deferred financing fees, commissions, fees and expenses.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries (other than non-controlling interests) for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(A) excluding, without duplication

(i) all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(ii) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(iii) gains or losses in respect of any Asset Sales (other than any Asset Sale involving Obsolete Equipment solely for cash) after the Issue Date by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv) the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis;

(v) solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary (other than a Guarantor) of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vii) any fees and expenses, including deferred amortization and deferred financing costs, paid in connection with the issuance of the Notes and the refinancings contemplated by this prospectus (including, without limitation, ratings agency fees);

(viii) non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary; and

(ix) any net after-tax gains or losses attributable to the early extinguishment of Debt.

(B) including, without duplication, dividends from Persons that are not Restricted Subsidiaries actually received in cash by the Company or any Restricted Subsidiary.

In addition, Consolidated Net Income shall be reduced by the amount of any Permitted Tax Payment.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Contribution Debt” means Debt or Disqualified Stock of the Issuers or any Restricted Subsidiary in an aggregate principal amount not greater than 100% of the aggregate amount of cash contributions (a “Cash Contribution”) (other than the proceeds from the issuance of Disqualified Stock or any cash contribution by an Issuer or a Restricted Subsidiary) made to the capital of the Issuers or a Restricted Subsidiary after the Issue Date (whether through the issuance of Capital Stock or otherwise); provided that (x) such Contribution Debt is incurred within 180 days after the making of the related cash contribution, and (y) the proceeds of such Contribution Debt is used to purchase assets that will constitute Collateral.

“Credit Agreement” means one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Debt”) or adds Guarantors as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following if and to the extent any of the foregoing items (other than clauses (iii), (vi), (vii), (viii) and (ix) below) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities issued for the account of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property (but excluding prepaid hire under charters) and all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (v) all Capital Lease Obligations of such Person (but excluding obligations under operating leases); (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination and the amount of the liquidation preference of any Preferred Interests of any Restricted Subsidiary of such Person, the principal amount of such Capital Interests to be determined in accordance with the Indenture; (vii) any net Obligations under Hedging Obligations of such Person, determined on a marked to market basis in accordance with GAAP; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depreciation and Amortization” means, with respect to any Person for any period, the aggregate depreciation and amortization (including amortization of goodwill and other intangibles) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America, or any state, territory or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $250.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than two years after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations for underlying securities of the types described in clause (i) and (ii) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within two years after the date of creation and, at the time of acquisition, have a rating of at least A from Standard & Poor’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company, provided that such Investments have a rating of at least P-1 or A-1 from either Standard & Poor’s or Moody’s and mature within two years after the date of creation; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); (viii) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s, and (ix) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) or (viii) above denominated in Euros or any other foreign currency and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

“Escrow Proceeds Use Date” means the 365th day after the Issue Date or, if an Escrow Proceeds Offer is required to be made, the date of the consummation or expiration of the Escrow Proceeds Offer.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i) any loss or destruction of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv) any settlement in lieu of clauses (ii) or (iii) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means net cash proceeds or marketable securities received by the Company from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Interests (other than Redeemable Capital Interests) of the Company;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Capital Interests are sold.

“Existing Vessels” means the following U.S. flag Vessels owned by the Company or a Guarantor on the Issue Date: Golden State, Pelican State and Sunshine State.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors of the Company.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

“General Maritime Law” means the law related to maritime issues as developed and enforced by the Federal Courts of the United States sitting as maritime courts (as provided for in the United States Constitution) and codified by certain United States Federal statutes.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as applied to any Debt of another Person, a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” of any Person means the obligations of such person pursuant to any interest rate agreement, credit, commodity or equity swap, cap, floor, collar, forward transaction, physical transaction, hedge transaction, spot transaction, currency agreement or commodity agreement or any combination thereof, including, but not limited to, obligations relating to fuel prices.

“Holder” means a Person in whose name a Note is registered in the security register.

“Identified Vessel Purchase Agreement” means the purchase and sale agreement with respect to an Identified Vessel.

“Identified Vessels” means each of the Empire State and Evergreen State to be purchased with Escrow Proceeds.

“Incur” means, with respect to any Debt, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt; Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing security or a security sold at a discount;

(2) accrual of interest or dividends, or the payment of interest in the form of additional Debt of the same instrument or the payment of dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Notes on the Issue Date and any similar purchase agreement in connection with any Permitted Additional Pari Passu Obligations.

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any direct or indirect transfer of cash or other property or assets to another

Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership or bonds, notes, debentures or other securities in another Person and (ii) the purchase, acquisition or Guarantee of the obligations of another Person, but shall exclude: (a) accounts receivable, other extensions of trade credit and advances to customers; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business. For the avoidance of doubt, any payments pursuant to any Guarantee of the Debt or other obligations of Restricted Subsidiaries previously incurred in compliance with the Indenture shall not be deemed to be Investments by such Restricted Subsidiary.

“Issue Date” means May 17, 2010, the date on which Notes are originally issued under the Indenture.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, or other security agreement on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Mortgaged Vessel Guarantor” means a Guarantor that is the owner of one or more Mortgaged Vessels.

“Mortgaged Vessels” means (i) the Existing Vessels, (ii) the Identified Vessels to the extent acquired with Escrow Proceeds, and (iii) any other Vessels made subject to the Lien of the Security Documents in favor of the Trustee for the benefit of the Holders of Notes.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, investment banking fees, title and recording tax expenses, brokerage and sales commissions, any relocation expenses incurred as a result thereof and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid, payable, or expected to be paid or required to be accrued as a liability under GAAP by such Person; (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations, pension and other post-employment benefit liabilities, liabilities related to environmental matters and other liabilities associated with such Asset Sale; (iii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iv) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Debt secured by any Lien on the asset or assets that were the subject of such Event of Loss (other than any Lien which does not rank equal to or prior to the Note Liens), and any taxes paid or payable and any reserves required as a result thereof.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations, including, without limitation, any Permitted Additional Pari Passu Obligations.

“Note Obligations” means the Debt Incurred and Obligations under the Indenture and the Notes (or any other indenture and notes or other agreements and instruments with respect to Permitted Additional Pari Passu Obligations) and the Security Documents.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Obsolete Equipment” means vessels and other equipment, property or assets that, in the ordinary course of each of the Company’s and its Restricted Subsidiaries’ business as presently conducted, are damaged, obsolete, surplus, at the end of their useful life or no longer required or useful in the business, in each case as reasonably determined by the Company.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuers by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture, the “Purchase Price”). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Issuers shall notify the Trustee prior to the mailing of the Offer of the Issuers’ obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuers or, at the Issuers’ request, by the Trustee in the name and at the expense of the Issuers. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to the Indenture);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $1,000 principal amount;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Issuers defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Issuers pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuers or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuers (or their paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall remain outstanding following such purchase); provided, however that if holders of other Debt also tender their Debt in such Offer to Purchase pursuant to an Asset Sale, then the Trustee will select the Notes and other Debt to be purchased on a pro rata basis; and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Issuers shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officers’ Certificate” means a certificate signed by an officer of an Issuer or a Guarantor, as applicable, that is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Issuer or such Guarantor, as applicable.

“Pari Passu Liens” means Liens securing Obligations ranking pari passu with the Notes which by their terms are intended to be secured equally and ratably with the Notes and are permitted pursuant to the applicable provisions of the Indenture and the Security Documents.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or other Debt secured by the Note Liens; provided that the amount of such obligations does not exceed the amount of Debt permitted to be incurred and secured by a Permitted Collateral Lien pursuant to clause (o) of the definition of Permitted Liens; provided further that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement and any other applicable Security Documents in the form attached thereto agreeing to be bound thereby and (ii) the Company has designated such Debt as “Permitted Additional Pari Passu Obligations” under the Security Agreement and any other applicable Security Documents.

“Permitted Business” means (1) any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by the Company and the Restricted Subsidiaries on the Issue Date or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Board of Directors of the Company and (2) any business which forms a part of a business (the “Acquired Business”) which is acquired by the Company or any of its Restricted Subsidiaries if the primary intent of the Company or such Restricted Subsidiary was to acquire that portion of the Acquired Business which meets the requirements of clause (1) of this definition and the portion of the Acquired Business which meets the requirements of clause (1) of this definition constitutes at least 66 2/3% of the Acquired Business and such ancillary portion of the Acquired Business is disposed of within 550 days of its acquisition.

“Permitted Collateral Liens” means:

(i) Liens securing the Notes outstanding on the Issue Date, Refinancing Indebtedness with respect to such Notes, the Guarantees relating thereto and any Obligations with respect to such Notes, Refinancing Debt and Guarantees;

(ii) Pari Passu Liens securing Permitted Additional Pari Passu Obligations permitted to be incurred pursuant to the Indenture which Liens are granted pursuant to the provisions of the Security Documents;

(iii) Liens existing on the Issue Date (other than Liens specified in clause (i) or (ii) above) and any extension, renewal, refinancing or replacement thereof so long as such extension, renewal, refinancing or replacement does not extend to any other property or asset and does not increase the outstanding principal amount of the obligations secured thereby (except by the amount of any accrued interest, any premium or fee paid or payable, original issue discount and any costs and expenses incurred in connection with such extension, renewal, replacement or refinancing);

(iv) Liens described in clauses (c), (d), (e), (f), (g), (h), (i), (j) (but only with respect to Obligations secured by Liens described in clause (g) referred to therein), (k), (l), (n), (o), (p), (q), (r), (s), (t), (u), (x), (y), (z) and (aa) (but only with respect to Liens otherwise described in this clause (iv) of the definition of “Permitted Liens”); and

(v) Priority Liens.

“Permitted Debt” means

(i) Debt Incurred pursuant to a Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed (x) $15.0 million on the Issue Date plus (y) on each date on which each new Vessel is delivered and subject to the Security Documents (including the Intercreditor Agreements), an additional $2.5 million, minus (z) any amounts used to permanently repay Obligations pursuant to clause (1) of the second paragraph of the “—Limitation on Asset Sales” covenant and clause (ii) of the first paragraph of the “—Events of Loss” covenant;

(ii) Debt outstanding under the Notes (including any Exchange Notes pursuant to the Registration Rights Agreement but excluding any Additional Notes) and contribution, indemnification and reimbursement obligations owed by either Issuer or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(iii) Guarantees of the Notes (and any Exchange Notes pursuant to the Registration Rights Agreement);

(iv) Debt of the Company or any Restricted Subsidiary outstanding at the time of the Issue Date (other than clauses (i), (ii) or (iii) above or (xv) below);

(v) Debt owed to and held by the Company or a Restricted Subsidiary; provided that if such Debt is owed by either Issuer or a Guarantor to a Restricted Subsidiary of the Company that is not a Guarantor, such Debt shall be subordinated to the prior payment in full of the Note Obligations;

(vi) Guarantees by the Company or any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by the Company or any Restricted Subsidiary of Debt under any Credit Agreement, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the “—Limitation on Incurrence of Debt” covenant and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed;

(vii) Debt Incurred in respect of workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(viii) Debt under Hedging Obligations entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates, commodity prices and currency exchange rates and guarantees in respect thereof;

(ix) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Interests of any Person owning such assets, provided that the aggregate principal amount of such Debt Incurred under this clause (ix), may not exceed $7.5 million in the aggregate;

(x) to the extent constituting Debt, Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under the Indenture;

(xi) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xi);

(xii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiii) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed at any time outstanding (x) $20.0 million plus (y) on each date on which each new Vessel is delivered and subject to the Security Documents (including the Intercreditor Agreements), an additional $5 million, up to a maximum aggregate principal amount of $30.0 million outstanding at any one time pursuant to this clause (xiii);

(xiv) Refinancing Debt in respect of Debt permitted by clauses (ii), (iii) or (iv) above, this clause (xiv) or the first paragraph under “—Certain Covenants—Limitation on Incurrence of Debt;” and

(xv) Debt of the Company or any of its Restricted Subsidiaries arising from customary cash management services or in connection with any automated clearinghouse transfer of funds in the ordinary course of business;

(xvi) Contribution Debt;

(xvii) Debt incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xviii) Debt arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and

(xix) Debt of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business.

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xiv) of this definition of “Permitted Debt.”

“Permitted Holder” means, at any time, (i) the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors) and (ii) members of management of the Company or its direct or indirect parent companies on the Issue Date who are holders of Capital Interests of the Company (or any of its direct or indirect parent companies) with respect to no more than 5.0% of the total voting power of the Capital Interests of the Company or any direct or indirect parent company of any of such Persons. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) Investments in existence on the Issue Date and any extension, modification, replacement or renewal of any such Investment existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Lenders in any material respect);

(b) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(c) Investments in cash and Eligible Cash Equivalents;

(d) to the extent constituting an Investment, Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the operation of a Permitted Business;

(e) Investments in the Company or by the Company or any of its Restricted Subsidiaries in either Issuer or any Restricted Subsidiary;

(f) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets (or of the assets of a division or line of business thereof) to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary, and any Investment held by such Person;

(g) Hedging Obligations entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates, commodity prices and currency exchange rates;

(h) Investments received in settlement of obligations or claims owed to the Company or any Restricted Subsidiary or as a result of bankruptcy or insolvency proceedings, workout, reorganization or recapitalization or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(i) Investments by the Company or any Restricted Subsidiary (other than in an Affiliate) not otherwise permitted under this definition, in an aggregate amount at any one time outstanding not to exceed the greater of (x) $20.0 million and (y) 3.0% of the Appraised Value at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(j)(A) loans and advances (excluding the loans and advances described in clause (B) below) to employees in an amount not to exceed $5.0 million in the aggregate at any one time outstanding,

(B) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice, and (C) loans or advances against, and repurchases of Capital Interests and options of the Company and its Restricted Subsidiaries held by management, employees, directors, partners and consultants of the Company, its Subsidiaries or its direct or indirect parent companies in connection with any stock option, deferred compensation or similar benefit plans approved by the Board of Directors (or similar governing body) and otherwise issued in accordance with the terms of the Indenture;

(k) Investments the payment for which consists solely of Qualified Capital Interests of the Company or any of its direct or indirect parent companies;

(l) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales” or any other disposition of Property not constituting an Asset Sale;

(m) guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary or Debt otherwise permitted by the covenant described hereunder “—Certain Covenants— Limitation on Incurrence of Debt;” and

(n) the issuance of any letter of credit or similar support for the obligations of any insurance Subsidiary in the ordinary course of business.

“Permitted Liens” means:

(a) Liens existing at the Issue Date;

(b) Liens that secure Obligations incurred pursuant to clause (i) of the definition of “Permitted Debt” (including cash management obligations and Hedging Obligations owed to a Person who was a Lender or an affiliate of a Lender when initially incurred and described as “Bank Products” in the First Lien Intercreditor Agreement), provided that such Liens are subject to the provisions of the Intercreditor Agreements;

(c) any Lien for taxes or assessments or other governmental charges or levies not then overdue for a period of more than 30 days after giving effect to any applicable grace periods or subject to penalties for nonpayment (or which, if overdue for a period of more than 30 days after giving effect to any applicable grace periods or subject to penalties for nonpayment, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP), or for property taxes on property that the Company or one of its Subsidiaries has previously determined to abandon, if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(d) any carrier’s, warehousemen’s, materialmen’s, mechanic’s, landlord’s, repairmen’s, or other similar Liens arising, in the case of such other similar Liens, in the ordinary course of business and by Law for sums not then overdue for a period of more than 30 days after giving effect to any applicable grace periods or subject to penalties for nonpayment (or which, if overdue for a period of more than 30 days after giving effect to any applicable grace periods or subject to penalties for nonpayment, are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained, to the extent required by GAAP) or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(e) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the Company or its Subsidiaries or materially impair the operation of the business of such Person;

(f) pledges, deposits, security and other Liens (i) in connection with workers’ compensation, unemployment insurance, employers’ health tax and other laws, legislation, public and statutory obligations and regulatory requirements, completion guarantees or the requirements of any official body, or (ii) to secure the performance of tenders, bids, contracts, surety, appeal, performance, bid, indemnity, warranty, release, appeal or similar bonds, leases, the payment of rent, purchase, construction, sales, work in process relating to obligations Incurred in the normal course of business consistent with industry practice; or (iii) to obtain or secure obligations with respect to letters of credit, bankers’ acceptances, Guarantees, bonds, contested taxes, import duties or other sureties or assurances, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA) or (iv) arising in connection with any attachment;

(g) Liens on property or shares of Capital Interests of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary or Liens on any property or asset (including shares of stock) prior to the acquisition thereof by the Company or any Restricted Subsidiary (and in any case not created or Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property, assets or Capital Interests acquired (and improvements and additions thereto and assets and property affixed or appurtenant thereto and proceeds thereof);

(h) Liens in favor of the Company or a Restricted Subsidiary;

(i) other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

(j) Liens to secure any permitted extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a) and (g); provided that such Liens do not extend to any other property or assets (other than improvements and additions on such property or assets) and the principal amount of the obligations secured by such Liens is not greater than the sum of the outstanding principal amount of the refinanced Debt or if greater, the committed amount of the Debt described under clauses (a) and (g) at the time the original Lien became a Permitted Lien plus any accrued interest and any fees and expenses, including premiums or original issue discount related to such extension, renewal, refinancing, refunding or replacement;

(k) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(l) licenses of intellectual property granted in the ordinary course of business;

(m) Liens to secure (i) Capital Lease Obligations permitted to be incurred pursuant to clause (ix) of the definition of “Permitted Debt” or (ii) Purchase Money Debt permitted to be Incurred pursuant to clause (ix) of the definition of “Permitted Debt” to finance the construction, purchase or lease of, or repairs, improvements or additions to, any assets (other than Capital Interests), property, plant or equipment of such Person; provided, however, that the Lien may not extend to any Collateral or other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest and fees thereon, or expenses incurred in connection therewith) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(n) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(o) Liens to secure any Debt permitted to be incurred pursuant to clause (xiii) or (xvi) of the definition of “Permitted Debt;”

(p) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business, (ii) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (iv) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(q) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under the caption “—Events of Default;”

(r) Deposits made in the ordinary course of business to secure liability under insurance or self-insurance arrangements;

(s) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(t) Liens arising from UCC (or equivalent statutes) financing statement filings or other applicable similar filings regarding operating leases and vessel charters entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(u) Liens on the assets of a Restricted Subsidiary that is not a Guarantor securing Debt and other obligations of such Restricted Subsidiary incurred in compliance with the Indenture;

(v) Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the Notes, the Guarantees and the Permitted Additional Pari Passu Obligations and Liens permitted under the Security Documents;

(w) Liens securing Hedging Obligations entered into in the ordinary course of business;

(x) Liens (i) incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company arising from the provision of necessaries to any Vessel pursuant to General Maritime Law of the United States and 46 U.S.C. Section 31301 et seq., including but not limited to Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and fuel, payment of fuel user taxes and insurance premiums, boat stores and provisions, telephone charges, groceries and food stocks, rigging and rope, fleeting, shifting, towing, port charges, cover handling, barge cleaning, tankering and gas freeing services, to Vessels and Related Assets, repairs and improvements to Vessels and Related Assets, personal injury, and/or death occurring on a Vessel, claims for property damage and/or cargo loss or damage and crews’ wages, each known as maritime liens, and (ii) for salvage and general average;

(y) Liens resulting from arrangements among the stockholders of Foreign Subsidiaries which limit or restrict the transfer of equity interests of such Foreign Subsidiaries by those stockholders to third parties;

(z) any extensions, substitutions, replacements or renewals of the foregoing; and

(aa) Liens securing Debt, as measured by principal amount, which, when taken together with the principal amount of all other Debt secured by Liens (excluding Liens permitted by clauses (a) though (z) above) at the time of determination, does not exceed $5.0 million in the aggregate at any one time outstanding.

“Permitted Payments to Parent” means the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(a) reasonable fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent entity, provided that the aggregate amount of such payments under this clause (a) may not exceed $5.0 million in the aggregate; and

(b) general corporate operating overhead costs and expenses of any direct or indirect parent company of the Company provided that such costs and expenses may not exceed $2 million during any fiscal year.

“Permitted Tax Distributions” means (a) with respect to any taxable year (or portion thereof) beginning after the Issue Date with respect to which the Company is treated as a partnership or disregarded entity for U.S. federal income tax purposes, distributions by the Company to its equity owners to fund the income tax liabilities of such equity owners (or their direct or indirect equity owners) in respect of their ownership of the Company for such taxable year (or portion thereof), in an aggregate amount assumed to equal the product of (i) the net taxable income of the Company for the taxable year in question (or portion thereof) reduced by any cumulative net taxable loss with respect to all prior taxable years (or portions thereof) beginning after the Issue Date (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the taxable year in question (or portion thereof) and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such equity owners for the taxable year in question (or portion thereof) and (b) with respect to any taxable year (or portion thereof) ending on or prior to the Issue Date with respect to which the Company is treated as a partnership or disregarded entity for U.S. federal income tax purposes, distributions by the Company to its equity owners to fund the income tax liabilities of such equity owners (or their direct or indirect equity owners) in respect of their ownership of the Company for such taxable year (or portion thereof), in an aggregate amount assumed to equal the product of (i) any additional taxable income for such taxable year (or period thereof) resulting from a tax audit adjustment made after the Issue Date and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such equity owners for the taxable year in question (or portion thereof).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Priority Liens” means Liens on the Collateral securing Debt permitted to be Incurred pursuant to clause (i) of the definition of Permitted Debt and clause (b) of the definition of Permitted Liens, which Liens shall be subject to the Intercreditor Agreements.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt:

(i) Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so constructed, purchased, purchased, leased, repaired, improved or added to (and assets or property affixed or appurtenant thereto and any proceeds thereof); and

in either case that does not exceed 100% of the cost.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to the Company, or any direct or indirect parent company of the Company, of at least $25.0 million or (ii) a private equity offering of Qualified Capital Interests of the Company other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8.

“Redeemable Capital Interests” in any Person means any Capital Interest of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of an event, is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the outstanding principal amount of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, (i) any Capital Interest that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company or its Restricted Subsidiaries to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests, and (ii) if such Capital Interest is issued to any plan for the benefit of employees of the Company or its Subsidiaries (or any direct or indirect parent thereof) or by any such plan to such employees, such Capital Interests shall not constitute Redeemable Capital Interests solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes,

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii) the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is either (a) equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced or extended or (b) at least 91 days after the maturity date of the Notes,

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, premiums (including tender premiums), defeasance costs and other expenses and costs related to the Incurrence of such Refinancing Debt, and

(v) such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that (i) the Issuers and any Restricted Subsidiary that is a Guarantor may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of the Company that is a Guarantor and (ii) any Restricted Subsidiary that is not a Guarantor may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary that is not a Guarantor.

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated the date of the Indenture, among the Issuers, the Guarantors and the initial purchasers named therein and any similar agreement entered into in connection with any Additional Notes.

“Related Asset” means, with respect to a Vessel, (i) any insurance policies and contracts from time to time in force with respect to such Vessel, (ii) the Capital Interests of any Restricted Subsidiary of the Company owning such Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition thereof, (iv) any earnings derived from the use or operation thereof and/or any earnings account with respect to such earnings, (v) any charters, operating leases and related agreements entered into in respect of such Vessel and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease or agreement, (vi) any cash collateral account established with respect to such Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to such Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel.

“Requirement of Law” means as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company; provided that (i) dividends, distributions or payments, in each case, made solely in Qualified Capital Interests in the Company or any Restricted Subsidiary of the Company, as applicable; and (ii) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly-owned subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution, shall not be “Restricted Payments;”

(b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire for value any Capital Interests in the Company or any of its Restricted Subsidiaries, including any issuance of Debt in exchange for such Capital Interests or the conversion or exchange of such Capital Interests into or for Debt, other than any such Capital Interests owned by the Company or any Restricted Subsidiary;

(c) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate (whether in right of payment or pursuant to intercreditor arrangements) to the Notes or Note Guarantees (including the Second Lien Facility but excluding any Debt owed to the Company or any Restricted Subsidiary); except (y) payments of principal in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one year of the due date thereof and (z) any payments in respect of Debt to the extent the issuance of such Debt was a Restricted Payment;

(d) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary;

provided , that notwithstanding the foregoing clauses (a) through (e), any payments in respect of Debt (other than the Second Lien Facility), if such Debt was issued prior to the Issue Date or the issuance of such Debt constituted a Restricted Payment under clause (b) above, shall not be deemed to be Restricted Payments. For the avoidance of doubt, any cash payments to or under the Second Lien Facility shall constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including APT Co.

“Sale and Leaseback Transaction” means any arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary in contemplation of being leased back as a capital lease by the Company or a Restricted Subsidiary.

“Security Agreement” means the security agreement to be dated as of the Issue Date between the Collateral Agent, the Issuers and the Guarantors granting, among other things, a first-priority Lien on the Collateral subject to Permitted Collateral Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, the Escrow Agreement, the Ship Mortgages, any mortgages, deeds of trust, deeds to secure debt, the Intercreditor Agreements and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Senior Secured Note Documents” means the Indenture, Notes, the Note Guarantees and the Security Documents.

“Ship Mortgage” means either the first preferred ship mortgage or the first priority statutory mortgage and related deed of covenants, in each case, on each of the Mortgaged Vessels granted by a Mortgaged Vessel Guarantor to the Collateral Agent and dated on or before the Issue Date or a Vessel Tender Date, as the case may be, as amended from time to time in accordance with the terms of the Indenture and such Ship Mortgages.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, as such regulation is in effect on the Issue Date but shall not include any Unrestricted Subsidiary.

“Sponsors ” means one or more investment funds, investment partnerships or managed accounts controlled or managed by The Blackstone Group or one of its Affiliates and one or more investment funds, investment partnerships or managed accounts controlled or managed by Cerberus Capital Management, L.P. and one or more its Affiliates.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Transactions ” means the issuance of the Notes, the amendment of the Second Lien Facility and the repayment of certain existing Debt of certain of the Restricted Subsidiaries on the Issue Date.

“Treasury Rate” means with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 1, 2012; provided, however, that if the period from such redemption date to May 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Monies” means all cash and Eligible Cash Equivalents received by the Trustee:

(1) upon the release of Collateral from the Lien of the Indenture or the Security Documents, including all Net Cash Proceeds and Net Loss Proceeds and all moneys received in respect of the principal of all purchase money, governmental and other obligations;

(2) pursuant to the Security Documents;

(3) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise;

(4) for application as provided in the relevant provisions of the Indenture or any Security Document or which disposition is not otherwise specifically provided for in the Indenture or in any Security Document;

(5) consisting of Escrow Proceeds which have not been released from the Lien of the Indenture and the Escrow Agreement;

provided , however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to an Offer to Purchase in accordance with the terms of the Indenture and shall not include any cash received or applicable by the Trustee in payment of its fees and expenses.

“UCC ” means the Uniform Commercial Code (or any successor statute) as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unutilized Escrow Proceeds” means $169.9 million less the amount released from escrow pursuant to clause (i) of the second paragraph under “—Escrow of Proceeds; Escrow Proceeds Offer” for the purchase of the Identified Vessels.

“Vessel ” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of the Company and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated (or to be operated) by the Company or any of its Restricted Subsidiaries pursuant to a charter or other operating agreement constituting a Capital Lease Obligation, in each case together with all related spares, equipment and any additions or improvements.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences relating to the exchange of Original Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decision and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences resulting from the exchange of Original Notes for New Notes and the holding or disposing of New Notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold New Notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the New Notes as part of a hedge, conversion transactions, straddle or other risk reduction transaction). This discussion is limited to initial holders who purchased the Original Notes for cash at the initial offering at the original offering price and who hold the New Notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our New Notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our New Notes, you should consult your tax advisor.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES AND THE HOLDING AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN OR ESTATE TAX LAWS OR ANY TAX TREATY.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a New Note that is for United States federal income tax purposes:

(1) an individual who is a citizen or resident of the United State;

(2) a corporation, or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state therein or the District of Columbia;

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4) a trust that either (i) is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or (ii) was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a New Note that is not a U.S. holder or a partnership or other pass-through entity for United States federal income tax purposes.

Payments of Interest

Stated interest on a New Note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes. In addition, under recently enacted legislation, the “net investment income” of individual U.S. Holders whose income exceeds certain thresholds is subject to an additional tax of 3.8%. “Net investment income” includes interest and OID. The legislation would apply to interest and OID included in income after December 31, 2012.

Original Issue Discounts

General. A debt obligation that has an issue price that is less than its stated redemption price at maturity (“SRPM”) by more than a de minimis amount will be treated as issued with OID for federal income tax purposes. As explained below, the issue price of the Original Notes was less than their SRPM, so the Original Notes were issued with OID. The New Notes should be treated as a continuation of the Original Notes for federal income tax purposes.

Generally, the issue price of an Original Note was the first price at which a substantial amount of the Original Notes were sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The SRPM of a New Note will be the sum of all payments provided by the Original Note exchanged for such New Note and the New Note other than payments of stated interest. The Original Notes were issued at a discount from their stated principal amount that exceeded a de minimis amount. Accordingly, the Original Notes were issued with OID.

U.S. holders must generally include OID in gross income for federal income tax purposes on an annual basis under a constant yield method without regard to the holder’s method of accounting for tax purposes. As a result, U.S. holders will generally be required to include OID in income in advance of the receipt of cash attributable to the stated interest. OID accrues based on a compounded, constant yield to maturity. Accordingly, U.S. holders of Notes will be required to include in income increasingly greater amounts of OID in successive accrual periods. The aggregate amount of OID on each Note will equal the excess of such Note’s SRPM over such Note’s issue price.

The amount of OID includible in income by a U.S. holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year (or portion of the taxable year) in which such U.S. holder held such note. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

In general, the amount of OID allocable to an accrual period is an amount equal to the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less the amount of stated interest allocable to the accrual period. The notes’ yield to maturity is the rate that, when used to determine the present value of all payments due under the Notes, produces an amount equal to the issue price of the Notes. The yield must be constant over the term and must be calculated to at least two decimal places. OID allocable to a final accrual period is generally the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period.

The Treasury Regulations contain special rules that allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period, provided all other accrual periods are of equal length. In addition, if an interval between payments of stated interest contains more than one accrual period, then the amount of stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

We do not believe that the possibility of an optional redemption, repurchase of the Notes upon a Change of Control or Additional Interest accrued due to our failure to consummate the exchange offer will affect the yield or maturity of the Notes for purposes of accrual of OID or give rise to recognition of ordinary income upon redemption, sale or exchange of a note. Failure to consummate the exchange offer will cause Additional Interest to accrue on the Notes in the manner described therein. In the event that the interest rate on the Notes is increased, then such increased interest may be treated as increasing the amount of OID on the Notes, includable by a U.S. holder in income as such OID accrues, in advance of receipt of any cash payment thereof.

Exchange Pursuant to Exercise of Registration Rights

The exchange of Original Notes for New Notes should not constitute a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange. Moreover, your holding period for the New Note received in the exchange should include the holding period for the Original Note exchanged therefore, and your adjusted tax basis in the New Note should be the same as your adjusted tax basis in the Original Note exchanged therefor, determined immediately before the exchange.

Sale, Exchange or Redemption of the New Notes

Upon the disposition of a New Note by sale, exchange or redemption, you generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest which amounts will be treated as ordinary income to the extent not previously included in gross income) and (ii) your adjusted federal income tax basis in the New Note. Your adjusted federal income tax basis in a Note generally will equal the cost of the Note increased by the amount of any OID previously included in your income with respect to the Note.

Any gain or loss you recognize on a disposition of a New Note generally will constitute capital gain or loss and will be long-term capital gain or loss if you have held the New Note and the Original Note for which it was exchanged for longer than one year. Certain non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding (currently at a rate of 28%) with respect to cash payments in respect of the New Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you failed to report interest or dividends properly or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including OID) on the New Notes provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting interests within the meaning of the Code and Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through membership interest ownership;

•	you are not a bank whose receipt of interest on the New Notes is pursuant to a loan agreement entered into in the ordinary course of a trade or business; and

•	you have fulfilled that statement requirements set forth in section 871(h) or section 881(c) of the Code and the Treasury Regulations, as discussed below.

The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person for U.S. federal income tax purposes and provide your name and address, and (i) you file such IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a New Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof: provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY with the withholding agent if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that payments on the New Note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States (and if a tax treaty applies, that interest is attributable to a permanent establishment or fixed base maintained in the United States), as discussed below.

The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale or other disposition of the New Notes.

U.S. Federal Income Tax

If you are engaged in a trade or business in the Untied States and interest on the New Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment or a fixed base in the United States, you will be subject to U.S. federal income tax on the interest (including OID) on a net income basis in the same manner as if you were a United States person as defined under the Code. See “—U.S. Holders” above. In that case, you would not be subject to the 30% U.S. federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest (including OID) on New Notes will be included in earnings and profits if so effectively connected.

Any gain realized on the sale or redemption of New Notes generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States by you and if a tax treaty applies, is attributable to a permanent establishment in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If you are subject to the 183-day rule described above, then you may be subject to United States federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) of the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the New Notes) exceed capital losses allocable to United States sources.

Information Reporting and Backup Withholding

We must annually report to the IRS and to you the interest paid to you on your New Notes. Copies of these information returns also may be made available to the tax authorities of the country in which you reside pursuant to the provisions of various treaties or agreements for the exchange of information. In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under “—U.S. Federal Withholding Tax.”

Under current Treasury Regulations, payments on the sale or other taxable disposition of a New Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person; (ii) a controlled foreign corporation for United States federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker ahs actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from us or any of our affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. A broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making or other trading activities, acknowledges that it must deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the use of the prospectus may be suspended if (i) there is any request by the Commission for amendments or supplements to the prospectus, (ii) the Commission issues a stop order suspending the effectiveness of the prospectus, (iii) if we or our legal counsel receives any notification with respect to the suspension of the qualification of the securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose or (iv) any event occurs that requires us to make changes to the prospectus in order that the prospectus does not contain an untrue statement of material fact nor omit a material fact required to be stated herein. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers of any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and to our performance under, or compliance with, the Registration Rights Agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

The consolidated financial statements of American Petroleum Tankers Holding LLC and its subsidiaries as of and for the years ended December 31, 2010 and 2009 included in the prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of American Petroleum Tankers LLC and its subsidiaries for the year ended December 31, 2008 included in the prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. The registration statement and exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC (http://www.sec.gov), including us. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

You should rely only upon the information provided in this prospectus and the exhibits attached hereto. We have no authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

American Petroleum Tankers Holding LLC

New York, New York

We have audited the accompanying consolidated balance sheets of American Petroleum Tankers Holding LLC and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Petroleum Tankers Holding LLC and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Jacksonville, Florida

March 15, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors of American Petroleum Tankers LLC (Previously known as USS Products Investor LLC):

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in members’ equity and of cash flows present fairly, in all material respects, the financial position of American Petroleum Tankers LLC (F/K/A USS Products Investor LLC) and its subsidiaries (the “Company”) at December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Florham Park, New Jersey

November 12, 2009

American Petroleum Tankers Holding LLC

Consolidated Balance Sheets

as of December 31, 2010 and 2009

(in thousands)

	2010	2009
Assets
Cash and cash equivalents	$18,241	$7,893
Accounts receivables	11,095	4,517
Prepaid expenses and other current assets	453	406
Restricted cash	7,923	800

Total Current Assets	37,712	13,616
Restricted cash, net of current portion	—	2,000
Deferred financing costs, net	12,255	9,720
Other assets	3,573	3,986
Vessels and construction in progress, net	692,178	624,080

Total Assets	$745,718	$653,402

Liabilities and Members’ Equity
Accrued expenses and other liabilities	$6,385	$90,199
Accrued interest	4,869	510
Payable due USS Entities	320	759
Unearned revenue	4,508	3,291
Current portion of long-term debt	—	12,384

Total Current Liabilities	16,082	107,143
Long-term debt, net of current portion (includes amounts to related parties of $361,959 and $329,680 at December 31, 2010 and 2009, respectively)	639,985	414,200

Total Liabilities	656,067	521,343
Commitments and Contingencies (Notes 2, 6, 11, and 14)
Members’ Equity	89,651	132,059

Total Liabilities and Members’ Equity	$745,718	$653,402

The accompanying notes are an integral part of these consolidated financial statements.

American Petroleum Tankers Holding LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2010, 2009 and 2008

(in thousands)

	2010	2009	2008
Revenues	$63,600	$28,867	$—

Expenses:
Vessel operating expenses	24,771	11,917	214
General and administrative expenses	2,058	1,063	201
Depreciation	17,302	8,398	—
Management fees (includes amounts to related parties of $1,991 and $1,435 for 2009 and 2008, respectively)	2,489	2,740	1,434
Settlement fees and related legal expenses (includes amounts to related parties of $14,000 for 2009)	—	17,901	—

Total Expenses	46,620	42,019	1,849

Operating income (loss)	16,980	(13,152)	(1,849)

Other (expense) income:
Interest income	125	15	2
Interest expense (includes amounts to related parties, as discussed in Note 9)	(50,312)	(8,639)	(5)
Debt extinguishment expense	(7,640)	—	—
Derivative (losses) gains	(1,561)	1,751	(1,175)

Net loss	$(42,408)	$(20,025)	$(3,027)

The accompanying notes are an integral part of these consolidated financial statements.

American Petroleum Tankers Holding LLC

Consolidated Statements of Changes in Members’ Equity

For the Years Ended December 31, 2010, 2009 and 2008

(in thousands)

	Member Interests		Total Members’ Equity
	Class A	Class B
Beginning balance at January 1, 2008	$33,324	$22,215	$55,539
Issuance of Class A and B member interests	58,956	40,616	99,572
Reallocation of prior loss among members	787	(787)	—
Net loss	—	(3,027)	(3,027)

Ending balance at December 31, 2008	93,067	59,017	152,084
Reallocation of Class A and B member interests	787	(787)	—
Net loss	—	(20,025)	(20,025)

Ending balance at December 31, 2009	93,854	38,205	132,059
Net loss	(4,203)	(38,205)	(42,408)

Ending balance at December 31, 2010	$89,651	$—	$89,651

The accompanying notes are an integral part of these consolidated financial statements.

American Petroleum Tankers Holding LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2010, 2009 and 2008

(in thousands)

	2010	2009	2008
OPERATING ACTIVITIES:
Net loss	$(42,408)	$(20,025)	$(3,027)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Straight-line charter revenues	(1,148)	(1,460)	—
Depreciation	17,302	8,398	—
Amortization of deferred financing costs	3,013	2,977	—
Amortization of discount on notes issued	997	—	—
Debt prepayment penalty fees	2,814	—	—
Write-off of deferred financing costs	4,826	—	—
Derivative losses (gains)	1,561	(1,751)	1,175
Interest paid-in-kind	32,279	8,431	—
Changes in current assets and liabilities:
Accounts receivable	(6,578)	(4,517)	—
Prepaid expenses and other current assets	(47)	(227)	—
Accrued expenses and other liabilities	4,776	3,650	(32)
Payable due USS Entities	(166)	(426)	522
Unearned revenue	1,217	3,291	—

Net cash provided by (used in) operating activities	18,438	(1,659)	(1,362)

INVESTING ACTIVITIES:
Vessel and construction in progress additions	(170,387)	(223,309)	(233,393)
Deposits of restricted cash	(170,823)	(2,800)	—
Withdrawals of restricted cash	165,700	—	—

Net cash used in investing activities	(175,510)	(226,109)	(233,393)

FINANCING ACTIVITIES:
Contributions by members	—	—	99,572
Proceeds from issuance of debt	277,029	100,000	—
Proceeds from revolver borrowings	—	144,528	135,491
Payment on long-term debt	(96,904)	(3,096)	—
Debt prepayment penalty fees	(2,814)	—	—
Payment of debt issuance costs	(9,891)	(5,787)	—
Payment of revolver fee	—	—	(300)

Net cash provided by financing activities	167,420	235,645	234,763

Net increase in cash and cash equivalents	10,348	7,877	8
Cash and cash equivalents at beginning of year	7,893	16	8

Cash and cash equivalents at end of year	$18,241	$7,893	$16

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Vessel and construction-in-progress accruals	$2,380	$87,366	$6,551

The accompanying notes are an integral part of these consolidated financial statements.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

Note 1—Formation and Nature of Operations

American Petroleum Tankers LLC (formerly USS Products Investor LLC) (“APT”) was formed on August 7, 2006 as a Limited Liability Company under the laws of the State of Delaware for purposes of financing the construction of and operating five 49,000 deadweight tons (“dwt”) double-hulled tankers pursuant to a contract between USS Product Carriers LLC (“Product Carriers”), a wholly-owned subsidiary of U.S. Shipping Partners L.P. (the “Partnership”), and National Steel and Shipbuilding Company (“NASSCO”), a subsidiary of General Dynamics Corporation (“General Dynamics”) as assigned to APT with respect to five tankers pursuant to the Assignment and Assumption Agreement between Product Carriers and APT on August 7, 2006 (the “Construction Contract Assignment”). Equity interests in APT were owned by affiliates of The Blackstone Group and Cerberus Capital Management, L.P. (“Class A Members”) and by Product Carriers (“Class B Member”). Several subsidiaries of APT have been formed to own the vessels constructed upon delivery and hold the charters entered into by APT. From APT’s formation through September 28, 2009, USS Product Manager LLC (“Product Manager”), a wholly-owned subsidiary of the Partnership, served as the manager and operator of APT’s vessels pursuant to a Management Agreement among APT, the Partnership and the subsidiaries of APT, as described in Note 11. As a result of the settlement of the litigation described in Note 2, on July 28, 2009 Product Carriers transferred its Class B membership interest to the Class A Members and Product Manager began the transition of manager and operator of APT to another operator chosen by APT. This transition was completed on September 29, 2009. Furthermore, the Company changed its name from USS Products Investor LLC to American Petroleum Tankers LLC on July 28, 2009.

On May 14, 2010, APT consummated a restructuring of its corporate organization, resulting in: (i) the formation of American Petroleum Tankers Holding LLC (“APT Holding”, the “Company”, “we”, “our”, or “us”) as the new parent holding company; (ii) the formation of American Petroleum Tankers Parent LLC (“APT Parent”), as a new wholly-owned subsidiary of APT Holding, and AP Tankers Co., as a new wholly-owned subsidiary of APT Parent; and (iii) the contribution down of the interests of: (a) the former parent holding company, APT, and (b) APT Intermediate Holdco LLC (“Intermediate Holdco”), such that APT and Intermediate Holdco became wholly-owned subsidiaries of APT Parent. As a result of this restructuring, APT, Intermediate Holdco and AP Tankers Co. are entities at the same corporate level, each a directly, wholly-owned subsidiary of APT Parent. As the reorganization occurred among entities under common control, the consolidated financial statements of the predecessor company, American Petroleum Tankers LLC, are presented as the historical financial statements of APT Holding.

Note 2—Settlement of Litigation Among the Class A Members, Class B Member and Its Affiliates and the Company’s Lender

In April 2009, Product Carriers and Product Manager commenced litigation against the Class A Members and the lenders to APT regarding the Class A Members’ right to remove the Class B Member as managing member of APT, APT’s right to terminate Product Manager as manager of APT under the management agreement, and the lenders’ right to foreclose on the vessel the Golden State. On July 10, 2009, Product Carriers, Product Manager, the Partnership and USS PC Holdings LLC (collectively “USS Entities”), the Class A Members, the lenders to the Company (together with the Class A Members the “Blackstone/Cerberus Entities”) and APT entered into a settlement agreement to settle litigation between the USS Entities and the Blackstone/Cerberus Entities relating to control of APT. Under the terms of the settlement, which was approved by the Bankruptcy Court on July 17, 2009 and effective on July 28, 2009 (the “Effective Date”):

(i)	on the Effective Date, Product Carriers transferred its Class B member interest to the Class A Members and no longer has an interest in, or the right to act as Managing Member of, the Company;

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

(ii)	in consideration of the termination of the Management Agreement,

a.	the Blackstone/Cerberus Entities agreed to pay Product Manager an aggregate of $14,000, of which $9,000 was paid on the Effective Date, $2,300 was paid on November 9, 2009, and $2,700 was paid from an escrow account in equal monthly installments through December 2010;

b.	the Company agreed to pay to Product Manager 50% of the first $1,000 of any cost savings received by the Company in respect of the last three vessels constructed if those vessels are completed and delivered such that the actual cost of construction is less than the cost anticipated in the contract, up to a maximum of $500 in the aggregate; and

c.	the Company agreed to pay to Product Manager 50% of the first $500 of any cost savings received by the Company in respect of the last vessel under construction if that vessel is delivered under the contracted cost, up to a maximum of $250, provided that this amount was not used in the application of clause (ii)(b) above;

(iii)	the USS Entities have a right of first offer to purchase the vessels to the extent the Company determines to offer all or any portion of them for sale in the future, although the Company has no obligation to accept any offer;

(iv)	the contracts between the USS Entities or their affiliates and the Company are being terminated (subject to certain limited exceptions);

(v)	the USS Entities and the Blackstone/Cerberus Entities exchanged broad, global releases (subject to certain limited exceptions); and

(vi)	on the Effective Date, all the litigation between the USS Entities and the Blackstone/Cerberus Entities was dismissed with prejudice.

With respect to item (ii)(a) above, the Company recorded in 2009 the settlement payment of $14,000 and associated legal fees of $3,901 as Settlement Fees and Related Legal Expenses in the accompanying Consolidated Statements of Operations. With respect to item (ii)(b) above, the Company made a payment of $500 in 2010 for cost savings realized on the construction of one vessel completed in 2009. With respect to item (ii)(c) above, the Company accrued $250 at December 31, 2010 in Payable due USS Entities in the accompanying Consolidated Balance Sheets for cost savings realized on the construction of the last vessel completed in December 2010.

Note 3—Summary of Significant Accounting Principles

Principles of Consolidation

These financial statements present the consolidated financial position, results of operations, changes in members’ equity and cash flows for American Petroleum Tankers Holding LLC and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

Reclassifications

Accrued interest has been reclassified from Accrued Expenses and Other Liabilities in the 2009 Consolidated Balance Sheet to Accrued Interest to conform to the current year presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with original maturities of three months or less, of which are primarily investments in money market funds, to be cash equivalents.

Accounts Receivables

Accounts Receivables consists of trade receivables. Based upon historical collection experience and the credit risk of customers, there is no allowance for doubtful accounts recorded.

Deferred Financing Costs

Direct costs associated with obtaining long-term financing are deferred and generally amortized utilizing the effective interest method over the term of the related financing.

Vessels and Construction in Progress

Vessels are stated at cost. Construction costs of new vessels are capitalized and included in construction-in-progress until completed. The Company records construction costs of new vessels and its obligations to NASSCO on a percentage of completion basis as work is completed. Normal repair and maintenance expenditures are expensed as incurred. Depreciation is computed using the straight-line method over the vessels’ estimated useful lives of 30 years based on the vessels cost less their estimated salvage value. Interest is capitalized in conjunction with the Company’s construction of vessels.

The Company assesses recoverability of the carrying value of a long-lived asset when indicators of impairment are present by estimating the future undiscounted net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value. There have been no vessel impairments recorded.

Revenue and Expense Recognition

Revenues from long-term time charters of vessels with fixed annual escalation clauses are recognized on the straight-line basis over the term of the contract. The Company currently has long-term charters on two vessels of three and seven years, respectively, charters on two vessels of one year, and an evergreen charter on one vessel. Based on the terms of the time charter agreements, expenses such as fuel, port charges, canal dues, and cargo handling operations are either paid by the customer or paid by the Company and reimbursed by the customer. Such expenses, if paid by the Company, are presented net of reimbursements from customers. All other expenses are recognized by the Company as incurred.

Insurance

The Company retains risk up to $100 deductible per occurrence for marine, liability and protection and indemnity. Reinsurance is obtained to cover losses in excess of certain limits. Provisions for losses are determined on the basis of claim adjusters’ evaluations and other estimates including those for salvage and

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

subrogation recoveries. Such provisions and any related claim receivables are recorded when insured events occur. The determinations of such estimates and the establishment of the related reserves are continually reviewed and updated. Any adjustments resulting from these reviews are reflected in current operations.

Derivative Instruments

The Company’s use of derivative instruments, principally an interest rate cap, is limited to non-trading purposes and is designed to manage exposure to interest rate risks. The Company recognizes all derivatives on the balance sheet at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. Derivatives that are not designated as hedges or are not effective hedges must be adjusted to fair value through earnings and are recorded to Derivative (Losses) Gains. If the derivative is an effective hedge, a change in the fair value of the derivative is recognized in Other Comprehensive Income until the hedged item is reflected in earnings (cash flow hedge). The ineffective portion (that is, the change in fair value of the derivative that does not offset the change in fair value of the hedged item) of an effective hedge and the full amount of an ineffective hedge are immediately recognized in earnings in Derivative (Losses) Gains in the accompanying Consolidated Statements of Operations.

The Company does not plan to hold or issue derivative financial instruments for trading purposes, but has not performed the activities necessary to qualify its interest rate cap for hedge accounting treatment.

Concentrations of Credit Risk

The Company places its temporary cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. In 2010, the Company chartered its vessels to four customers for various charter periods, representing approximately 32%, 31%, 19% and 18% of total revenues. In 2009, the Company chartered its vessels to two customers, of which revenues from those two customers represented 65% and 34% of total revenues, respectively. The Company monitors its credit risk by chartering to customers with a high credit quality. The Company regularly monitors its exposure to counterparty credit risk, ensuring that it only contracts with major institutions with strong credit ratings. The Company had outstanding trade receivables with three customers at December 31, 2010 of 66%, 19%, and 15%, and with three customers at December 31, 2009 of 46%, 41%, and 13%, recorded in Accounts Receivable in the accompanying Consolidated Balance Sheets.

Taxes

As a limited liability company, the Company is treated similar to a partnership for income tax purposes. Accordingly, the Company is generally not subject to federal and state taxes, and its profits and losses are passed directly to its members for inclusion in their respective income tax returns. The Company is subject to certain state franchise and other taxes, which are recorded as General and Administrative expenses when incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include carrying values of assets under construction, fair values of derivative financial instruments and the useful lives of long-lived assets. Actual results could differ from those estimates.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

New Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. This update provides amendments to FASB ASC 820, Fair Value Measurements and Disclosure, for improving disclosures about fair value measurements on the basis of input received from users of financial statements. This update is effective for interim and annual reporting periods beginning after December 15, 2009. The adoption of this standard had no material impact on the Company’s balance sheet, statement of operations, statement of changes in members’ equity, and statement of cash flows.

In February 2010, the FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements. This update provides amendments to FASB ASC 855, Subsequent Events, for removing the requirement for an SEC filer to disclose a date in issued and revised financial statements. This update is effective upon issuance of the final update. The adoption of this standard had no material impact on the Company’s balance sheet, statement of operations, statement of changes in members’ equity, and statement of cash flows.

Note 4—Restricted Cash

In connection with the issuance of $285,000 of 10 1/4% First Priority Senior Secured Notes (the “Notes”) on May 17, 2010, as discussed in Note 9, $169,900 of the net proceeds was placed in an escrow account to fund the remaining construction costs of the Company’s vessels. In July and December 2010, scheduled payments under our vessel construction contract of $80,900 and $81,200, respectively, were paid from the escrow account. The balance in the escrow account at December 31, 2010 was $7,923. The Company anticipates the final construction payments to be made in 2011, followed by the release of any remaining escrow proceeds to the Company.

In accordance with the terms of the Senior Secured Loan Facility (the “DVB Facility”), more fully described in Note 9, the Company was required to maintain certain deposit accounts for each vessel. At December 31, 2009, the cash balance in the Drydock Reserve Accounts was $800, which was classified as a current asset in the accompanying Consolidated Balance Sheets, and the cash balance in the Liquidity Accounts was $2,000, which was classified as a long-term asset in the accompanying Consolidated Balance Sheets. In connection with the prepayment of the DVB Facility on May 17, 2010, as discussed in Note 9, the Company is no longer required to maintain Drydock Reserve and Liquidity Accounts, and accordingly has transferred these cash balances to cash and cash equivalents.

Note 5—Deferred Financing Costs, Net

The gross carrying amount and accumulated amortization of the Company’s deferred financing charges at December 31 are as follows:

	2010	2009
Gross carrying amount	$23,333	$18,747
Accumulated amortization	(11,078)	(9,027)

Net book value	$12,255	$9,720

In connection with issuing the Notes on May 17, 2010, $10,080 of costs were capitalized as deferred financing costs and are being amortized over the five-year term of the Notes using the effective interest method. Included in these costs is an accrual of $483 for estimated costs associated with the issuance and registration of the Notes, as discussed in Note 9.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

On August 13, 2009, the Company executed the DVB Facility and incurred $5,787 of deferred financing costs. In connection with the prepayment of the DVB Facility on May 17, 2010, the remaining unamortized deferred financing costs in the amount of $4,826 was written off and recognized as a loss on extinguishment of debt.

Amortization of deferred financing costs of $3,013, $2,977 and $2,522, was recorded to Interest Expense during the years ended December 31, 2010, 2009 and 2008, respectively. Amortization of deferred financing costs related to financings associated with the construction of the vessels is included in capitalized interest, as further disclosed in Note 9.

The amortization expense for all deferred financing costs for each of the five succeeding fiscal years ending December 31 is estimated to be as follows:

2011	$2,623
2012	2,623
2013	2,623
2014	2,623
2015	1,266

Note 6—Construction Contract

Product Carriers entered into a contract in 2006 with NASSCO, a subsidiary of General Dynamics, for the construction of nine 49,000 dwt double-hulled tankers. General Dynamics provided a performance guarantee to Product Carriers in respect of the obligations of NASSCO under the construction contract. Upon formation of the Company, Product Carriers assigned its rights and obligations with respect to the construction of the first five tankers to the Company. The Company did not exercise its right to elect to have rights and obligations under the NASSCO contract to construct up to four additional tankers assigned to the Company. In 2007, the Company and Product Carriers reached an agreement with NASSCO to accelerate the construction of the five product tankers being constructed for the Company. Under the original arrangement with NASSCO, these five product tankers were to be delivered between the second quarter of 2009 and the third quarter of 2011. As a result of the amendment, the five vessels were delivered in January 2009, June 2009, December 2009, July 2010 and December 2010, respectively. NASSCO and the Company share in any cost savings achieved, as measured against the original contract price based on the terms of the construction contract.

The Company was invoiced monthly from NASSCO for completed progress on the construction of the vessels based on the percentage of completion of the vessels until August 2009 when the contract was amended. In conjunction with the contract changes entered into between NASSCO and the Company, a revised billing schedule was agreed to, which provided for the following payments: (a) $87,500 in August 2009 representing amounts then-currently due and an upfront payment that included amounts that would otherwise have been payable over the next few months for the remaining vessels; and (b) $80,900 upon delivery of the Empire State in July 2010 and $81,200 upon the delivery of the Evergreen State in December 2010.

After the contract changes entered into between the Company and NASSCO, the Company continued to receive from NASSCO percentage of completion schedules of the vessels under construction. As the vessels constructed by NASSCO are built to the Company’s specifications, the Company determined that they had incurred the legal liability as the economic performance of the construction of the vessels under the contract had been completed. Furthermore, the Company believes that it has the risk and rewards of ownership as the vessel

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

construction is completed. At December 31, 2010, the Company has accrued $1,835 payable to NASSCO for completion of the final vessel delivered in December 2010. At December 31, 2009, the Company has estimated its liability to NASSCO of $86,689 based on the percentage of completion of the vessels under construction. The Company has capitalized these costs within Vessels and Construction in Progress, Net and accrued the liability within Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets. Future commitments under this contract are further discussed in Note 14.

Note 7—Vessels and Construction in Progress, Net

Vessels and Construction in Progress, Net consists of the following at December 31:

	2010	2009
Vessels	$717,878	$457,477
Construction in progress	—	175,001

	717,878	632,478
Less accumulated depreciation	(25,700)	(8,398)

Total vessels and construction in progress, net	$692,178	$624,080

Depreciation of vessels was $17,302 and $8,398 for the years ended December 31, 2010 and 2009, respectively.

Capitalized interest is recorded as part of the asset to which it relates and is amortized over the estimated useful life of the asset. Interest expense of $5,988, $10,597 and $12,308 was capitalized in 2010, 2009 and 2008, respectively.

Note 8—Lease Receipts

The Company currently leases its vessels on a time charter basis. The Golden State, delivered and placed in service in January 2009, is operating under a seven year time charter with three extension options exercisable by the charterer of one year each. The Pelican State, delivered in June 2009 and placed in service in July 2009, is operating under a three year time charter with two extension options exercisable by the charterer of two years each. The Sunshine State, delivered in December 2009 and placed in service in January 2010, is operating under an evergreen type time charter arrangement which is currently in the first of four six month extension options, as exercisable by the charterer. The Empire State and Evergreen State, delivered and placed in service in July and December 2010, respectively, are operating under one year time charters, with three one year extension options and one 11 month extension option exercisable by the charterer.

Future minimum annual receipts required under operating leases that have initial or remaining noncancelable lease terms in excess of one year, excluding renewal options, as of December 31, 2010 are summarized as follows:

2011	$39,949
2012	30,453
2013	20,578
2014	21,387
2015	21,881
Thereafter	810

$135,058

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

Note 9—Long-Term Debt

Long-term debt consists of the following at December 31:

	2010	2009
DVB Facility	$—	$96,904
Notes, net of $6,974 unamortized original issuance discount	278,026	—
Sponsor Facility	361,959	329,680

	639,985	426,584
Less current portion	—	(12,384)

	$639,985	$414,200

First Priority Senior Secured Notes

On May 17, 2010, APT Parent and AP Tankers Co. issued $285,000, 10 1/4% First Priority Senior Secured Notes (the “Notes”) due 2015 at a price of 97.203%. Interest on the Notes is payable on May 1 and November 1 of each year, beginning November 1, 2010. On May 17, 2010, net proceeds of $271,329, (net of underwriters’ discounts and commissions) were received from the Notes. The original issuance discount, $7,971 at the time of issue, is being amortized over the five year term of the Notes using the effective interest method. As of December 31, 2010, the unamortized original issue discount was $6,974. The net proceeds were used to place $169,900 cash in escrow for the construction of vessels, prepay $97,574 related to the DVB Facility (including principal, interest, and prepayment penalty), and the remainder was used to pay related transaction fees and expenses, of which $10,080 of costs were capitalized as debt issuance costs within Deferred Financing Costs in the accompanying Consolidated Balance Sheets.

In connection with the issuance of the Notes, APT Parent and AP Tankers Co. entered into a registration rights agreement (“Registration Rights Agreement”) which requires the use of reasonable efforts to register notes having substantially identical terms as the Notes with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, prior to May 12, 2011. In the event that a registration default (“Registration Default”) occurs (as defined in the Registration Rights Agreement), then additional interest on the Notes in an amount equal to 0.25% per annum during the first 90-day period immediately following the occurrence of the first Registration Default will be required. The additional interest will increase by 0.25% per annum for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 1.0% per annum. On December 21, 2010, the Company filed, on Form S-4, a Registration Statement with the SEC to register the Notes. Amendments No. 1 and 2 were filed with the SEC on February 3 and March 2, 2011, respectively. The Company anticipates the registration of the Notes and an exchange offer, exchanging unregistered Notes for Notes registered with the SEC, to be completed prior to May 12, 2011.

Prior to May 1, 2012, the Notes may be redeemed in part or in full at a redemption price equal to 100% of the principal amount, plus a make-whole premium calculated in accordance with the indenture governing the Notes and accrued and unpaid interest. In addition, prior to May 1, 2012, a portion of the Notes may be redeemed at: (a) 110.25% plus accrued and unpaid interest with the net proceeds of certain equity offerings, provided that at least 65% of the Notes remain outstanding, and/or (b) 103% plus accrued and unpaid interest provided that not more than 10% of the original aggregate principal amount of the Notes issued is redeemed during any twelve month period. On or after May 1, 2012, the Notes may be redeemed in part or in full at the following percentages of the outstanding principal amount prepaid plus accrued and unpaid interest: 105.125% prior to May 1, 2013; 102.563% prior to May 1, 2014; and 100% on or after May 1, 2014.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

Sponsor Facility

In 2006, the Company entered into a Revolving Notes Facility Agreement (the “Sponsor Facility”) pursuant to which the Class A Members or their affiliates have made available $325,000 of revolving credit loans. Under the Sponsor Facility Agreement, borrowings bear interest at either the base rate of interest, as defined, plus 3.5% or the adjusted LIBOR rate of interest, as defined, plus 4.5%. The interest rate at December 31, 2009 was 4.74%. The Company incurs a commitment fee on the unused portion of the Sponsor Facility of 1.0% per year. In addition, the security agent is due a fee of 0.005% of borrowings outstanding and the administrative agent is due a fee of $300 per year.

In 2009, the Company amended its Sponsor Facility to allow the monthly interest payments due and payable, beginning July 2009, to be treated as paid-in-kind in lieu of monthly cash payments. As a result, the Company is allowed to exceed its total commitment under the Sponsor Facility for the capitalized paid-in-kind payments. On April 23, 2010, APT entered into Amendment No. 4 to the Sponsor Facility Agreement in connection with the corporate restructuring to permit the incurrence of indebtedness under the Notes and to include APT Parent as obligor under the Sponsor Facility. On May 5, 2010, APT entered into Amendment No. 5 to the Sponsor Facility Agreement to convert the revolving credit loans to a term loan, extend the maturity to May 2016, increase the paid-in-kind interest rate to a fixed rate of 12% calculated over a 360-day year, and permit quarterly and annual financial reporting to be made on the same timetable as the financial reporting required pursuant to the indenture governing the Notes. As a result, the outstanding balance of the Sponsor Facility has been recorded as long-term debt.

The Company made draws of $144,528 and $135,491 during 2009 and 2008, respectively. In 2010, the Company recorded $32,279 for interest-in-kind payments that were capitalized in the Sponsor Facility balance, including an interest-in-kind accrual of $26,812 at December 31, 2010. In 2009, the Company recorded $8,431 for interest-in-kind payments that were capitalized in the Sponsor Facility balance, including an interest-in-kind accrual of $608 at December 31, 2009. The Company estimates total paid-in-kind interest of $332,699 to be capitalized under the amended Sponsor Facility for the period May 5, 2010 through May 5, 2016. At December 31, 2010, the Company has borrowings available under the Sponsor Facility of $3,751, which is available through June 30, 2011. The Sponsor Facility is secured by substantially all of the assets of APT Parent and its subsidiaries on a second priority basis.

Debt Extinguishment Expense

In connection with the prepayment of the DVB Facility on May 17, 2010, the Company recognized a loss on extinguishment of debt totaling $7,640. This amount consisted of a $2,814 prepayment penalty and the write-off of $4,826 of unamortized deferred financing costs. The $4,826 write-off of unamortized deferred financing costs represents a non-cash adjustment to reconcile net loss to net cash provided by operating activities within the Consolidated Statements of Cash Flows.

The restrictive covenants under the company’s debt include limitations on: (a) restricted payments and investments; (b) dividends and other payments affecting restricted subsidiaries; (c) debt and guarantees; (d) asset sales and asset acquisitions; (e) transactions with affiliates; (f) liens and negative pledges; (g) sale and leaseback transactions; (h) activities of AP Tankers Co., (i) creation of unrestricted subsidiaries; (j) capital expenditures; (k) consolidations, mergers, etc.; (l) business activities; and (m) modifications to collateral and other documents.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

The maturities of long-term debt subsequent to December 31, 2010, excluding accreted interest on the Sponsor Facility subsequent to December 31, 2010, are as follows:

2015	$278,026
2016	361,959

$639,985

A reconciliation of Interest Expense and Debt Extinguishment Expense for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Cash paid for interest – other (1)	$15,352	$2,070	$—
Cash paid for interest to members (1)	—	5,407	9,289
Paid-in-kind interest to members	32,279	8,431	—
Amortization of deferred financing costs	3,013	2,977	2,522
Amortization of discount on notes issued	997	—	—
Administrative fee to members	300	300	300
Change in interest accrual	4,359	51	202

Gross interest expense	56,300	19,236	12,313
Less capitalized interest	(5,988)	(10,597)	(12,308)

Net Interest Expense	$50,312	$8,639	$5

Cash paid for debt prepayment fee	$2,814	$—	$—
Write-off of deferred financing costs	4,826	—	—

Debt Extinguishment Expense	$7,640	$—	$—

(1)	Represents additional cash flow disclosures.

Note 10—Capital Structure and Limited Liability Company Agreement

The Company was formed on August 7, 2006 for purposes of financing the construction of and operating five tankers pursuant to the NASSCO contract. The Class A Members and Class B Member committed to provide $105,000 and $70,000, respectively, of equity financing to the Company, which was fully funded at December 31, 2008.

The LLC Agreement governs the rights and obligations of the members. The LLC agreement specifies, among other matters, the following: a) the rights and obligations of the Class A Members and the Class B Member, including voting rights; b) maintenance of individual capital accounts; c) allocations of profits and losses; and d) distributions to the members. Profits of the Company are allocated first to the Class A Members until they receive a specified return, then to the Class B Member until it receives a specified return, and then on a shared basis dependent on the returns generated. Losses of the Company are allocated to the Class B interests until their respective capital accounts have been reduced to zero and any further losses will be allocated to the Class A Members.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

Note 11—Related Party Transactions

USS Entities

During 2010, 2009 and 2008, the Company reimbursed the Partnership $166, $8,399 and $2, respectively, for expenses paid on behalf of the Company.

Until July 28, 2009, Product Manager managed the construction of, and until September 28, 2009 the operation of, the tankers for the Company, for which it received through May 2009, the following, subject to certain specified limitations:

•	an oversight fee of $1,000 per tanker, payable ratably over the course of construction of such tanker;

•	an annual management fee of $1,000 for each completed tanker that is operated by the Company; and

•	a delivery fee of up to $750 per tanker, depending on the delivery date and cost of construction.

The management agreement between Product Manager and the Company had an initial term of 10 years, subject to early termination under certain circumstances. The obligations under the management agreement were being performed by employees of US Shipping General Partner LLC, the Partnership’s general partner. For the years ended December 31, 2009 and 2008, the Partnership earned $786 and $1,435, respectively, in oversight fees from the Company. Subsequent to the delivery of the Golden State vessel in January 2009, the Partnership earned a delivery fee of $750 and management fees of $455 from the Company. The oversight, management and delivery fees are recorded by the Company within Management Fees expense in the accompanying Consolidated Statements of Operations.

In connection with the settlement of litigation between the USS Entities and the Blackstone/Cerberus Entities, as described in Note 2, the management agreement (except for certain provisions) was terminated and Product Manager ceased to manage the Company. As a result, a $14,000 settlement fee was paid to the Product Manager and recorded as Settlement Fees and Related Legal Expenses in the accompanying Consolidated Statements of Operations.

In December 2007, Product Manager agreed to assume responsibility for certain site supervision activities previously performed by the Company in exchange for fees that total $1,000 per vessel constructed, subject to certain limitations, in addition to the oversight fees. In 2008, Product Manager earned $1,435 in fees for these site supervision activities. These fees are capitalized by the Company as a cost of the tanker construction. In January 2009, the Company reassumed these responsibilities and engaged a third party to provide these site supervision services.

As discussed in Note 2, Product Manager earned $250 and $500 during 2010 and 2009, respectively, for cost savings realized on the construction of one vessel completed in each of the respective years. The cost savings were accrued within Due to USS Entities at December 31, 2010 and 2009 and capitalized as a cost to the respective vessels. The $500 cost savings was paid by the Company in the first quarter of 2010. The aggregate payable recorded within Due to USS Entities in the accompanying Consolidated Balance Sheets was $320 and $759 at December 31, 2010 and 2009, respectively.

Blackstone/Cerberus Entities

The Company pays an annual administration fee of $300 for the Sponsor Facility to an affiliate of certain of the Class A Members. This fee is recognized as a component of interest expense, in the accompanying consolidated financial statements.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

In 2010, the Company recorded $32,279 for interest-in-kind payments that were capitalized in the Sponsor Facility balance, including an interest-in-kind accrual of $26,812 at December 31, 2010. The Company paid interest of $6,283 and $9,289 in 2009 and 2008, respectively, on the Sponsor Facility directly to certain of the Blackstone/Cerberus Entities. The 2009 payments represented interest payments through the Company’s June 2009 monthly payment. Subsequently, the Company recorded $8,431 for interest-in-kind payments that were capitalized in the Sponsor Facility balance, including an accrual of $608 at December 31, 2009. The Company estimates total paid-in-kind interest of $332,699 to be capitalized under the amended Sponsor Facility for the period May 5, 2010 through May 5, 2016.

Note 12—Derivative Instruments

Effective April 1, 2007, the Company entered into a nine-year interest rate cap, with a notional amount of $100,000, for $1,924, including transaction fees. This interest rate cap of the three-month U.S. Dollar LIBOR of 6.0% is intended to reduce the potential negative impacts to the Company’s cash flows that could result in movements in interest rates between the date a chartering contract is entered into and the anticipated sale.

The Company recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. Changes in the fair value of those instruments are reported in earnings, as the Company did not designate the interest rate cap as a hedge. The fair market value of the interest rate cap at December 31, 2010 and 2009 was $965 and $2,526, respectively, and is recorded as a long-term asset in Other Assets in the accompanying Consolidated Balance Sheets. The change in the fair value of the derivative financial instrument was recorded to Derivative (Losses) Gains as losses of $1,561, gains of $1,751, and losses of $1,175 for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 13—Fair Value of Financial Instruments

The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

•	Cash and cash equivalents and restricted cash—the carrying amounts approximate fair value because of the relatively short time between the origination of the instrument and its expected realization.

•

Derivative financial instruments—the fair value of the interest rate cap is developed from market-based inputs under the income approach, as obtained from a brokerage agency, using cash flows discounted at relevant market interest rates.

•

Long-term debt—The fair value of long-term debt is estimated based on each obligation’s characteristics, using the borrowing rates currently available for the same or similar issues for debt of the same remaining maturities, and discounted back to the present value. The Company regularly monitors its credit risk in evaluating its fair value of long-term debt. Significant factors evaluated include changes in margin on its various loans and its ability to make future debt payments. At December 31, 2010, the carrying value and estimated fair value of the Company’s debt was $639,985 and $655,971, respectively. At December 31, 2009, the carrying value and estimated fair value of the Company’s debt was $414,200 and $412,143, respectively.

The following valuation hierarchy prioritizes the inputs for valuation used to measure fair value into three broad levels as follows:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

Level 3: Unobservable inputs that are not corroborated by market data.

The Company utilizes the best available information in measuring fair value. The Company has determined that its interest rate cap is valued using Level 2 inputs.

Note 14—Commitments and Contingencies

As discussed in Note 6, the Company has a contract for the construction of five product tankers which were delivered in January 2009, June 2009, December 2009, July 2010 and December 2010, respectively. The Company currently expects the cost to construct these five tankers to aggregate approximately $670,707. Payments of $668,872 have been made under these construction contracts as of December 31, 2010, including payments of $162,100, $210,205 and $222,526 made during the years ended December 31, 2010, 2009 and 2008, respectively. The Company estimates that it will make payments under this construction contract of approximately $1,835 in 2011.

Since July 28, 2009, the Company has engaged a third party to provide administrative, construction oversight supervision, and management services for the construction and operation of its vessels, subject to a management and construction supervision agreement (the “Agreement”). The Agreement has an initial term of 5 years with a one year extension option and is subject to early termination at any time and without cause upon 90 days notice.

Note 15—Financial Information by Segments and Geographic Area

The Company’s business is to charter its tankers primarily in the U.S. domestic Jones Act trades to customers in the petroleum industry to and from destination points in the coastwise United States. In future months, two of the Company’s vessels may operate worldwide, depending on the needs of the customer. Each of the Company’s vessels represents an operating segment. These segments are aggregated into one reportable segment because they possess similar economic characteristics and all vessels are the same design and carry petroleum products in the U.S. coastwise trade.

Note 16—Guarantor Subsidiaries

APT Parent, a wholly-owned subsidiary of APT Holding (the “Parent”), and AP Tankers Co., a wholly-owned subsidiary of APT Parent, (collectively, the “Subsidiary Issuers”), issued the Notes in May 2010. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by APT Holding and all of APT Parent’s wholly-owned subsidiaries: APT, Intermediate Holdco, and Intermediate Holdco’s wholly-owned subsidiaries, JV Tanker Charterer LLC, PI 2 Pelican State LLC, and APT Sunshine State LLC (collectively the “Guarantor Subsidiaries”).

The guarantees by Parent and Guarantor Subsidiaries are senior secured obligations: equal in right of payment with any of their existing and future senior indebtedness but senior with any of their existing and future unsecured indebtedness to the extent of the value of the collateral securing the Notes; senior to any of their existing and future subordinated indebtedness; junior with any of their existing and future indebtedness with respect to any credit agreement, certain maritime liens or that are secured by assets other than the collateral securing the Notes; and junior to any existing and future obligations of any non-guarantor subsidiaries. The Notes are secured by a first priority lien on substantially all of the assets of APT Parent and its subsidiaries subject to certain exceptions and permitted liens.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

Parent is a holding company whose only asset is its ownership interests in its subsidiaries. The Company conducts virtually all of its business operations through APT Parent and its subsidiaries. The activities for the Subsidiary Issuers relate only to the issuance and servicing of the Notes and payroll for administrative personnel. Accordingly, the Company’s only material sources of cash are dividends and distributions with respect to its ownership interests in APT and the subsidiaries of Intermediate Holdco that are derived from the earnings and cash flow generated by APT and the subsidiaries of Intermediate Holdco. Through December 31, 2010, no dividends have been paid.

The following tables set forth, on a consolidating basis, the balance sheets, statements of operations and statements of cash flows for Parent, Subsidiary Issuers and Guarantor Subsidiaries for all financial statement periods presented in the Company’s consolidated financial statements. The Subsidiary Issuers allocate interest expense to the Guarantor Subsidiaries for capitalization towards the cost of the vessels under construction. Intercompany cash advances and loans made primarily for the purpose of short-term operating needs are included in cash flows from operating activities.

	Consolidating Balance Sheet as of December 31, 2010
	Parent (Guarantor)	Subsidiary Issuers	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$—	$—	$18,241	$—	$18,241
Accounts receivables	—	—	11,095	—	11,095
Prepaid expenses and other current assets	—	—	453	—	453
Restricted cash	—	7,923	—	—	7,923

Total Current Assets	—	7,923	29,789	—	37,712
Receivables due from affiliates, net	—	247,683	—	(247,683)	—
Deferred financing costs, net	—	9,113	3,142	—	12,255
Investment in affiliates	89,651	108,991	—	(198,642)	—
Other assets	—	—	3,573	—	3,573
Vessels and construction in progress, net	—	—	692,178	—	692,178

Total Assets	$89,651	$373,710	$728,682	$(446,325)	$745,718

Liabilities and Members’ Equity
Accrued expenses and other liabilities	$—	$1,164	$5,221	$—	$6,385
Accrued interest	—	4,869	—	—	4,869
Payable due USS Entities	—	—	320	—	320
Unearned revenue	—	—	4,508	—	4,508

Total Current Liabilities	—	6,033	10,049	—	16,082
Payables due to affiliates, net	—	—	247,683	(247,683)	—
Long-term debt	—	278,026	361,959	—	639,985

Total Liabilities	—	284,059	619,691	(247,683)	656,067
Members’ Equity	89,651	89,651	108,991	(198,642)	89,651

Total Liabilities and Members’ Equity	$89,651	$373,710	$728,682	$(446,325)	$745,718

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	Consolidating Balance Sheet as of December 31, 2009
	Parent (Guarantor)	Subsidiary Issuers	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$—	$—	$7,893	$—	$7,893
Accounts receivables	—	—	4,517	—	4,517
Prepaid expenses and other current assets	—	—	406	—	406
Restricted cash	—	—	800	—	800

Total Current Assets	—	—	13,616	—	13,616
Restricted cash, net of current portion	—	—	2,000	—	2,000
Deferred financing costs, net	—	—	9,720	—	9,720
Other assets	—	—	3,986	—	3,986
Vessels and construction in progress, net	—	—	624,080	—	624,080

Total Assets	$—	$—	$653,402	$—	$653,402

Liabilities and Members’ Equity
Accrued expenses and other liabilities	$—	$—	$90,199	$—	$90,199
Accrued interest	—	—	510	—	510
Payable due USS Entities	—	—	759	—	759
Unearned revenue	—	—	3,291	—	3,291
Current portion of long-term debt	—	—	12,384	—	12,384

Total Current Liabilities	—	—	107,143	—	107,143
Long-term debt, net of current portion			414,200		414,200

Total Liabilities	—	—	521,343	—	521,343
Members’ Equity	—	—	132,059	—	132,059

Total Liabilities and Members’ Equity	$—	$—	$653,402	$—	$653,402

	Consolidating Statement of Operations For the Year Ended December 31, 2010
	Parent (Guarantor)	Subsidiary Issuers	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$—	$63,600	$—	$63,600

Expenses:
Vessel operating expenses	—	—	24,771	—	24,771
General and administrative expenses	—	694	1,364	—	2,058
Depreciation	—	—	17,302	—	17,302
Management fees	—	—	2,489	—	2,489

Total Expenses	—	694	45,926	—	46,620

Operating (loss) income	—	(694)	17,674	—	16,980

Other (expense) income:
Interest income	—	123	2	—	125
Interest expense	—	(18,769)	(31,543)	—	(50,312)
Equity in losses of subsidiaries	(42,408)	(23,068)	—	65,476	—
Debt extinguishment expense	—	—	(7,640)	—	(7,640)
Derivative losses	—	—	(1,561)	—	(1,561)

Net loss	$(42,408)	$(42,408)	$(23,068)	$65,476	$(42,408)

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	Consolidating Statement of Operations For the Year Ended December 31, 2009
	Parent (Guarantor)	Subsidiary Issuers	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$—	$28,867	$—	$28,867

Expenses:
Vessel operating expenses	—	—	11,917	—	11,917
General and administrative expenses	—	—	1,063	—	1,063
Depreciation	—	—	8,398	—	8,398
Management fees	—	—	2,740	—	2,740
Settlement fees and related legal expenses	—	—	17,901	—	17,901

Total Expenses	—	—	42,019	—	42,019

Operating loss	—	—	(13,152)	—	(13,152)

Other (expense) income:
Interest income	—	—	15	—	15
Interest expense	—	—	(8,639)	—	(8,639)
Derivative gains	—	—	1,751	—	1,751

Net loss	$—	$—	$(20,025)	$—	$(20,025)

	Consolidating Statement of Operations For the Year Ended December 31, 2008
	Parent (Guarantor)	Subsidiary Issuers	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$—	$—	$—	$—

Expenses:
Vessel operating expenses	—	—	214	—	214
General and administrative expenses	—	—	201	—	201
Management fees	—	—	1,434	—	1,434

Total Expenses	—	—	1,849	—	1,849

Operating loss	—	—	(1,849)	—	(1,849)

Other (expense) income:
Interest income	—	—	2	—	2
Interest expense	—	—	(5)	—	(5)
Derivative losses	—	—	(1,175)	—	(1,175)

Net loss	$—	$—	$(3,027)	$—	$(3,027)

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	Consolidating Statement of Cash Flows For the Year Ended December 31, 2010
	Parent (Guarantor)	Subsidiary Issuers	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
OPERATING ACTIVITIES:
Net loss	$(42,408)	$(42,408)	$(23,068)	$65,476	$(42,408)
Adjustments to reconcile net loss to net cash provided by operating activities:
Straight-line charter revenues	—	—	(1,148)	—	(1,148)
Depreciation	—	—	17,302	—	17,302
Amortization of deferred financing costs	—	1,261	1,752	—	3,013
Amortization of discount on notes issued	—	997	—	—	997
Equity in losses of subsidiaries	42,408	23,068	—	(65,476)	—
Debt prepayment penalty fees	—	—	2,814	—	2,814
Write-off of deferred financing costs	—	—	4,826	—	4,826
Derivative losses	—	—	1,561	—	1,561
Interest paid-in-kind	—	—	32,279	—	32,279
Changes in current assets and liabilities:
Accounts receivable	—	—	(6,578)	—	(6,578)
Prepaid expenses and other current assets	—	—	(47)	—	(47)
Accrued expenses and other liabilities	—	5,550	(774)	—	4,776
Payable due USS Entities	—	—	(166)	—	(166)
Unearned revenue	—	—	1,217	—	1,217
Change in receivables due from/payables due to affiliates, net	—	11,898	(11,898)	—	—

Net cash provided by operating activities	—	366	18,072	—	18,438

INVESTING ACTIVITIES:
(Payments to) receipts from affiliates for construction payment	—	(162,100)	162,100	—	—
Vessel and construction in progress additions	—	—	(170,387)	—	(170,387)
Deposits of restricted cash	—	(170,023)	(800)	—	(170,823)
Withdrawals of restricted cash	—	162,100	3,600	—	165,700

Net cash used in investing activities	—	(170,023)	(5,487)	—	(175,510)

FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	277,029	—	—	277,029
(Payments to) receipts from affiliates for debt prepayment	—	(97,481)	97,481	—	—
Payment on long-term debt	—	—	(96,904)	—	(96,904)
Debt prepayment penalty fees	—	—	(2,814)	—	(2,814)
Payment of debt issuance costs	—	(9,891)	—	—	(9,891)

Net cash provided by (used in) financing activities	—	169,657	(2,237)	—	167,420

Net increase in cash and cash equivalents	—	—	10,348	—	10,348
Cash and cash equivalents at beginning of year	—	—	7,893	—	7,893

Cash and cash equivalents at end of year	$—	$—	$18,241	$—	$18,241

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	Consolidating Statement of Cash Flows For the Year Ended December 31, 2009
	Parent (Guarantor)	Subsidiary Issuers	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
OPERATING ACTIVITIES:
Net loss	$—	$—	$(20,025)	$—	$(20,025)
Adjustments to reconcile net loss to net cash used in operating activities:
Straight-line charter revenues	—	—	(1,460)	—	(1,460)
Depreciation	—	—	8,398	—	8,398
Amortization of deferred financing costs	—	—	2,977	—	2,977
Derivative gains	—	—	(1,751)	—	(1,751)
Interest paid-in-kind	—	—	8,431	—	8,431
Changes in current assets and liabilities:
Accounts receivable	—	—	(4,517)	—	(4,517)
Prepaid expenses and other current assets	—	—	(227)	—	(227)
Accrued expenses and other liabilities	—	—	3,650	—	3,650
Payable due USS Entities	—	—	(426)	—	(426)
Unearned revenue	—	—	3,291	—	3,291

Net cash used in operating activities	—	—	(1,659)	—	(1,659)

INVESTING ACTIVITIES:
Vessel and construction in progress additions	—	—	(223,309)	—	(223,309)
Deposits of restricted cash	—	—	(2,800)	—	(2,800)

Net cash used in investing activities	—	—	(226,109)	—	(226,109)

FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	—	100,000	—	100,000
Proceeds from revolver borrowings	—	—	144,528	—	144,528
Payment on long-term debt	—	—	(3,096)	—	(3,096)
Payment of debt issuance costs	—	—	(5,787)	—	(5,787)

Net cash provided by financing activities	—	—	235,645	—	235,645

Net increase in cash and cash equivalents	—	—	7,877	—	7,877
Cash and cash equivalents at beginning of year	—	—	16	—	16

Cash and cash equivalents at end of year	$—	$—	$7,893	$—	$7,893

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	Consolidating Statement of Cash Flows For the Year Ended December 31, 2008
	Parent (Guarantor)	Subsidiary Issuers	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
OPERATING ACTIVITIES:
Net loss	$—	$—	$(3,027)	$—	$(3,027)
Adjustments to reconcile net loss to net cash used in operating activities:
Derivative losses	—	—	1,175	—	1,175
Changes in current assets and liabilities:
Accrued expenses and other liabilities	—	—	(32)	—	(32)
Payable due USS Entities	—	—	522	—	522

Net cash used in operating activities	—	—	(1,362)	—	(1,362)

INVESTING ACTIVITIES:
Vessel and construction in progress additions	—	—	(233,393)	—	(233,393)

Net cash used in investing activities	—	—	(233,393)	—	(233,393)

FINANCING ACTIVITIES:
Contributions by members	—	—	99,572	—	99,572
Proceeds from revolver borrowings	—	—	135,491	—	135,491
Payment of revolver fee	—	—	(300)	—	(300)

Net cash provided by financing activities	—	—	234,763	—	234,763

Net increase in cash and cash equivalents	—	—	8	—	8
Cash and cash equivalents at beginning of year	—	—	8	—	8

Cash and cash equivalents at end of year	$—	$—	$16	$—	$16

Note 17—Subsequent Events

The Company evaluated events and transactions that occurred during the period from December 31, 2010, the date of the balance sheet, through March 15, 2011, the date of issuance of the consolidated financial statements, and identified the following transaction that should be disclosed:

On March 8, 2011, the Company received $7,026 in funds released from the restricted cash escrow account containing the remaining proceeds of the issuance of the Notes, as described at Note 4.

PROSPECTUS DATED April 13, 2011

AMERICAN PETROLEUM TANKERS PARENT LLC

AP TANKERS CO.

$285,000,000

OFFER TO EXCHANGE

$285,000,000 in Aggregate Principal Amount of 10 1/4% First Priority Senior Secured Notes due 2015, Series B

for all outstanding

$285,000,000 in Aggregate Principal Amount of 10 1/4% First Priority Senior Secured Notes due 2015, Series A

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until July 12, 2011 (90 days from the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.